     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             FITNESS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            7991                           94-3215690
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

               5020 FRANKLIN DRIVE, PLEASANTON, CALIFORNIA 94588
                                 (925) 416-3100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               GILBERT K. FREEMAN
                            CHIEF FINANCIAL OFFICER
                             FITNESS HOLDINGS, INC.
                              5020 FRANKLIN DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 416-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

      Mr. David E. King              Frank L. Schiff, Esq.               Mark Kessel, Esq.
 McCown De Leeuw & Co., Inc.           White & Case LLP                 Shearman & Sterling
     65 East 55th Street          1155 Avenue of the Americas           599 Lexington Avenue
         36th Floor              New York, New York 10036-2787     New York, New York 10022-6069
  New York, New York 10022              (212) 819-8200                     (212) 848-4000
       (212) 355-5500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM                               AMOUNT OF
    SECURITIES TO BE REGISTERED            AGGREGATE OFFERING PRICE (1)(2)                     REGISTRATION FEE
Common Stock........................                 $75,000,000                                   $22,125

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457.

(2) The amount of shares registered also includes any shares initially offered or sold outside the United States that are thereafter sold or resold in the United States. Offers and sales of shares outside the United States are being made pursuant to the exemption afforded by Rule 901 of Regulation S and this Registration Statement shall not be deemed effective with respect to such offers and sales.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 8, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                [LOGO]

                                        SHARES

                             FITNESS HOLDINGS, INC.

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                            ------------------------

    Of the       shares of Common Stock offered,       shares are being offered
by the Company in the United States and       shares are being offered by the
Company in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

    Prior to the offering, there has been no public market for the Common Stock. It is estimated that the initial public offering price per share will be between
$         and $         . For factors considered in determining the initial
public offering price, see "Underwriting."

    SEE "RISK FACTORS", BEGINNING ON PAGE 10, FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    Application will be made to list the Common Stock for trading on the Nasdaq National Market, subject to official notice of issuance, under the symbol "FITN".

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                               INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                               OFFERING PRICE          DISCOUNT (1)            COMPANY (2)
                                            ---------------------  ---------------------  ---------------------
Per Share.................................       $                      $                      $
Total(3)..................................       $                      $                      $

------------------------

(1) The Company and the MDC Entities have agreed to indemnify the U.S. Underwriters and the International Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $      payable by the Company.

(3) The MDC Entities have granted the U.S. Underwriters an option for 30 days to
    purchase up to an additional       shares of Common Stock at the initial
    public offering price per share, less the underwriting discount solely to cover over-allotments. Additionally, the MDC Entities have granted the International Underwriters a similar option with respect to an additional shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the MDC Entities will be $      ,
    $      and $      , respectively. See "Underwriting."

                            ------------------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1998, against payment therefore in immediately available funds.

GOLDMAN, SACHS & CO.

         BT ALEX( BROWN

                  NATIONSBANC MONTGOMERY SECURITIES LLC

                            ------------------------

               The date of this Prospectus is            , 1998.

 [Photographs of fitness centers/Map indicating locations of fitness centers.]

    THE COMPANY INTENDS TO FURNISH TO ITS STOCKHOLDERS AUDITED ANNUAL FINANCIAL STATEMENTS AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION FOR THE FIRST THREE FISCAL QUARTERS OF EACH FISCAL YEAR OF THE COMPANY.
                           --------------------------

    CERTAIN PERSONS PARTICIPATING IN THESE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THESE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO THE "COMPANY" OR "24 HOUR FITNESS" SHALL BE DEEMED TO REFER TO FITNESS HOLDINGS, INC. AND ITS SUBSIDIARIES AND ITS PREDECESSORS, AND ALL REFERENCES TO "HOLDINGS" SHALL BE DEEMED TO REFER TO FITNESS HOLDINGS, INC., IN EACH CASE UNLESS INDICATED OTHERWISE. ALL REFERENCES TO FISCAL YEARS CONTAINED HEREIN SHALL BE DEEMED TO REFER TO THE APPLICABLE FISCAL YEAR OF THE COMPANY, WHICH ENDS ON DECEMBER 31. UNLESS OTHERWISE INDICATED, THE SOURCES FOR ALL INDUSTRY DATA AND STATISTICS CONTAINED HEREIN ARE ESTIMATES CONTAINED IN OR DERIVED FROM INDUSTRY STUDIES BELIEVED BY THE COMPANY TO BE RELIABLE, AND ALL OF THE COMPANY'S OPERATING DATA IS PRESENTED AS OF APRIL 30, 1998. UNLESS OTHERWISE INDICATED,
ALL INFORMATION CONTAINED IN THIS PROSPECTUS REFLECTS (I) A   -FOR-1 STOCK SPLIT
DECLARED ON             , 1998 AND DISTRIBUTED ON             , 1998 AND (II) NO
EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS.

                                   THE COMPANY

    The Company is a leading owner-operator of fitness centers, operating 173 facilities under the brand name "24 Hour Fitness" in nine western States. Through these facilities, the Company provides a broad array of fitness, sport, nutritional and other services to its 1.6 million members. The Company has grown to become the second largest commercial owner-operator of fitness centers in the United States in terms of revenues and number of fitness centers, and is the largest commercial owner-operator of fitness centers in California, the industry's largest market. The Company believes that it differentiates itself from its competitors by offering: (i) 24 hour access at a majority of its facilities; (ii) consistently well-equipped, well-maintained fitness centers;
(iii) professionally trained staff focused on quality customer service; and (iv) month-to-month membership plans that feature low initiation fees and affordable monthly dues. The Company's net revenues have increased from $33.0 million in fiscal 1993 to $261.9 million in fiscal 1997, and its EBITDA has increased from a negative $0.5 million in fiscal 1993 to a positive $13.4 million in fiscal 1997.

    The Company operates 123 fitness-only centers and 50 multi-sport centers. Fitness-only centers are typically less than 25,000 square feet and offer aerobic, cardiovascular and weight lifting facilities. Multi-sport centers are typically between 25,000 and 60,000 square feet and, in addition to the services and amenities offered by fitness-only centers, offer one or more of the following additional amenities: squash courts, racquetball courts, basketball courts, swimming pools, steam and sauna rooms, and whirlpools. As part of its clustering strategy, the Company often locates multi-sport centers in a market with several fitness-only centers and offers its members the use of both types of facilities for a higher membership fee.

    The Company believes that the health and fitness center industry has been enjoying, and will continue to enjoy, a period of pronounced growth. The industry has benefited from, and helped to create, an increasing awareness among the general public of the importance of physical exercise as a condition for good health. The International Health, Racquet and Sportsclub Association ("IHRSA") reported that, in 1997, there were approximately 13,800 commercial health and fitness centers in the United States which generated aggregate revenue of approximately $9.0 billion. American Sports Data, Inc. ("ASDI"), a consumer panel research organization, reported that memberships in health and fitness centers have grown from 13.8 million in 1987 to 20.8 million in 1996.

    The Company estimates that there are fewer than 20 companies that own and operate more than 20 commercial health and fitness centers in the United States. The Company believes that the fragmented nature of this industry presents significant opportunities for the Company to grow its operations by continuing to pursue its acquisition strategy. As the second largest commercial multi-site owner-operator in the United States, the Company enjoys substantial economies of scale in management, advertising, and purchasing of equipment and supplies.

    The Company pursues a three-pronged growth strategy based upon (i) maximizing revenue growth and profit margins at existing fitness centers through growth in new memberships and sales of ancillary products and services, (ii) acquiring single-site and multi-site chains of fitness centers as a method of entering new markets and furthering its clustering strategy, and (iii) developing new fitness centers on a greenfield basis.

                               OPERATING STRATEGY

    The Company pursues a disciplined operating strategy which has helped to successfully position "24 Hour Fitness" as a nationally recognized brand of fitness centers. The Company attributes its growth and performance to several factors, including the following:

    CONVENIENT ACCESS. Since the Company believes that convenience is a high priority for its members, a majority of the Company's facilities are open 24 hours a day, seven days a week. In addition, the Company's clustering strategy provides convenient access to multiple locations near its members' homes and places of work.

    WELL-EQUIPPED, WELL-MAINTAINED FITNESS CENTERS. The Company is committed to offering fitness centers that are fully equipped with the latest in sports technology and equipment, including complete lines of state-of-the-art cardiovascular equipment, free weights and weight training machines. The Company has a comprehensive maintenance and capital expenditure program designed to continually maintain and upgrade its exercise equipment and facilities. In addition, the Company believes that the cleanliness and maintenance of its facilities are important to existing and prospective members, and therefore employee compensation is linked to these factors.

    PROFESSIONALLY TRAINED, CUSTOMER-ORIENTED FITNESS SERVICE STAFF. Each of the Company's fitness centers features a professionally trained staff to assist and supervise members with their exercise regimens. Through training and ongoing educational requirements, the Company ensures that its fitness service staff provides safe, consistent and effective exercise assistance and supervision.

    AFFORDABLE PRICING STRUCTURE. Members of the Company's fitness centers enjoy quality health and fitness services at affordable prices. The Company's individual monthly dues for new members typically range from $19 to $35, and individual one-time initiation fees for new members typically range from $49 to $299, depending upon the type of membership plan, the particular fitness center and its amenities. These membership plans differentiate the Company from some of its competitors that charge a substantial one-time initiation fee. Emphasizing monthly dues encourages a focus on quality customer service which management believes results in higher customer satisfaction and improved member retention. In fiscal 1997, approximately 70% of the Company's net revenues were from monthly dues. In excess of 90% of the Company's dues collected monthly are paid by electronic funds transfer, which the Company believes significantly increases collection rates of, and reduces the cost of collecting, monthly dues.

    HIGH MEMBER RETENTION RATES. The Company devotes significant attention to retaining its members and, as a result, has been able to achieve what it believes to be some of the highest member retention rates among commercial multi-site fitness center owner-operators. These high member retention rates provide the Company with a stable base of recurring revenues and reduce costs associated with membership attrition. Existing members are also an important source of new member referrals.

    CLUSTERING OF FITNESS CENTERS. The Company seeks to establish a prominent presence in each of its markets by clustering several fitness centers in a particular area. This strategy enables the Company to achieve significant market penetration and to leverage management, advertising and purchasing expenses thereby achieving greater economies of scale. This strategy also promotes recognition of the "24 Hour Fitness" brand name and contributes to high member retention rates.

    STRONG BRAND NAME. The Company devotes substantial resources to advertising and marketing aimed at enhancing its brand image. The Company employs a full time corporate advertising staff that oversees its radio, television, print and direct response advertising, image advertising and promotional events aimed at attracting new members and developing the "24 Hour Fitness" brand name. The Company also allocates a portion of its advertising and promotion budget to local club managers to enable them to engage in local advertising and promotions at the individual facility level.

    HIGHLY EXPERIENCED MANAGEMENT TEAM. The Company's management team has been at the forefront of the fitness industry for over 15 years and is led by the Company's founder, Mark S. Mastrov, who started the Company with a single fitness center in 1983. As the Company's business has grown, Mr. Mastrov has recruited and developed an experienced management team. The seven senior members of this team have more than 94 cumulative years of experience in the health and fitness center industry.

                                 GROWTH STRATEGY

    From January 1, 1996 to April 30, 1998, the Company grew from 109 facilities to 173 facilities. The Company plans to continue to expand by opening and acquiring a total of at least 35 fitness centers in fiscal 1998 (of which 16 had been opened or acquired by April 30, 1998) and approximately 35 additional fitness centers in fiscal 1999. This planned expansion is expected to be accomplished through the construction of new greenfield facilities, the acquisition of individual fitness centers, primarily in existing markets, and the acquisition of multi-site operators in new and existing markets. The Company has developed a three-pronged growth strategy that builds on the successes of the Company's management in operating, developing and acquiring fitness centers. The key elements of this growth strategy are:

    INCREASE REVENUES AND OPERATING INCOME AT EXISTING FITNESS CENTERS. The Company seeks to leverage the operating performance of its existing fitness centers through growth in fitness center revenues. Due to the high fixed cost component of operating expenses, revenue growth at existing clubs generally results in significantly increased operating income and cash flow. Total combined revenues, before change in deferred revenues, at fitness centers which the Company operated at least 13 months increased 13.8% in fiscal 1996, 12.9% in fiscal 1997 and 16.9% in the three months ended March 31, 1998. The Company's strategy for increasing revenues and operating income in existing fitness centers emphasizes the following:

    - ATTRACT NEW MEMBERS. The Company uses a variety of methods to attract new members, including radio, television, print and direct response advertising, image advertising, existing member referral programs and sponsorship of numerous community programs. The Company also seeks to increase its membership by offering corporate membership programs and establishing relationships with health maintenance organizations ("HMOs"). The Company has approximately 5,000 companies participating in its corporate membership programs with approximately 200,000 members enrolled.

    - INCREASE ANCILLARY REVENUES. The Company has developed a broad portfolio of complementary services and products, including: one-on-one personal training services, weight loss and nutritional counseling, and retail offerings of athletic clothing, juices, sports drinks and nutritional supplements. The Company believes that further expansion of these ancillary products and services, particularly in its more recently opened or acquired fitness centers, will provide an opportunity to continue to increase net revenues. Revenues from ancillary services were $15.8 million for fiscal 1996 and $34.2 million for fiscal 1997, or approximately 8.8% and 13.1% of net revenues, respectively, for each period.

    ACQUIRE ADDITIONAL FITNESS CENTERS. Historically, acquisitions of fitness centers have played a key role in the Company's growth strategy. From January 1, 1996 through March 31, 1998, the Company acquired 46 additional fitness centers, of which 36 were acquired in acquisitions of multi-site operators. In addition, as of June 1, 1998, the Company had entered into letters of intent with respect to an additional two acquisitions of multi-site operators representing an additional 12 fitness centers. The Company purchases individual fitness centers primarily in existing markets in order to increase its economies of scale, further its clustering strategy and increase its market share. Acquisitions of underperforming fitness centers also provide the Company with opportunities to improve operating performance through the implementation of the Company's operating strategy. The Company has and will continue to pursue acquisitions of multi-site operators and individual fitness centers having a combination of attractive locations, strong management teams and significant growth potential.

    DEVELOP NEW LOCATIONS. From January 1, 1996 through March 31, 1998, the Company developed 19 greenfield fitness centers as a complement to its acquisition strategy. Developing greenfield sites allows the Company to control every aspect of the design and construction of a fitness center in accordance with its operational philosophy. The Company develops fitness centers on a greenfield basis both as a way of entering new markets and expanding its presence in existing markets.

                            ------------------------

    Holdings was incorporated in Delaware in November 1994 as a holding company for its principal operating subsidiary, 24 Hour Fitness, Inc., a California corporation, which was incorporated in June 1983.

    The Company's principal executive offices are located at 5020 Franklin Drive, Pleasanton, California 94588, and its telephone number is (925) 416-3100.

                               THE OFFERINGS (1)

Shares of Common Stock Offered:
  United States Offering.....................  shares
  International Offering.....................  shares
    Total....................................  shares

Total Common Stock to be Outstanding after
  the Offerings..............................  shares

Use of Proceeds (2)..........................  Up to $   million of the net proceeds of the
                                               Offerings will be used to reduce the
                                               outstanding indebtedness under the Senior
                                               Credit Facility (as defined herein),
                                               approximately $6.0 million will be used to
                                               pay the Success Fee (as defined herein) under
                                               an existing contractual arrangement to Banque
                                               Nationale de Paris ("BNP"), the lender under
                                               the Senior Credit Facility, approximately
                                               $      million of the net proceeds to pay a
                                               fee to certain MDC Entities in connection
                                               with the termination of the existing
                                               Management Services Agreement with such
                                               entities and the remaining proceeds of the
                                               Offerings will be used for general corporate
                                               purposes. See "Use of Proceeds",
                                               "Management's Discussion and Analysis of
                                               Financial Condition and Results of Operations
                                               -- Overview" and "Certain Relationships and
                                               Related Transactions."

Proposed Nasdaq National Market Symbol.......  FITN

------------------------

(1) Excludes           shares issuable upon the exercise of outstanding options
    and warrants. Immediately prior to the consummation of the Offerings,
    approximately    of these options were fully vested. Upon consummation of
    the Offerings an additional    options will vest pursuant to the terms of
    the Company's equity incentive plans.

(2) Holdings will not receive any proceeds from the sale of shares of Common Stock by the MDC Entities (as defined herein), pursuant to the Underwriters' over-allotment options, if, and to the extent that, such options are exercised. See "Principal and Selling Stockholders."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                         HISTORICAL
                                                                                                           PRO FORMA       THREE
                                                                     HISTORICAL                           FISCAL YEAR     MONTHS
                                                                 FISCAL YEAR ENDED                           ENDED         ENDED
                                                                    DECEMBER 31,                         DECEMBER 31,    MARCH 31,
                                              --------------------------------------------------------  ---------------  ---------
                                                1993       1994        1995        1996        1997         1997(1)        1997
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
STATEMENT OF OPERATIONS DATA:
Net revenues (2):
  Membership revenues.......................  $  35,612  $  39,684  $  108,668  $  196,573  $  258,776    $   263,503    $  61,696
  Change in deferred revenues...............     (4,227)    (1,304)    (18,683)    (32,403)    (31,069)       (32,355)     (10,131)
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
    Net membership revenues.................     31,385     38,380      89,985     164,170     227,707        231,148       51,565
  Ancillary revenues........................      1,639      2,891       8,009      15,839      34,197         35,429        6,425
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
    Total net revenues......................     33,024     41,271      97,994     180,009     261,904        266,577       57,990
Operating expenses:
  Fitness center operating expenses.........     26,044     32,689      83,947     162,054     226,809        230,314       50,981
  General and administrative expenses (3)...      8,377      6,018      17,441      24,830      30,866         31,119        6,386
  Depreciation and amortization.............      1,942      2,494       7,447      13,653      20,244         20,880        4,133
  Provision for severance...................     --         --          --           3,600         635            635       --
  Change in deferred membership origination
    costs (4)...............................       (890)      (718)     (5,838)    (10,244)     (9,843)        (9,843)      (2,598)
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
    Total operating expenses................     35,473     40,483     102,997     193,893     268,711        273,105       58,902
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
Income (loss) from operations...............     (2,449)       788      (5,003)    (13,884)     (6,807)        (6,528)        (912)
Interest expense (5)........................        101        165       5,600       9,280      18,372         18,865        2,917
Debt offering costs (6).....................     --         --          --          --             999            999       --
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
Income (loss) before income taxes...........     (2,550)       623     (10,603)    (23,164)    (26,178)       (26,392)      (3,829)
Income tax benefit (expense)................        956       (260)      3,853       8,394       9,171          9,260        1,371
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
Net income (loss)...........................  $  (1,594) $     363  $   (6,750) $  (14,770) $  (17,007)   $   (17,132)   $  (2,458)
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
                                              ---------  ---------  ----------  ----------  ----------  ---------------  ---------
Net income (loss) per share (7):
  Basic.....................................
  Diluted...................................
Weighted average shares outstanding:
  Basic.....................................
  Diluted...................................

SELECTED OPERATING DATA:
EBITDA (8)..................................     $ (507)    $3,282      $2,444      $ (231)    $13,437        $14,352       $3,221
Number of fitness centers open at period
  end.......................................         24         32         109         137         157            157          140
Average revenues per fitness center (9).....     $1,719     $1,472      $1,675      $1,793     $ 1,985        $ 1,986        $ 488
Comparable fitness center revenues increase
  (10)......................................        4.5%       8.0%        8.5%       13.8%       12.9%          12.9%        12.0%


                                                1998
                                              ---------
STATEMENT OF OPERATIONS DATA:
Net revenues (2):
  Membership revenues.......................  $  78,674
  Change in deferred revenues...............    (10,909)
                                              ---------
    Net membership revenues.................     67,765
  Ancillary revenues........................     12,889
                                              ---------
    Total net revenues......................     80,654
Operating expenses:
  Fitness center operating expenses.........     70,598
  General and administrative expenses (3)...      7,585
  Depreciation and amortization.............      5,391
  Provision for severance...................     --
  Change in deferred membership origination
    costs (4)...............................     (2,838)
                                              ---------
    Total operating expenses................     80,736
                                              ---------
Income (loss) from operations...............        (82)
Interest expense (5)........................      5,280
Debt offering costs (6).....................     --
                                              ---------
Income (loss) before income taxes...........     (5,362)
Income tax benefit (expense)................      1,631
                                              ---------
Net income (loss)...........................  $  (3,731)
                                              ---------
                                              ---------
Net income (loss) per share (7):
  Basic.....................................
  Diluted...................................
Weighted average shares outstanding:
  Basic.....................................
  Diluted...................................
SELECTED OPERATING DATA:
EBITDA (8)..................................     $5,309
Number of fitness centers open at period
  end.......................................        172
Average revenues per fitness center (9).....      $ 544
Comparable fitness center revenues increase
  (10)......................................       16.9%

                                                                                              AT MARCH 31, 1998
                                                                                         ---------------------------
                                                                                          ACTUAL    AS ADJUSTED(11)
                                                                                         ---------  ----------------
SELECTED BALANCE SHEET DATA:
Working capital deficit................................................................  $ (75,887)    $
Total assets...........................................................................    266,912
Long-term debt, excluding current portion..............................................    202,877
Stockholders' deficit..................................................................   (109,417)

------------------------------

(1) Represents the pro forma results of the Company's operations assuming that the acquisition of Northwest Fitness, Inc. had occurred on January 1, 1997. See "Pro Forma Combined Financial Information."

(2) Membership revenues in any given period are comprised of all cash collected for non-refundable, one time initiation fees and all membership dues collected in that period, regardless of when services are actually provided. The portion of these membership revenues relating to new member initiation fees are deferred and recognized on a straight line basis over the average expected life of the memberships, currently estimated at 32 months. The portion of these membership revenues relating to dues for services not yet provided are recognized as revenues in the period in which services are actually provided. Change in deferred revenues is the amount of cash collected in a prior period and recognized as revenue in the current period less the amount of cash collected in the current period and deferred and recognized as revenues in a future period.

(3) On February 14, 1997 the Company issued approximately       stock options
    pursuant to its equity incentive plans and recognized a compensation charge of $417,000 in connection with such issuance. Upon completion of the Offerings, certain of these options will vest pursuant to the terms of the Company's equity incentive plans which will cause the Company to recognize an additional compensation charge of $ million in the quarter in which this vesting occurs. Such vesting is currently expected to occur in the third quarter of 1998.

(4) Change in deferred membership origination costs reflects commissions related to new membership sales which are deferred and recognized on a straight-line basis over the average expected life of the memberships, currently estimated at 32 months.

(5) In connection with the Company's fiscal 1997 distributions to its stockholders of $57.5 million, the Company paid a $1.0 million success participation fee to its lender, which is included in interest expense. Upon completion of the Offerings, the Company will be obligated to make an additional Success Fee payment to its lender of approximately $6.0 million, which will be included in interest expense in the quarter in which such payment is made. See Note 12 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

(6) Debt offering costs reflect the write-off of one-time costs associated with a contemplated offering of debt securities.

(7) In fiscal 1997, the Company adopted Statement of Financial Accounting Standard No. 128 "Earnings per Share." All earnings per share amounts presented are in accordance with this statement.

(8) EBITDA is defined as income (loss) from operations before depreciation and amortization. Income (loss) from operations excludes interest, taxes and the write-off of debt offering costs. EBITDA is presented because management believes it is a useful indicator of the Company's capacity to service and/or incur debt and as a measure of the Company's operating performance. EBITDA is not a measure of performance under Generally Accepted Accounting Principles ("GAAP") and should not be considered in isolation or as a substitute for income (loss) from operations or cash flows or as a measure of the Company's profitability or liquidity in assessing the Company's overall financial condition. The Company's measure of EBITDA may not be comparable to similar measures used by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(9) Average revenues per fitness center is calculated as combined membership and ancillary revenues divided by the product of the total number of fitness centers multiplied by their weighted average months in operation. For fiscal 1993 and 1994, average revenues per fitness center do not include revenues from the 24 Hour Workout Centers (as defined herein).

(10) Comparable fitness center revenues increase is calculated by comparing combined membership and ancillary revenues for the current period for fitness centers that were operated by the Company for at least 13 months to combined membership and ancillary revenues for the same period in the prior year. Comparable fitness center revenues increase does not include change in deferred revenues and, therefore, may not be indicative of growth in total net revenues at comparable fitness centers.

(11) Adjusted to reflect the sale by the Company of the Common Stock offered
    hereby at an assumed initial public offering price of $      per share and
    the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES INCLUDING, BUT NOT LIMITED TO, "INTENDED," "WILL," "SHOULD," "MAY," "STRATEGICALLY POSITIONED," "EXPECTS," "EXPECTED," "ANTICIPATES," AND "ANTICIPATED." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT JUDGMENTS AND EXPECTATIONS AS OF THE DATE OF THIS PROSPECTUS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING THOSE REGARDING MARKET TRENDS, THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY, PROJECTED COSTS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON BEHALF OF THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE COMPANY EXPRESSLY DISCLAIMS, HOWEVER, ANY INTENT OR OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

NET LOSSES

    The Company has incurred net losses of $6.8 million, $14.8 million and $17.0 million for fiscal 1995, 1996 and 1997, respectively. Since January 1, 1993, the Company has incurred cumulative net losses of $43.5 million. Such losses have resulted from a variety of costs, including, but not limited to, amortization of goodwill and debt financing costs resulting from the Company's acquisition strategy. The Company expects to continue to incur operating losses at least through the beginning of fiscal 1999. The amount of net losses and the time required by the Company to reach profitability are highly uncertain. There can be no assurance that the Company will be able to achieve profitability on a sustained basis.

COMPETITION

    The health club industry is fragmented and competitive. The Company competes within each market in which it operates with other commercial health clubs, as well as with physical fitness and recreational facilities established by local governments and businesses for their employees, by tax exempt, non-profit organizations such as university fitness centers and the YMCA and YWCA, and to a lesser extent, physical therapy clinics, racquet and tennis clubs, country clubs and weight-reducing salons. The Company also competes with manufacturers of home fitness equipment. In addition, there are relatively few barriers to entry into this market by new competitors, which may include companies which are larger and have greater resources than the Company. Additionally, consolidation in the fitness and health club industry is likely to result in increased competition among participants, particularly large multi-facility operators like the Company. This increased competition may manifest itself in (i) increased competition for attractive acquisition candidates and resulting increase in cost of acquiring additional fitness centers and (ii) an increase in the number of operators who are able to achieve substantial economies of scale. See "Business--Competition."

    As the Company pursues new business initiatives, particularly the sale of nutritional products and apparel, the Company competes against large established companies with more experience in selling such products on a retail basis and, in some instances, with substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete effectively in this area with such established companies.

REGIONAL CONCENTRATION OF OPERATIONS

    Although the Company has developed fitness centers in several states, a majority of the Company's fitness centers are currently located in California and therefore performance will be particularly influenced by developments in that market. Factors which are outside the Company's control and which could have a material adverse effect on its results of operations or financial condition include local or regional economies, weather conditions, earthquakes and demographic and population changes. There can be no assurance that this geographic concentration of the Company's business will not have a material adverse effect on its results of operations or financial condition in the future.

RELIANCE ON SUCCESSFUL EXPANSION PLANS

    The Company's growth strategy depends to a significant degree upon its ability to successfully develop, acquire and profitably operate new fitness centers. The Company plans to open an aggregate of at least 19 fitness centers during the remainder of 1998 and approximately 35 additional fitness centers in 1999, through both acquisition and greenfield development. The successful acquisition and development of new fitness centers on a timely basis will depend on a number of factors, including the identification and availability of suitable locations or acquisition candidates, the acquisition or lease of such locations on acceptable terms, the resolution of any zoning or other regulatory issues relating to such locations, the availability of adequate financing (See "--Highly Leveraged Financial Position"), the construction of new facilities, the hiring, training and retention of qualified employees, the ability of management to effectively control the expansion process, and other factors, some or all of which may be beyond the Company's control. As a result, there can be no assurance that the Company will be able to implement its growth strategy, to open new fitness centers on a timely and cost-efficient basis or to operate its new fitness centers profitably. If the expected operating efficiencies from such transactions do not materialize, if the Company fails to integrate new businesses into its existing business, or if the costs of such integration exceed expectations, the Company's operating results and financial condition would be adversely affected.

ATTRACTION AND RETENTION OF MEMBERS

    The profitability of the Company's fitness centers is dependent on the Company's ability to achieve and maintain member retention rates at its fitness centers. There are numerous factors that could lead to a decline in member retention rates or that could prevent the Company from increasing its membership at newer fitness centers, including the public perception that certain industry participants fail to comply with consumer protection regulations, the ability of the Company to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the Company's fitness centers are located, the public's interest in fitness and general economic conditions. As a result of these factors, there can be no assurance that the Company's membership levels will be adequate to maintain or permit the expansion of its operations. See "Business--Operating Strategy" and "--Growth Strategy."

HIGHLY LEVERAGED FINANCIAL POSITION

    The Company's long-term debt includes indebtedness under the Company's senior revolving credit facility (the "Senior Credit Facility") with BNP, as agent, and certain other lenders. After giving effect to the Offerings (based on
an assumed initial offering price of $         per share), at March 31, 1998,
the Company would have had total indebtedness of approximately $   million. In
addition, interest expense excluding amortization of bank fees in fiscal 1997 totaled $16.3 million. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. The Company's recent losses, total indebtedness and provisions of existing debt instruments may limit the Company's ability to raise capital, pay dividends or borrow money. The provisions in the Senior Credit Facility limit the Company's ability to borrow additional funds, to pay dividends and to grant security interests, and require the Company to maintain certain financial ratios, including those relating to cash flow and interest expense. As a result of these limitations, the Company may be more vulnerable to economic downturns, may not be able to exploit certain business opportunities when they arise and may have less flexibility to respond to changing economic conditions, each of which could have a material adverse effect on the Company's financial condition and results of operations.

SYSTEMS UPGRADE

    The Company has expanded substantially over the past several years, primarily as a result of acquisitions. The process of integrating acquired businesses has placed significant demands on the Company's management information systems. To address these demands, the Company is in the process of upgrading and replacing its management information systems and has hired additional personnel, including a chief information officer. This process of upgrading and replacing its management information systems has required, and will continue to require, substantial attention from members of senior management. The Company has made, and may be required in the future to make, significant financial expenditures to complete the upgrade of its management information systems, and no assurance can be given that such system upgrade will be completed successfully. The failure by the Company to successfully upgrade its management information systems could have a material adverse effect on its results of operations.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has assessed its management information systems and does not currently expect that any material expenditures will be required in connection with the modifications that will be required for such systems. Moreover, the Company has recently implemented or is in the process of implementing new systems that are already Year 2000 compliant and it does not believe that the total cost of any potential modification of such management information systems will be material. A substantial portion of the Company's revenues is received through electronic funds transfer over computer networks which the Company does not control. There can be no assurance that the Company or its vendors will be able to successfully modify on a timely basis their respective management information systems to comply with Year 2000 requirements.

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on its management team. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its Chief Executive Officer, Mark S. Mastrov, and certain other key employees. The Company maintains key person life insurance for Mr. Mastrov. See "Management--Directors and Executive Officers."

POTENTIAL LIABILITY

    Use of the Company's fitness centers poses some potential health risks to members, their children or guests through exertion and use of exercise equipment, swimming pools or other on-site facilities or services. There can be no assurance that a claim against the Company for death or injury suffered by members, their children or guests while at a fitness center will not be asserted or that the Company would be able to successfully defend any claim that might be asserted. In addition, the Company offers babysitting services, which pose some risk of exposure to claims associated with child care. The Company, like other employers whose employees have close physical contact with each other and with customers, is subject from time to time to the risk of litigation arising out of the alleged misconduct of employees.

    The Company currently maintains general liability coverage; however, there can be no assurance that the Company will be able to maintain such liability insurance on acceptable terms in the future or that any such insurance will provide adequate coverage against potential claims. In addition, the Company, from time to time, may be required to incur capital expenditures to bring one or more of its facilities into full compliance with the Americans with Disabilities Act. No assurance can be made that such expenditures will not be material.

GOVERNMENT REGULATION

    The Company's operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which its fitness centers are located, including (i) regulations that prescribe certain forms and provisions of membership contracts and govern the advertising, sale, financing and collection of such memberships, (ii) state and local health regulations, and (iii) federal regulation of health and nutritional supplements. The Company believes that it is in substantial compliance with all such applicable regulations and that the cost of such compliance is not expected to have a material adverse effect on the Company's financial condition or results of operation. However, future events, such as changes in existing regulations or the enactment of new regulations, could have a material adverse effect on the Company's financial condition or results of operation. See "Business--Government Regulation."

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS

    Upon completion of the Offerings, approximately     % of the Common Stock
will be owned beneficially by McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. (Asia) III, L.P. and Gamma Fund, L.L.C. (the "MDC Entities") and
approximately       % of the Common Stock will be owned beneficially by
management of the Company (approximately       % and       %, respectively, if
the Underwriters' over-allotment options are exercised in full). See "Principal and Selling Stockholders." These stockholders could, by combining their voting power, exercise control over the Company. In addition, the MDC Entities will likely have the ability, as a result of their beneficial ownership of shares, to control the outcome of most matters submitted to a vote of stockholders, including votes with respect to the board of directors, a merger or sale of Holdings or an amendment of Holdings' Certificate of Incorporation (the "Certificate of Incorporation").

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

    The Company's existing stockholders acquired their shares of Common Stock at a cost substantially below the initial public offering price, and purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share. See "Dilution." The Company does not anticipate declaring any cash dividends on its capital stock in the foreseeable future. See "Dividend Policy" and "Use of Proceeds."

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL; POTENTIAL ANTI-TAKEOVER
  EFFECT

    Certain provisions of the Certificate of Incorporation and Holdings' By-laws (the "By-laws") may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions include authorization for the Board of Directors to issue preferred stock in series and to affix rights, preference and privileges, including voting rights, on such shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. At this time, the Company does not intend to issue shares of preferred stock. The Certificate of Incorporation and By-laws also provide that directors may be removed only for cause. Section 203 of the Delaware General Corporation Law ("Delaware Law") restricts certain business combinations with interested stockholders (as defined by such statute). As permitted by Delaware Law, Holdings has expressly elected, in the Certificate of Incorporation, not to be governed by Section 203. See "Description of Capital Stock-- Delaware Law and Certain Charter and By-law Provisions."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS AND POTENTIAL ADVERSE
  EFFECT ON MARKET PRICE

    The market price of the Common Stock could be adversely affected by the availability for sale of shares held by the MDC Entities, certain executive officers and other existing stockholders of the Company. Collectively, these
stockholders will own approximately       % of the outstanding Common Stock
(approximately       % if the Underwriters' over-allotment option is exercised
in full), after the Offerings. The MDC Entities, such executive officers and certain other existing stockholders of the Company have agreed not to sell such shares for a period of 180 days following the date of the Offerings without the prior written consent of Goldman, Sachs & Co. ("Goldman Sachs"), on behalf of the Representatives of the Underwriters. After expiration of such 180-day period such shares may be sold in accordance with Rule 144 (subject to the holding period and volume limitations of such Rule) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or upon registration under the Securities Act without regard to the holding period and volume limitations of Rule 144. In addition, the Company intends to file a registration statement
under the Securities Act within       days after the date of this Prospectus,
covering the sale of the       shares of Common Stock reserved for issuance
under the Company's existing employee and director stock option plans. Upon the effective date of such registration statement, there will be outstanding options
to purchase a total of       shares of the Company's Common Stock. Upon
expiration of the Underwriters lock-up agreements, up to       shares will be
eligible for sale into the public market, assuming that all options eligible for vesting by that time have vested and depending upon the Company's achievement of certain goals. See "Underwriting" and "Shares Eligible for Future Sale."

    Pursuant to (i) the Stockholders Agreement (as defined below) between the Company and the existing stockholders of the Company (the "Holders") and (ii) the Registration Rights Agreement (as defined below) between the Company and the MDC Entities, the Holders and the MDC Entities are entitled to certain rights with respect to registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in the registration. In addition, the Registration Rights Agreement provides that, under certain circumstances, the MDC Entities may require the Company to file a registration statement with respect to the shares of Common Stock held by the MDC Entities and the Holders.

    The sale of a substantial number of these shares of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital at that time through the sale of equity securities. See "Underwriting" and "Shares Eligible for Future Sale."

LACK OF A PRIOR PUBLIC MARKET

    Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market in the Common Stock will develop after the Offerings or be sustained. The initial public offering price has been determined through negotiations between the Company and the Representatives of the Underwriters. Such price may not be indicative of the market price for the Common Stock after the Offerings. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The liquidity of, and the market prices for, the Common Stock can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of and prospects for the Company.

                                USE OF PROCEEDS

    Assuming an initial public offering price of $      per share, the net
proceeds to the Company from the Offerings, after deducting underwriting discounts and estimated offering expenses payable by the Company, are estimated to be $ million. The Company intends to use (i) $ million of the net proceeds to reduce outstanding indebtedness under the Senior Credit Facility, (ii) approximately $6.0 million to pay the Success Fee under an existing contractual arrangement to BNP, the lender under the Senior Credit Facility, (iii)
approximately $   million of the net proceeds to pay a fee to certain MDC
Entities in connection with the termination of the existing Management Services Agreement with such entities, and (iv) the remaining net proceeds, for general corporate purposes. The indebtedness to be repaid was incurred in connection with the Recapitalization (as defined in "Certain Relationships and Related Transactions") and the Company's subsequent acquisitions, has a final maturity of December 2004 and had a weighted average interest rate of 9.1% as of March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview" and "--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company intends to retain all earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon the Company's results of operations, financial condition and capital requirements, as well as such other factors as the Company's Board of Directors may consider. The Company's Senior Credit Facility contains certain provisions restricting its ability to pay dividends. In fiscal 1997, the Company declared and paid three cash distributions under a single plan of recapitalization to stockholders totaling $57.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth at March 31, 1998 the capitalization of the Company and the pro forma capitalization of the Company, as adjusted to give
effect to the sale of the    shares of Common Stock being offered by the Company
at an assumed initial public offering price of $   per share and the application
of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

                                                                           MARCH 31, 1998
                                                                      ------------------------
                                                                      AS REPORTED  AS ADJUSTED
                                                                      -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Current portion of long-term debt...................................   $   6,981    $
                                                                      -----------  -----------
                                                                      -----------  -----------
Long-term debt, excluding current portion:
  Revolving credit facility.........................................   $  11,959    $
  Term loans........................................................     172,500
  Other long-term indebtedness (1)..................................      18,418
                                                                      -----------
    Total long-term debt, excluding current portion.................     202,877
                                                                      -----------  -----------
Stockholders' deficit:
  Common stock, $.001 par value,           shares authorized,
              shares issued and           shares outstanding
    (          shares outstanding as adjusted)......................           2
  Capital deficit...................................................      (7,145)
  Treasury stock....................................................      (1,713)
  Unearned compensation.............................................      (3,602)
  Accumulated deficit...............................................     (96,959)
                                                                      -----------  -----------
Total stockholders' deficit.........................................    (109,417)
                                                                      -----------  -----------
Total capitalization................................................   $  93,460    $
                                                                      -----------  -----------
                                                                      -----------  -----------

------------------------

(1) Includes notes issued in connection with the Family Fitness Acquisition and Texas Acquisition (each as defined herein). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

                                    DILUTION

    As of March 31, 1998, the Company had a net tangible book deficit of
approximately $178.1 million or $      per share. Net tangible book value per
share is equal to total tangible assets (total assets less intangible assets) less total liabilities of the Company, divided by the number of shares of Common Stock then outstanding. Without taking into account any adjustment in net tangible book value attributable to operations after March 31, 1998, after
giving effect to the sale by the Company of       shares in the Offerings at an
assumed initial public offering price of $      per share, the net tangible book
value of the Company as of March 31, 1998 (after the deduction of an assumed underwriting discount and estimated offering expenses and the application of the net proceeds, as described under "Use of Proceeds"), would have been $
million or $      per share. This represents an immediate increase in net
tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share (1)......             $
                                                                      ---------
  Net tangible book value per share as of March 31,
    1998.................................................  $
  Increase per share attributable to new investors.......
                                                           ---------
Pro forma net tangible book value per share after the
  Offerings..............................................
                                                                      ---------
Dilution per share to new investors (2)..................             $
                                                                      ---------
                                                                      ---------

------------------------

(1) Before deduction of underwriting discounts and estimated offering expenses payable by the Company.

(2) "Dilution" is determined by subtracting the pro forma net tangible book value per share after the Offerings from the amount of cash paid by a new investor for a share of Common Stock.

    The following table summarizes, on a pro forma basis as of March 31, 1998, the number of shares of Common Stock purchased from the Company, total consideration paid and the average price paid per share by the existing stockholders and new investors who purchase Common Stock pursuant to the
Offerings (based upon an assumed initial public offering price of $      per
share and before deduction of estimated underwriting discounts and offering expenses):

                                                         SHARES PURCHASED        TOTAL CONSIDERATION
                                                     ------------------------  ------------------------   AVERAGE PRICE
                                                       NUMBER       PERCENT      AMOUNT       PERCENT       PER SHARE
                                                     -----------  -----------  -----------  -----------  ---------------
Existing stockholders..............................                         %   $                     %     $
New investors (1)..................................
                                                          -----        -----        -----        -----
  Total............................................                    100.0%   $                100.0%
                                                          -----        -----        -----        -----
                                                          -----        -----        -----        -----

------------------------

(1) If the Underwriters' over-allotment option is exercised in full, the number
    of shares held by new investors will increase to      or approximately    %
    of the total number of shares outstanding after the Offerings.

    The above information assumes no exercise of the underwriters' over-allotment options or of any outstanding stock options. See
"Management--Stock Option Plan."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth selected historical consolidated financial information of the Company for each of the five years in the period ended December 31, 1997 and for the three-month periods ended March 31, 1997 and 1998. The selected statement of operations and balance sheet data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP. The selected consolidated financial information as of December 31, 1995 and as of and for the years ended December 31, 1993 and 1994 has been derived from consolidated financial statements not included herein. The statement of operations and balance sheet data as of and for the three months ended March 31, 1997 and 1998 have been derived from the Company's quarterly financial information included herein and reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles, of the results for such periods. The results for the three-month periods are not indicative of the results to be expected for the full year or for any other interim period.

                                                                                                          THREE MONTHS ENDED
                                                                    FISCAL YEAR ENDED
                                                                      DECEMBER 31,                            MARCH 31,
                                                  -----------------------------------------------------  --------------------
                                                    1993       1994       1995       1996       1997       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net revenues (1):
  Membership revenues...........................  $  35,612  $  39,684  $ 108,668  $ 196,573  $ 258,776  $  61,696  $  78,674
  Change in deferred revenues...................     (4,227)    (1,304)   (18,683)   (32,403)   (31,069)   (10,131)   (10,909)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net membership revenues.....................     31,385     38,380     89,985    164,170    227,707     51,565     67,765
  Ancillary revenues............................      1,639      2,891      8,009     15,839     34,197      6,425     12,889
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total net revenues..........................     33,024     41,271     97,994    180,009    261,904     57,990     80,654
Operating expenses:
  Fitness center operating expenses.............     26,044     32,689     83,947    162,054    226,809     50,981     70,598
  General and administrative expenses (2).......      8,377      6,018     17,441     24,830     30,866      6,386      7,585
  Depreciation and amortization.................      1,942      2,494      7,447     13,653     20,244      4,133      5,391
  Provision for severance.......................     --         --         --          3,600        635     --         --
  Change in deferred membership origination
    costs (3)...................................       (890)      (718)    (5,838)   (10,244)    (9,843)    (2,598)    (2,838)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses....................     35,473     40,483    102,997    193,893    268,711     58,902     80,736
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations...................     (2,449)       788     (5,003)   (13,884)    (6,807)      (912)       (82)
Interest expense (4)............................        101        165      5,600      9,280     18,372      2,917      5,280
Debt offering costs (5).........................     --         --         --         --            999     --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes...............     (2,550)       623    (10,603)   (23,164)   (26,178)    (3,829)    (5,362)
Income tax benefit (expense)....................        956       (260)     3,853      8,394      9,171      1,371      1,631
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................  $  (1,594) $     363  $  (6,750) $ (14,770) $ (17,007) $  (2,458) $  (3,731)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share (6):
  Basic.........................................
  Diluted.......................................
Weighted average shares outstanding:
  Basic.........................................
  Diluted.......................................

SELECTED OPERATING DATA:
EBITDA (7)......................................  $    (507) $   3,282  $   2,444  $    (231) $  13,437  $   3,221  $   5,309
Number of fitness centers open at period end....         24         32        109        137        157        140        172
Average revenues per fitness center (8).........  $   1,719  $   1,472  $   1,675  $   1,793  $   1,985  $     488  $     544
Comparable fitness center revenues increase
  (9)...........................................        4.5%       8.0%       8.5%      13.8%      12.9%      12.0%      16.9%

                                                         AT DECEMBER 31,                         AT MARCH 31,
                                      -----------------------------------------------------  --------------------
                                        1993       1994       1995       1996       1997                  1997
                                      ---------  ---------  ---------  ---------  ---------             ---------
SELECTED BALANCE SHEET DATA:

Working capital (deficit)...........  $  (9,977) $   2,768  $ (33,897) $ (52,799) $ (65,373) $ (53,230) $ (75,887)
Total assets........................     21,748     37,949    130,846    192,688    247,071    204,688    266,912
Long-term debt, excluding current
  portion...........................        711     14,703     71,641    110,002    200,395    132,276    202,877
Stockholders' deficit...............     (4,024)    (3,646)   (17,877)   (32,646)  (105,836)   (49,317)  (109,417)

------------------------------

(1) Membership revenues in any given period are comprised of all cash collected for non-refundable, one time initiation fees and all membership dues collected in that period, regardless of when services are actually provided. The portion of these membership revenues relating to new member initiation fees are deferred and recognized on a straight line basis over the average expected life of the memberships, currently estimated at 32 months. The portion of these membership revenues relating to dues for services not yet provided are recognized as revenues in the period in which services are actually provided. Change in deferred revenues is the amount of cash collected in a prior period and recognized as revenue in the current period less the amount of cash collected in the current period and deferred and recognized as revenues in a future period.

(2) On February 14, 1997 the Company issued approximately       stock options
    pursuant to its equity incentive plans and recognized a compensation charge of $417,000 in connection with such issuance. Upon completion of the Offerings, certain of these options will vest pursuant to the terms of the Company's equity incentive plans which will cause the Company to recognize an additional compensation charge of $ million in the quarter in which this vesting occurs. Such vesting is currently expected to occur in the third quarter of 1998.

(3) Change in deferred membership origination costs reflects commissions related to new membership sales which are deferred and recognized on a straight-line basis over the average expected life of the memberships, currently estimated at 32 months.

(4) In connection with the Company's fiscal 1997 distributions to its stockholders of $57.5 million, the Company paid a $1.0 million success participation fee to its lender, which is included in interest expense. Upon completion of the Offerings, the Company will be obligated to make an additional Success Fee payment, to its lender of approximately $6.0 million, which will be included in interest expense in the quarter in which such payment is made. See Note 12 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

(5) Debt offering costs reflect the write-off of one-time costs associated with a contemplated offering of debt securities.

(6) In fiscal 1997, the Company adopted Statement of Financial Accounting Standard No. 128 "Earnings per Share." All earnings per share amounts presented are in accordance with this statement.

(7) EBITDA is defined as income (loss) from operations before depreciation and amortization. Income (loss) from operations excludes interest, taxes and the write-off of debt offering costs. EBITDA is presented because management believes it is a useful indicator of the Company's capacity to service and/or incur debt and as a measure of the Company's operating performance. EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for income (loss) from operations or cash flows or as a measure of the Company's profitability or liquidity in assessing the Company's overall financial condition. The Company's measure of EBITDA may not be comparable to similar measures used by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(8) Average revenues per fitness center is calculated as combined membership and ancillary revenues divided by the product of the total number of fitness centers multiplied by their weighted average months in operation. For fiscal 1993 and 1994, average revenues per fitness center do not include revenues from the 24 Hour Workout Centers (as defined herein).

(9) Comparable fitness center revenues increase is calculated by comparing combined membership and ancillary revenues for the current period of fitness centers that were operated by the Company for at least 13 months to combined membership and ancillary revenues for the same period in the prior year. Comparable fitness center revenues increase does not include change in deferred revenues and, therefore, may not be indicative of growth in total net revenues at comparable fitness centers.

                    PRO FORMA COMBINED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following unaudited pro forma combined financial information (the "Pro Forma Combined Financial Information") is based on the historical consolidated financial statements of the Company and has been prepared to illustrate the effects of the Company's May 31, 1997 acquisition (the "Portland Acquisition") of substantially all of the assets of Northwest Fitness, Inc. ("Northwest"), as if it had occurred on January 1, 1997. The Pro Forma Combined Financial Information and accompanying notes are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the audited financial statements and the notes thereto of the Company and Northwest included elsewhere in this Prospectus. The Pro Forma Combined Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on January 1, 1997.

                                                                             NORTHWEST
                                                                              ACTUAL
                                                              COMPANY          FIVE
                                                               ACTUAL         MONTHS
                                                             YEAR ENDED        ENDED
                                                            DECEMBER 31,      MAY 31,        PRO FORMA      PRO FORMA
                                                                1997           1997         ADJUSTMENTS     COMBINED
                                                           --------------  -------------  ---------------  -----------
Net revenues:
  Membership revenues....................................    $  258,776      $   4,727                      $ 263,503
  Change in deferred revenues............................       (31,069)        (1,286)                       (32,355)
                                                           --------------  -------------                   -----------
    Net membership revenues..............................       227,707          3,441                        231,148
  Ancillary revenues.....................................        34,197          1,232                         35,429
                                                           --------------  -------------                   -----------
    Total net revenues...................................       261,904          4,673                        266,577

Operating expenses:
  Fitness center operating expenses......................       226,809          3,505                        230,314
  General and administrative expenses....................        30,866            253                         31,119
  Depreciation and amortization..........................        20,244            283       $     353(1)      20,880
  Provision for severance................................           635         --                                635
  Change in deferred membership origination costs........        (9,843)        --                             (9,843)
                                                           --------------  -------------        ------     -----------
    Total operating expenses.............................       268,711          4,041             353        273,105
                                                           --------------  -------------        ------     -----------
Income (loss) from operations............................        (6,807)           632            (353)        (6,528)

Interest expense.........................................        18,372            106             387(2)      18,865

Debt offering costs......................................           999         --                                999

Income (loss) before income taxes........................       (26,178)           526            (740)       (26,392)

Income tax benefit.......................................         9,171         --                  89(3)       9,260
                                                           --------------  -------------        ------     -----------
Net income (loss)........................................    $  (17,007)     $     526       $    (651)     $ (17,132)
                                                           --------------  -------------        ------     -----------
                                                           --------------  -------------        ------     -----------
Income (loss) per share:
  Basic..................................................
  Diluted................................................
Weighted average shares outstanding:
  Basic..................................................
  Diluted................................................

------------------------------

(1) Reflects the amortization of goodwill and membership lists related to the acquisition of Northwest on a straight line basis over 40 years and four years, respectively. The acquisition of Northwest was accounted for as a purchase resulting in $7 million of goodwill. Results of Operations after the acquisition date are included in Company Actual Year Ended December 31, 1997 financial information.

(2) Reflects additional interest expense on borrowings under the Company's line of credit incurred in conjunction with the acquisition of Northwest. Interest expense was computed at a weighted average rate of 9.1%, which is approximately the Company's borrowing rate under the Senior Credit Facility at May 31, 1997.

(3) Includes income tax benefit of $310,000 related to the pro forma adjustments discussed in (1) and (2) above at the Company's statutory income tax rates and also provides income tax expense of $221,000 as if Northwest had been taxed as a "C" corporation rather than as an "S" corporation for the five months ended May 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion is based on the historical results of operations for fiscal 1995, 1996, and 1997, and the three month periods ended March 31, 1997 and 1998. During the three years ended December 31, 1997, the Company increased its number of fitness centers from 32 to 157 by opening new fitness centers and acquiring single-site fitness centers and multi-site chains of fitness centers. Acquisitions of multi-site chains of fitness centers having three or more sites during this period included: (i) the 50% interest not previously owned by the Company in six 24 Hour Workout fitness centers (the "24 Hour Workout Centers") in January 1995; (ii) all of the outstanding common stock of Family Fitness Holding Company, Inc. in June 1995 (the "Family Fitness Acquisition"), which owned 68 fitness centers in three states; (iii) three fitness centers in Hawaii in March 1996 (the "Hawaii Acquisition"); (iv) twelve fitness centers in Texas in October 1996 (the "Texas Acquisition"); (v) four Sports Connection fitness centers in Southern California in October 1996 (the "Sports Connection Acquisition") and (vi) the Portland Acquisition. In February 1998, the Company completed the acquisition of three fitness centers in Boise, Idaho (the "Boise Acquisition") and seven fitness centers in Houston, Texas (the "Houston Acquisition"). All of these acquisitions were accounted for using the purchase method of accounting; accordingly, the results of the acquired fitness centers are included with the Company's results from the date of purchase.

    This discussion should be read in conjunction with the audited and unaudited financial statements of the Company, Northwest and Family Fitness Holding Company, Inc. included elsewhere in this Prospectus, and the Pro Forma Combined Financial Information for fiscal 1997, which appears on page 20 of this Prospectus.

    The following table indicates the Company's fitness center growth since January 1, 1995.

                        HISTORICAL FITNESS CENTER GROWTH

                          (NUMBER OF FITNESS CENTERS)

                                                                                                                         THREE
                                                                                                                        MONTHS
                                                                                      YEAR ENDED DECEMBER 31,         ENDED MARCH
                                                                                                                          31,
                                                                               -------------------------------------  -----------
                                                                                  1995         1996         1997         1997
                                                                                  -----        -----        -----        -----
Beginning of period..........................................................          32          109          137          137
Greenfield facilities........................................................           6            7            9            2
Acquired facilities (1)......................................................          68           19            7       --
Other acquired facilities....................................................           3            4            4            1
Closed facilities............................................................      --               (2)      --           --
                                                                                      ---          ---          ---          ---
End of period................................................................         109          137          157          140
                                                                                      ---          ---          ---          ---
                                                                                      ---          ---          ---          ---


                                                                                  1998
                                                                                  -----
Beginning of period..........................................................         157
Greenfield facilities........................................................           3
Acquired facilities (1)......................................................          10
Other acquired facilities....................................................           2
Closed facilities............................................................      --
                                                                                      ---
End of period................................................................         172
                                                                                      ---
                                                                                      ---

------------------------

(1) Includes multi-site chains with three or more fitness centers.

OVERVIEW

    The Company is a leading commercial owner-operator of fitness centers, operating 173 facilities as of April 30, 1998 under the brand name "24 Hour Fitness" in nine western states. Through these facilities, the Company provides a broad array of fitness, sport, nutritional and other services to its 1.6 million members. The Company's combined membership and ancillary revenues increased at a compound annual growth rate ("CAGR") of 58.5%, from $116.7 million in fiscal 1995 to $293.0 million in fiscal 1997, primarily due to the acquisition of several multi-site fitness center chains and, to a lesser extent, to increased comparable fitness center revenues and the development of new greenfield fitness centers. Comparable fitness center revenues are calculated by comparing combined membership and ancillary revenues for the current period for fitness centers that were open at least 13 months to combined membership and ancillary revenues for the same period in the prior year. The increase in comparable fitness center revenues does not include change in deferred revenues and therefore may not be indicative of growth in total net revenues at comparable fitness centers. Comparable fitness center revenues increased 13.8% in fiscal 1996, 12.9% in fiscal 1997 and 16.9% in the three months ended March 31, 1998. The increase in comparable fitness center revenues is attributable to growth in the existing membership base and increased revenues from ancillary services and products, such as personal training, nutritional counseling and retail sales.

    Membership revenues in any given period are comprised of all cash collected for non-refundable, one time initiation fees and all membership dues collected in that period, regardless of when services are actually provided. The portion of these membership revenues relating to new member initiation fees are deferred and recognized on a straight line basis over the average expected life of the memberships, currently estimated at 32 months. The portion of these membership revenues relating to dues for services not yet provided are recognized as revenues in the period in which services are actually provided. Change in deferred revenues is the amount of cash collected in a prior period and recognized as revenue in the current period less the amount of cash collected in the current period and deferred and recognized as revenues in a future period. Net membership revenues are comprised of membership revenues adjusted by the change in deferred revenues. At March 31, 1998, the Company had cumulative deferred revenues of $117.3 million which represented cash received but not yet recognized as net revenues. Ancillary revenues are comprised of revenues from services and products, including one-on-one personal training services, weight loss and nutritional counseling, and retail sales.

    The Company's operating expenses are comprised of both fixed and variable costs. Fixed costs include rent, utilities, janitorial and depreciation. Variable costs are primarily salary related expenses, advertising and supplies. For the periods presented, fixed and variable costs are partially offset by change in deferred membership origination costs which reflects the deferral of commissions related to new membership sales and which are recognized on a straight-line basis over the average expected life of the memberships. As fitness centers mature and increase their membership base, fixed costs are leveraged against increasing revenues and operating margins improve. From fiscal 1995 through fiscal 1997, the Company's total operating expenses, as a percentage of net revenues, decreased from 105.1% to 102.5% due to increased leverage of fixed operating expenses over higher net revenues. From fiscal 1995 through fiscal 1997, the Company's change in deferred membership origination costs, as a percentage of total net revenues, decreased from 6.0% to 3.8% primarily due to increased leverage of these costs over higher net revenues.

    From fiscal 1995 through fiscal 1997, the Company's EBITDA grew at a CAGR of 134.5%, from $2.4 million to $13.4 million. EBITDA is defined as income (loss) from operations before depreciation and amortization. Income (loss) from operations excludes interest, taxes and the write-off of debt offering costs. EBITDA is presented because management believes it is a useful indicator of the Company's capacity to service and/or incur debt and as a measure of the Company's operating performance. EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for income
(loss) from operations or cash flows or as a measure of the Company's profitability or liquidity in assessing the Company's overall financial condition. The Company's measure of EBITDA may not be comparable to similar measures used by other companies.

    As a result of the Offerings, the Company expects to incur charges in fiscal
1998 of approximately $   million for the accelerated vesting of stock options
and approximately $6.0 million for a success participation fee (the "Success Fee"). The Success Fee arises under a letter agreement between the Company and BNP dated as of July 1, 1995, by which, under certain triggering events, such as the Offerings, the Company shall pay the Success Fee to BNP. The Company also anticipates that it will use a portion of the proceeds of the Offerings to reduce outstanding indebtedness under the Senior Credit Facility. The Company is currently negotiating with BNP to restructure its existing credit facilities, although there can be no assurance that the Company will be able to do so.

RESULTS OF OPERATIONS

    The table below reflects summary statement of operations data, expressed as a percentage of net revenues.

                                                                         YEAR ENDED              THREE MONTHS ENDED
                                                                        DECEMBER 31,                 MARCH 31,
                                                               -------------------------------  --------------------
                                                                 1995       1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
Net revenues.................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses:
  Fitness center operating expenses..........................       85.7       90.0       86.6       87.9       87.5
  General and administrative expenses........................       17.8       13.8       11.8       11.0        9.4
  Depreciation and amortization..............................        7.6        7.6        7.7        7.2        6.7
  Provision for severance....................................     --            2.0        0.3     --         --
  Change in deferred membership origination costs............       (6.0)      (5.7)      (3.8)      (4.5)      (3.5)
                                                               ---------  ---------  ---------  ---------  ---------
    Total operating expenses.................................      105.1      107.7      102.6      101.6      100.1
                                                               ---------  ---------  ---------  ---------  ---------
Loss from operations.........................................       (5.1)      (7.7)      (2.6)      (1.6)      (0.1)
Interest expense.............................................        5.7        5.2        7.0        5.0        6.5
Debt offering costs..........................................     --         --            0.4     --         --
                                                               ---------  ---------  ---------  ---------  ---------
Loss before income taxes.....................................      (10.8)     (12.9)     (10.0)      (6.6)      (6.6)
Income tax benefit...........................................        3.9        4.7        3.5        2.4        2.0
                                                               ---------  ---------  ---------  ---------  ---------
Net loss.....................................................       (6.9)%      (8.2)%      (6.5)%      (4.2)%      (4.6)%
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

EBITDA.......................................................        2.5%      (0.1)%       5.1%       5.6%       6.6%

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    The Company's membership revenues increased $17.0 million or 27.5% from $61.7 million in the three months ended March 31, 1997 to $78.7 million in the three months ended March 31, 1998. The Company's ancillary revenues increased $6.5 million or 100.6% from $6.4 million in the three months ended March 31, 1997 to $12.9 million in the three months ended March 31, 1998. Membership and ancillary revenues increased as a result of the Portland, Boise and Houston Acquisitions and the acquisition or construction of other additional fitness centers, and also due to increased comparable fitness center revenue. The increase in ancillary revenues was also driven by the introduction of ancillary products and services into a number of existing fitness centers. The increase in membership and ancillary revenues was comprised of $12.4 million from new fitness centers and $11.1 million from comparable fitness centers. Comparable fitness center revenues increased 16.9%, in the three months ended March 31, 1998 primarily reflecting growth in new memberships and increased ancillary revenues. The net change in deferred revenues decreased membership revenues by $10.1 million in the three months ended March 31, 1997 and $10.9 million in the three months ended March 31, 1998. As a result of the foregoing, net revenues increased $22.7 million or 39.1%, from $58.0 million in the three months ended March 31, 1997, to $80.7 million in the three months ended March 31, 1998.

    Fitness center operating expenses decreased as a percentage of net revenue from $51.0 million or 87.9% of net revenues in the three months ended March 31, 1997 to $70.6 million or 87.5% of net revenues in the three months ended March 31, 1998. The decrease was primarily due to increased leverage of fixed operating expenses over higher net revenues, which was partially offset by higher advertising and compensation expenses incurred in the 1998 period primarily related to additional personnel. General and administrative expenses decreased as a percentage of net revenue from $6.4 million or 11.0% of net revenue in the three months ended March 31, 1997 to $7.6 million or 9.4% of net revenue in the three months ended March 31, 1998. The decrease was primarily due to increased leverage of fixed operating expenses over higher net revenues. Depreciation and amortization expenses decreased as a percentage of net revenue from $4.1 million or 7.2% of net revenues in the three months ended March 31, 1997 to $5.4 million or 6.7% of net revenues in the three months ended March 31, 1998. The decrease was primarily due to increased leverage of depreciation and amortization expenses over higher net revenues and the change in the estimated useful life of the Company's equipment from five to seven years effective January 1, 1998. The decrease was partially offset by the increased depreciation and amortization expenses incurred by the Company in connection with its recent acquisitions.

    Interest expense increased from $2.9 million in the three months ended March 31, 1997 to $5.3 million in the three months ended March 31, 1998 due to higher outstanding debt to finance acquisitions, internal growth and fiscal 1997 distributions to stockholders.

    Net loss increased from $2.5 million in the three months ended March 31, 1997 to $3.7 million in the three months ended March 31, 1998 due to an increase in interest expense in the three months ended March 31, 1998, partially offset by a decrease in total operating expenses as a percentage of net revenues.

    EBITDA increased from $3.2 million in the three months ended March 31, 1997 to $5.3 million in the three months ended March 31, 1998 primarily due to the reduction of operating expenses as a percentage of net revenues.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    The Company's membership revenues increased $62.2 million or 31.6% from $196.6 million in fiscal 1996 to $258.8 million in fiscal 1997. The Company's ancillary revenues increased $18.4 million or 115.9% from $15.8 million in fiscal 1996 to $34.2 million in fiscal 1997. Membership and ancillary revenues increased as a result of the Hawaii, Texas, Sports Connection and Portland Acquisitions and the addition of other new fitness centers and increased comparable fitness center revenues. The increase in ancillary revenues was also driven by the introduction of ancillary products and services into a number of existing fitness centers. The increase in membership and ancillary revenues was comprised of $54.2 million from new fitness centers and $26.4 million from comparable fitness centers. Comparable fitness center revenues increased 12.9% in fiscal 1997, primarily reflecting growth in new memberships and increased ancillary revenues. The net change in deferred revenue decreased membership revenues by $32.4 million in fiscal 1996 and $31.1 million in fiscal 1997. As a result of the foregoing, net revenues increased $81.9 million or 45.5%, from $180.0 million in fiscal 1996 to $261.9 million in fiscal 1997.

    Fitness center operating expenses decreased as a percentage of net revenue from $162.1 million or 90.0% of net revenue in fiscal 1996 to $226.8 million or 86.6% of net revenue in fiscal 1997. The decrease was primarily due to increased leverage of fixed operating expenses over higher net revenues. General and administrative expenses decreased as a percentage of net revenue from $24.8 million or 13.8% of net revenue in fiscal 1996 to $30.9 million or 11.8% of net revenue in fiscal 1997. The decrease in fiscal 1997 was due to increased leverage of general and administrative expenses over higher net revenues and was partially offset by $5.4 million in one-time charges recorded in fiscal 1997 primarily related to the accelerated vesting of certain stock options and the write-off of certain fixed and intangible assets. Depreciation and amortization expenses increased as a percentage of net revenues from $13.7 million or 7.6% of net revenues for fiscal 1996 to $20.2 million or 7.7% of net revenues in fiscal 1997. The increase was primarily due to the increased depreciation and amortization expenses incurred by the Company in connection with its recent acquisitions and greenfield development projects.

    Interest expense increased from $9.3 million in fiscal 1996 to $18.4 million in fiscal 1997 due to higher average outstanding debt used to finance acquisitions, internal growth and fiscal 1997 distributions to stockholders.

    Net loss increased from $14.8 million in fiscal 1996 to $17.0 million in fiscal 1997 primarily due to an increase in interest expense and the incurrence of $1.0 million of debt offering costs in fiscal 1997, partially offset by a decrease in total operating expenses as a percentage of net revenues in fiscal 1997 and the fact that the Company recorded a charge of $3.6 million in fiscal 1996 and $600,000 in fiscal 1997 related to severance payments to former Family Fitness management.

    EBITDA increased from a negative $0.2 million in fiscal 1996 to a positive $13.4 million in fiscal 1997, primarily due to the decrease in total operating expenses as a percentage of net revenues, which was partially offset by $5.4 million in non-recurring charges in fiscal 1997 comprised of compensation charges related to the accelerated vesting of options of $1.5 million and the write-off of certain fixed and intangible assets of $3.9 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The Company's membership revenues increased $87.9 million or 80.9% from $108.7 million in fiscal 1995 to $196.6 million in fiscal 1996. The Company's ancillary revenues increased $7.8 million or 97.8% from $8.0 million in fiscal 1995 to $15.8 million in fiscal 1996. Membership revenues increased as a result of the Family Fitness Acquisition, the addition of other new fitness centers and increased comparable fitness center revenues. Ancillary revenues increased as a result of the introduction of ancillary products and services into a number of existing fitness centers. The increase in membership and ancillary revenues was comprised of $81.3 million from new fitness centers, including those acquired in the Family Fitness Acquisition, and $14.4 million from comparable fitness centers. Comparable fitness center revenues increased 13.8% in fiscal 1996, primarily reflecting growth in new memberships and increased ancillary revenues. The net change in deferred revenues decreased membership revenues by $18.7 million in fiscal 1995 and $32.4 million in fiscal 1996. As a result of the foregoing, net revenues increased $82.0 million or 83.7% million, from $98.0 million in fiscal 1995 to $180.0 million in fiscal 1996.

    Fitness center operating expenses as a percentage of net revenues increased from $83.9 million or 85.7% of net revenues in fiscal 1995 to $162.1 million or 90.0% of net revenues in fiscal 1996. The increase was primarily due to the Family Fitness Acquisition and the fact that Family Fitness had a higher operating cost structure than the Company and this cost structure was only consolidated in the Company's financial operations for six months in 1995 and for a full 12 months in 1996. The Company has over time been able to more effectively leverage these fixed operating costs in order to take advantage of synergies from this acquisition. General and administrative expenses decreased as a percentage of net revenue from $17.4 million or 17.8% of net revenue in fiscal 1995 to $24.8 million or 13.8% of net revenue in fiscal 1996. The decrease as a percentage of net revenues was due to increased leverage of fixed operating expenses over higher net revenues, which was partially offset by higher management expenses related to the Family Fitness centers that were only consolidated in the Company's financial operations for six months in 1995 and twelve months in fiscal 1996.

    Interest expense increased from $5.6 million in fiscal 1995 to $9.3 million in fiscal 1996 due to higher average outstanding debt used to finance acquisitions and internal growth.

    Net loss increased from $6.8 million in fiscal 1995 to $14.8 million in fiscal 1996 primarily due to the increase of fitness center operating expenses as a percentage of net revenues in fiscal 1996 and severance payments of $3.6 million to former Family Fitness management in fiscal 1996, which were partially offset by the decrease in general and administrative expenses as a percentage of net revenues in fiscal 1996.

    EBITDA decreased from a positive $2.4 million in fiscal 1995 to a negative $0.2 million in fiscal 1996 primarily due to the increase of fitness center operating expenses as a percentage of net revenues and severance payments of $3.6 million to former Family Fitness management in fiscal 1996, which were partially offset by the decrease in general and administrative expenses as a percentage of net revenues.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its liquidity needs through cash flows from operations and various borrowing arrangements. Principal liquidity needs have included capital expenditures for existing fitness centers, the acquisition and development of new fitness centers, debt service and the payment of distributions to stockholders.

    In March 1997, and again in December 1997, the Company amended its existing credit facilities to increase its available borrowings from $88.0 million to a total available credit facility of $225.0 million. The December credit agreement (the "Senior Credit Facility") consists of a $125.0 million term loan ("Term Loan B") expiring in December 2004, a $50.0 million term loan ("Term Loan A") and a $50 million working capital line of credit expiring December 2002. Principal payments on Term Loan A are due in quarterly installments of varying amounts from $2.5 million to $4.0 million, plus interest, beginning March 31, 1999 and on Term Loan B in quarterly installments of $0.3 million, plus interest, beginning March 31, 2000.

    The Senior Credit Facility contains certain restrictive financial covenants including debt to adjusted earnings ratios and interest and fixed charges to adjusted earnings ratios and prohibits the declaration or payment of dividends, except to make a dividend payment to its shareholders through proceeds received as of the refinancing date. The borrowings are secured by all of the assets of the Company. The Senior Credit Facility also provides for the issuance of letters of credit. The Company had irrevocable letters of credit outstanding in the amount of $151,000 as of December 31, 1997. In February 1998, the Company issued an additional letter of credit for $1.0 million related to a software purchase which expires March 1999.

    The Senior Credit Facility also requires the Company to maintain interest rate hedges on notional principal amounts of not less than $70.0 million, prior to March 1998, and $100.0 million thereafter. Accordingly, in March 1997, the Company entered into an interest rate swap transaction with BNP. Under this interest rate swap agreement, the Company is a fixed rate payor, effectively converting the variable interest rate on $70.0 million of debt under its Senior Credit Facility into a fixed rate of 6.3% plus a bank margin based on the Company's leverage ratio. This interest rate swap agreement expires in March 1999; however, BNP has the option to extend the term to March 2000. Additionally, in March 1998, the Company entered into an interest rate swap transaction with a second international financial institution. Under this interest rate swap agreement, the Company will be a fixed rate payor, effectively converting the variable interest rate on $50.0 million of debt under its Senior Credit Facility into a fixed rate of 5.7% plus a bank margin based on the Company's leverage ratio. This second interest rate swap agreement expires in March 2003; however, the financial institution has the option to cancel the second interest rate swap agreement as of March 2001. Under the Senior Credit Facility, the Company pays variable interest rates based, at its election, on BNP's prime rate or LIBOR plus a marginal rate, which changes depending on the Company's leverage ratio. Including the interest rate swap agreements, the Company's weighted average interest rate as of March 31, 1998 was 9.1%. The Company pays an annual commitment fee based on the unused portion of the working capital line of credit under the Senior Credit Facility.

    The Company's hedging strategy in entering into the interest rate swap transactions is to limit its overall exposure to interest rate fluctuations and to reduce its cost of capital. The Company believes that the fixed rate in such interest rate swap transactions will lessen the volatility of its interest expense. However, no assurance can be given that such a strategy will lower the volatility of interest expense or reduce its cost of capital.

    In conjunction with the Offerings, proceeds of approximately $      million
(based on an assumed initial public offering price of $    per share) will be
used to repay a portion of the Company's bank debt. The Company is currently negotiating with BNP to restructure its existing credit facilities. There can be no assurance that the Company will be able to restructure these credit facilities.

    Cash flow from operations was $3.4 million in the three months ended March 31, 1997, $13.7 million in the three months ended March 31, 1998, and $9.5 million, $19.1 million and $21.6 million in fiscal 1995, 1996 and 1997, respectively. These increases for each of the annual comparable periods 1995 through fiscal 1997, and the comparable three months ended March 31, 1997 and 1998 were primarily due to revenues from newly acquired and greenfield fitness centers, revenue growth in comparable fitness centers and increased leverage of fixed operating costs.

    Capital expenditures were $15.7 million for the three months ended March 31, 1998, and $48.5 million, $41.6 million, and $39.4 million in fiscal 1995, 1996 and 1997, respectively. Historical capital expenditures have been, and future expenditures are anticipated to be, primarily for remodeling facilities, replacement of equipment, development of new fitness centers and acquisition of fitness centers. Of these amounts, capital expenditures related to acquisitions were $8.4 million in the three months ended March 31, 1998, and $41.4 million, $21.9 million and $11.8 million in fiscal 1995, 1996 and 1997, respectively. Additionally, capital expenditures primarily related to new equipment for, and facility renovations of, existing fitness centers and management information systems were $2.8 million in the three months ended March 31, 1998, and $9.5 million, $9.1 million and $18.9 million in fiscal 1995, 1996 and 1997, respectively. The remaining portion of capital expenditures in each period was used primarily for the development of new greenfield facilities.

    The Company anticipates making additional capital expenditures of $24.0 million during the remainder of fiscal 1998 and 1999 related to new equipment for, and facility renovations of, its existing facilities. In addition, based on its historical experience in, and current expectations regarding, opening and acquiring new facilities, the Company currently anticipates that it will make capital expenditures during the remainder of fiscal 1998 of between $20 and $30 million in order to open new facilities, acquire new facilities, complete construction currently in progress and further upgrade its management information systems.

INCOME TAXES

    The Company has deferred tax assets of $28.4 million and $36.6 million at December 31, 1996 and 1997. The realization of deferred tax assets are dependent upon future income for financial reporting purposes and, in some cases, future taxable income.

    The majority of the Company's deferred tax assets are deferred revenues and deferred rent, whose realization is dependent upon future income for financial reporting purposes but not for income tax purposes. Deferred revenue and costs of $25.1 million at December 31, 1997 and $18.3 million at December 31, 1996 relates to net cash collected in prior and current periods to be recognized in future periods over the average member life. Since such amounts have previously been reported as income for income tax reporting purposes, the recognition of this deferred tax asset will not result in future taxes payable. Additionally, deferred rent of $6.0 million at December 31, 1997 and $4.6 million at December 31, 1996 resulted from the recognition of lease expenses for financial reporting purposes prior to the actual payment and, thus, recognition for income tax reporting purposes. The ultimate recognition of this deferred tax asset is not contingent on the Company's ability to achieve future taxable income.

    Management believes that a significant portion of its losses generated in fiscal 1997 and 1996 resulted from duplicative or additional general and administrative costs related to its acquisitions and other non-recurring charges. In fiscal 1997, the Company had non-recurring expenses related to the write-off of debt offering costs of $1.0 million, compensation charges related to the accelerated vesting of options of $1.5 million and the write-off of certain fixed and intangible assets of $3.9 million. In fiscal 1996, the Company incurred significant charges related to the integration of Family Fitness Holding Company and, additionally, paid non-recurring severance payments of $3.6 million related to this acquisition.

    Management believes it is more likely than not that sufficient taxable income will be generated in future periods to utilize the deferred tax assets that are dependent upon such taxable income. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

EFFECT OF RECENT CHANGES IN ACCOUNTING STANDARDS

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, which prescribes standards for reporting comprehensive income and its components. Comprehensive income consists of net income or loss for the current period and other comprehensive income (income, expenses, gains and losses that currently bypass the income statement and are reported directly as a separate component of equity). SFAS 130 requires that components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. The Company adopted SFAS 130 during the three months ended March 31, 1998, which resulted in no differences between the amounts of comprehensive loss and the net loss shown on the statement of operations.

    In 1997, the FASB issued SFAS 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for a company's operating segments. Adoption of this Statement will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. SFAS 131 is effective for the Company's fiscal 1998.

    In June 1998, FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on the Company's financial statements.

YEAR 2000

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has assessed its management information systems and does not currently expect that any material expenditures will be required in connection with the modifications that will be required for such systems. Moreover, the Company has recently implemented or is in the process of implementing new systems that are already Year 2000 compliant and it does not believe that the total cost of any potential modification of such management information systems will be material. There can be no assurance, however, that the Company or its vendors will be able to modify timely and successfully their respective management information systems to comply with Year 2000 requirements.

                                    BUSINESS

GENERAL

    The Company is a leading owner-operator of fitness centers, operating 173 facilities under the brand name "24 Hour Fitness" in nine western States. Through these facilities, the Company provides a broad array of fitness, sport, nutritional and other services to its 1.6 million members. The Company has grown to become the second largest commercial owner-operator of fitness centers in the United States in terms of revenues and number of fitness centers, and is the largest commercial owner-operator of fitness centers in California, the industry's largest market. The Company believes that it differentiates itself from its competitors by offering: (i) 24 hour access at a majority of its facilities; (ii) consistently well-equipped, well-maintained fitness centers;
(iii) professionally trained staff focused on quality customer service; and (iv) month-to-month membership plans that feature low initiation fees and affordable monthly dues. The Company's net revenues have increased from $33.0 million in fiscal 1993 to $261.9 million in fiscal 1997, and its EBITDA has increased from a negative $0.5 million in fiscal 1993 to a positive $13.4 million in fiscal 1997.

    The Company operates 123 fitness-only centers and 50 multi-sport centers. Fitness-only centers are typically less than 25,000 square feet and offer aerobic, cardiovascular and weight lifting facilities. Multi-sport centers are typically between 25,000 and 60,000 square feet and, in addition to the services and amenities offered by fitness-only centers, offer one or more of the following additional amenities: squash courts, racquetball courts, basketball courts, swimming pools, steam and sauna rooms, and whirlpools. As part of its clustering strategy, the Company often locates multi-sport centers in a market with several fitness-only centers and offers its members the use of both types of facilities for a higher membership fee.

    The Company believes that the health and fitness center industry has been enjoying, and will continue to enjoy, a period of pronounced growth. The industry has benefited from, and helped to create, an increasing awareness among the general public of the importance of physical exercise as a condition for good health. IHRSA reported that, in 1997, there were approximately 13,800 commercial health and fitness centers in the United States which generated aggregate revenues of approximately $9.0 billion. ASDI reported that memberships in health and fitness centers have grown from 13.8 million in 1986 to 20.8 million in 1996.

    The Company estimates that there are fewer than 20 companies that own and operate more than 20 commercial health and fitness centers in the United States. The Company believes that the fragmented nature of this industry presents significant opportunities for the Company to grow its operations by continuing to pursue its acquisition strategy. As the second largest commercial multi-facility owner-operator in the United States, the Company enjoys substantial economies of scale in management, advertising, and purchasing of equipment and supplies.

    The Company pursues a three-pronged growth strategy based upon (i) maximizing revenue growth and profit margins at existing fitness centers through growth in new memberships and sales of ancillary products and services, (ii) acquiring single-site and multi-site chains of fitness centers as a method of entering new markets and furthering its clustering strategy, and (iii) developing new fitness centers on a greenfield basis.

HISTORY

    The Company was founded in California in 1983 by Mark S. Mastrov and certain partners for the purpose of owning and operating a single health club. By the end of 1994, the Company operated 32 fitness centers. In December 1994, the MDC Entities acquired a controlling interest in the Company through a leveraged recapitalization. Subsequently, in June 1995, the Company completed the Family Fitness Acquisition which tripled the number of fitness centers owned and operated by the Company, adding an additional 68 locations. Since that time, the Company has continued to expand, completing the Hawaii Acquisition in March 1996, the Texas Acquisition and the Sports Connection Acquisition in October 1996, the Portland Acquisition in May 1997, the Boise Acquisition and the Houston Acquisition in February 1998, and the Omaha Acquisition in April 1998. Additional growth has been provided by acquisitions of single fitness centers and the development of an additional 19 fitness centers on a greenfield basis since January 1, 1996. The following graph shows components of the Company's growth from fiscal 1992 through March 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                 ACQUISITIONS OF SINGLE-

                    Existing         Greenfield      site and Multi-site
             Fitness Centers    Fitness Centers          Fitness Centers
1992                      18                  0                        0
1993                      18                  2                        3
1994                      24                  5                        3
1995                      32                  6                       71
1996                     107                  7                       23
1997                     137                  9                       11
3/31/98                  157                  3                       12

    The following table summarizes the Company's acquisitions of multi-site chains of three or more fitness centers completed in the three years preceding April 30, 1998.

                                                              NUMBER OF
                                                               FITNESS
                                                               CENTERS                       PRIMARY
             TRANSACTION                      DATE            ACQUIRED                    AREAS SERVED
--------------------------------------  -----------------  ---------------  -----------------------------------------
Family Fitness Acquisition              June 1995                    68     Los Angeles, San Diego, Las Vegas
Hawaii Acquisition                      March 1996                    3     Honolulu
Texas Acquisition                       October 1996                 12     Houston, Dallas
Sports Connection Acquisition           October 1996                  4     Los Angeles
Portland Acquisition                    May 1997                      7     Portland (Oregon)
Boise Acquisition                       February 1998                 3     Boise
Houston Acquisition                     February 1998                 7     Houston
Omaha Acquisition                       April 1998                    3     Omaha

OPERATING STRATEGY

    The Company pursues a disciplined operating strategy which has helped to successfully position "24 Hour Fitness" as a nationally recognized brand of fitness centers. The Company attributes its growth and performance to several factors, including the following:

    CONVENIENT ACCESS. Since the Company believes that convenience is a high priority for its members, a majority of the Company's facilities are open 24 hours a day, seven days a week. In addition, the Company's clustering strategy provides convenient access to multiple locations near its members' homes and places of work. The Company's current intention is to expand its 24 hours a day, seven days a week policy to substantially all of its fitness centers by the end of fiscal 1998. The Company believes that its 24 hour policy has fostered a high level of brand name recognition and has allowed the Company to attract members with non-traditional schedules. The Company also provides other services, including babysitting services, at most of its fitness centers for a nominal fee.

    WELL-EQUIPPED, WELL-MAINTAINED FITNESS CENTERS. The Company is committed to offering fitness centers that are fully equipped with the latest in sports technology and equipment, including complete lines of state-of-the-art cardiovascular equipment, free weights and weight training machines. The Company periodically reviews, tests and, where appropriate, purchases newly introduced lines of equipment. Each fitness center typically features equipment from the leading manufacturers, including (i) 80 to 120 pieces of cardiovascular equipment, (ii) barbells, dumbbells, benches and other free weight equipment, and (iii) 60 to 80 weight training machines. The Company has a comprehensive maintenance and capital expenditure program designed to continually maintain and upgrade its exercise equipment and facilities. In addition, the Company believes that the cleanliness and maintenance of its facilities are important to existing and prospective members, and therefore employee compensation is linked to these factors.

    PROFESSIONALLY TRAINED, CUSTOMER-ORIENTED FITNESS SERVICE STAFF. The Company devotes substantial resources to ensure that each fitness center provides safe, consistent and effective exercise assistance and supervision. Each of the Company's fitness centers features a professionally trained staff to assist and supervise members with their exercise regimens, provide one-on-one personal training, and lead aerobics and group exercise classes. Each personal trainer is required to either (i) complete a 64 hour personal training course sponsored by the Company or (ii) present evidence that the prospective personal trainer has been certified by an accredited organization, such as the American College of Sports Medicine. In addition, each fitness trainer is required to complete a 16 hour introductory training course, at the fitness center level. The Company also sponsors on-going training classes and workshops for its personal trainers, and each aerobics instructor is required to be certified by an independent accredited organization acceptable to the Company.

    AFFORDABLE PRICING STRUCTURE. Members of the Company's fitness centers enjoy quality health and fitness services at affordable prices. The Company's individual monthly dues for new members typically range from $19 to $35 and individual one-time initiation fees for new members typically range from $49 to $299, depending upon the type of membership plan, the particular fitness center and its amenities. These membership plans differentiate the Company from some of its competitors that charge a substantial one-time initiation fee. Emphasizing monthly dues encourages a focus on quality customer service which management believes results in higher customer satisfaction and improved member retention. In fiscal 1997, approximately 70% of the Company's net revenues were from monthly dues. In excess of 90% of the Company's dues collected monthly are paid by electronic funds transfer, which the Company believes significantly increases collection rates of, and reduces the cost of collecting, monthly dues.

    HIGH MEMBER RETENTION RATES. The Company believes that its success in retaining its members is a result of its focus on customer satisfaction and service. The Company devotes significant attention to retaining its members and, as a result, has been able to achieve what it believes to be some of the highest member retention rates among commercial multi-site fitness center owner-operators. These high member retention rates provide the Company with a stable base of recurring revenues and reduce costs associated with membership attrition. Existing members are also an important source of new member referrals. The Company also promotes member retention by, among other things, (i) actively encouraging new members to work out early in their memberships through its "Fitstart" program in which a fitness trainer introduces the member to the fitness center and custom-designs an appropriate personal exercise program for the member, (ii) having personal trainers offer free one-on-one personal training sessions to certain members who have not used a fitness center for more than 30 days during their memberships, and (iii) directing members who have expressed a desire to end their memberships to fitness center or corporate personnel who have specialized sales and retention training.

    CLUSTERING OF FITNESS CENTERS. The Company seeks to establish a prominent presence in each of its markets by clustering several fitness centers in a particular area. This strategy enables the Company to achieve significant market penetration and to leverage management, advertising and purchasing expenses thereby achieving greater economies of scale. This strategy also promotes recognition of the "24 Hour Fitness" brand name and contributes to high member retention rates.

    STRONG BRAND NAME. The Company devotes substantial resources to advertising and marketing aimed at enhancing its brand image. In fiscal 1997, the Company spent approximately $19.0 million on advertising and promotion. The Company employs a full time corporate advertising staff that oversees its radio, television, print and direct response advertising, image advertising and promotional events aimed at attracting new members and developing the "24 Hour Fitness" brand name. The Company also allocates a portion of its advertising and promotion budget to local club managers to enable them to engage in local advertising and promotions at the individual facility level.

    HIGHLY EXPERIENCED MANAGEMENT TEAM. The Company's management team has been at the forefront of the fitness industry for over 15 years and is led by the Company's founder, Mark S. Mastrov, who started the Company with a single fitness center in 1983. As the Company's business has grown, Mr. Mastrov has recruited and developed an experienced management team. The seven senior members of this team have more than 94 cumulative years of experience in the health and fitness center industry.

GROWTH STRATEGY

    From January 1, 1996 to April 30, 1998, the Company grew from 109 facilities to 173 facilities. The Company plans to continue to expand by opening and acquiring a total of at least 35 fitness centers in fiscal 1998 (of which 16 had been opened or acquired by April 30, 1998) and approximately 35 additional fitness centers in fiscal 1999. This planned expansion is expected to be accomplished through the construction of new greenfield facilities, the acquisition of individual fitness centers, primarily in existing markets, and the acquisition of multi-site operators in new and existing markets. The Company has developed a three-pronged growth strategy that builds on the successes of the Company's management in operating, developing and acquiring fitness centers. The key elements of this growth strategy are:

    INCREASE REVENUES AND OPERATING INCOME AT EXISTING FITNESS CENTERS. The Company seeks to leverage the operating performance of its existing fitness centers through growth in fitness center revenues. Due to the high fixed cost component of operating expenses, revenue growth at existing clubs generally results in significantly increased operating income and cash flow. Total combined revenues, before change in deferred revenues, at fitness centers which the Company operated at least 13 months increased 13.8% in fiscal 1996, 12.9% in fiscal 1997 and 16.9% in the three months ended March 31,

1998. The Company's strategy for increasing revenues and operating income in existing fitness centers emphasizes the following:

    - ATTRACT NEW MEMBERS. The Company uses a variety of methods to attract new members, including radio, television, print and direct response advertising, image advertising existing member referral programs, and sponsorship of numerous community programs. In order to capitalize on the response to its advertising and promotional efforts, each of the Company's fitness centers has its own team of sales counselors who are trained to emphasize the benefits of fitness and regular exercise to prospective members while explaining to them that those benefits can best be realized through membership in the Company's fitness centers. The Company also seeks to increase its membership by offering corporate membership programs and establishing relationships with several HMOs (including Health Net and PacifiCare, two of the largest HMOs in California). Under these programs, the Company offers discounted memberships to the members of the participating corporation or HMO, which memberships are sometimes further subsidized by the sponsoring entity. The Company has approximately 5,000 companies participating in its corporate membership programs with approximately 200,000 members enrolled. The Company is also exploring the effectiveness of capitalization programs under which HMOs pay the Company a nominal fixed fee per HMO member in return for access, often on a limited basis, to the Company's facilities.

    - INCREASE ANCILLARY REVENUES. The Company has developed a broad portfolio of complementary services and products, including: one-on-one personal training services, weight loss and nutritional counseling, and retail offerings of athletic clothing, juices, sports drinks and nutritional supplements. The Company believes that further expansion of these ancillary products and services, particularly in its more recently opened or acquired fitness centers, will provide an opportunity to continue to increase net revenues. The Company has also begun to combine services and product offerings designed to help members achieve specific goals. The newest such offering, the Accelerated Results Program, combines one-on-one personal training and a customized nutritional software system into a six week program that accelerates body composition changes. Custom menu plans and workouts are designed for the member by certified fitness professionals, and appropriate supplements are recommended. Revenues from ancillary services were $15.8 million for fiscal 1996 and $34.2 million for fiscal 1997, or approximately 8.8% and 13.1% of net revenues, respectively, for each period.

    ACQUIRE ADDITIONAL FITNESS CENTERS. Historically, acquisitions of fitness centers have played a key role in the Company's growth strategy. From January 1, 1996 through March 31, 1998, the Company acquired 46 additional fitness centers, of which 36 were acquired in acquisitions of multi-site operators. In addition, as of June 1, 1998, the Company had entered into letters of intent with respect to an additional two acquisitions of multi-site operators representing an additional 12 fitness centers. The Company purchases individual fitness centers primarily in existing markets in order to increase its economies of scale, further its clustering strategy and increase its market share. Acquisitions of underperforming fitness centers also provide the Company with opportunities to improve operating performance through the implementation of the Company's operating strategy. The Company has and will continue to pursue acquisitions of multi-site operators and individual fitness centers having a combination of attractive locations, strong management teams and significant growth potential.

    DEVELOP NEW LOCATIONS. From January 1, 1996 through March 31, 1998, the Company developed 19 greenfield fitness centers as a complement to its acquisition strategy. Developing greenfield sites allows the Company to control every aspect of the design and construction of a fitness center in accordance with its operational philosophy. The Company develops fitness centers on a greenfield basis both as a way of entering new markets and expanding its presence in existing markets.

FITNESS CENTERS

    The fitness centers operated by the Company are fully equipped with the latest in sports technology and equipment. Each fitness center contains a large co-ed exercise area, an extensive free weight area, an aerobics/exercise room offering a variety of classes, clean and well-equipped locker rooms and a professionally trained staff. The multi-sport centers are typically between 25,000 and 60,000 square feet and, in addition to fitness-only amenities, offer one or more of the following: squash courts, racquetball courts, basketball courts, swimming pools, steam and sauna rooms, and whirlpools.

    FACILITIES. Each of the Company's fitness centers offers, on average, 80 to 120 pieces of state-of-the-art cardiovascular equipment from the leading manufacturers. Each of the Company's fitness centers features an extensive free weight area providing a complete line of barbells, dumbbells, benches and other free weight equipment manufactured by the leading manufacturers in the industry and between 60 and 80 weight training machines manufactured by the industry's leading suppliers. The Company believes that it generally offers significantly more pieces of cardiovascular equipment and more weight machines than most other fitness-only and multi-sport fitness centers in the industry. The Company periodically reviews, tests and, when appropriate, purchases newly-introduced lines of equipment. Each of the Company's fitness centers also features a separate aerobics/exercise room with special flooring and sound system and offers a broad selection of aerobic and exercise classes designed for all age groups and fitness levels. In addition, multi-sport centers with swimming pool facilities offer low-impact therapeutic aqua-aerobics classes.

    FITNESS CENTER MAINTENANCE. The Company places a high priority on having clean and well-maintained fitness centers. The Company subjects each of its fitness centers to an extensive audit pursuant to which each fitness center is regularly inspected on an unannounced basis. The items inspected by auditors include equipment condition, locker room cleanliness, air conditioning, ventilation and music levels. Each fitness center also has a service manager who has the day-to-day responsibility of ensuring that the fitness center meets the Company's high maintenance and cleanliness standards. The Company also places a high priority on minimizing the time during which equipment is out of service. As a result, the Company has established strict guidelines requiring the expeditious repair, or removal from the exercise floor, of any temporarily inoperable exercise equipment.

    FITNESS CENTER PERSONNEL. The Company's management structure is designed to provide each fitness center with autonomy, while maintaining certain Company-wide standards. In addition, the Company promotes its growth strategy by providing most fitness center personnel with performance-based compensation. Each fitness center has a general manager, assistant manager, weekend manager and service manager. A fitness center's staff also includes a fitness supervisor, aerobic supervisor, front desk supervisor and baby sitting and maintenance personnel, each of whom reports to the service manager. As part of the Company's marketing efforts, each fitness center also has a number of sales counselors who report to the assistant general manager and weekend manager. See "Advertising and Marketing."

MEMBERSHIP PLANS

    INDIVIDUAL MEMBERSHIPS. The Company offers a variety of individual membership plans. Most memberships require the payment of a modest initiation fee and monthly membership dues. These plans differentiate the Company from some of its competitors that charge a substantial one-time initiation fee. The Company offers different membership plans based on (i) the number of fitness centers to which a member has access, (ii) limitations on access to fitness centers to certain days and times, and (iii) the amount of the initiation fee, if any, and the monthly dues.

    HMO MEMBERSHIPS. The Company currently offers memberships to the participants in Health Net and PacifiCare, two of the largest HMOs in California. The Company intends to further capitalize on the national emphasis on health care cost reduction and the benefits of regular exercise by pursuing relationships with other HMOs. The Company believes that offering conveniently located facilities that are clean, professionally run and well-maintained will be an attraction to other HMOs.

    CORPORATE MEMBERSHIPS. Corporate memberships are also available, which generally provide for discounted initiation fees for a corporation's employees or, in some cases, memberships that are partially subsidized by employers. Currently, the Company has arrangements with approximately 5,000 corporations (including Bank of America, Wells Fargo & Company and the Hewlett Packard Company). The Company's corporate membership program currently yields in excess of 4,000 new members monthly.

ANCILLARY REVENUES

    In addition to its membership programs, the Company has developed a strong portfolio of complementary services and products, including: one-on-one personal training services, weight loss and nutritional counseling and retail offerings of athletic clothing, juices, sports drinks and nutritional supplements. The Company believes that further expansion of these ancillary products and services, particularly in its more recently opened or acquired fitness centers, will provide an opportunity to continue to increase net revenue. In fiscal 1997, ancillary products and services accounted for 13.1% of the Company's net revenues. The Company combines various ancillary services, such as personal training and nutritional counseling into packages of services which members can purchase to enhance the benefits of their fitness center memberships.

    PERSONAL TRAINING. All of the Company's fitness centers offer one-on-one personal training which is sold by the single session or in multi-session packages. In most instances, the personal training program can be easily expanded into new clubs that the Company acquires or opens.

    ACCELERATED RESULTS PROGRAM. To provide a comprehensive weight loss program, the Company also intends to expand its offering of its proprietary nutritional program, the Accelerated Results Program, to all locations from the approximately 110 locations already served. The Accelerated Results Program combines six one-on-one personal training sessions and a proprietary nutritional software system into a six week program that accelerates desired results. The program includes a custom software program for designing a menu based on the member's typical eating habits.

    PHYSICAL THERAPY. The Company has entered into various joint venture arrangements with providers of physical therapy services who lease space in certain of the Company's fitness centers and provide physical therapy to the Company's member base and to the general public.

    RETAIL SALES. The Company currently offers retail sales of clothing (including 24 Hour Fitness branded and independent label workout gear) at all of its fitness centers. The Company intends to include a full pro-shop in all new fitness centers and remodels. The Company is also developing mininutrition centers and juice bars in many clubs that include the Accelerated Results Program supplements, as well as other leading brands of performance supplements.

ADVERTISING AND MARKETING

    In order to increase awareness of the benefits of exercise and the convenience of its facilities the Company has implemented an ongoing advertising and marketing program designed to appeal to a broad range of potential members. In fiscal 1996, the Company consolidated its operations under the "24 Hour Fitness" name in order to create a broadly identifiable brand name. In fiscal 1997, the Company spent approximately $19.0 million on advertising and promotion. Targeted advertising which the Company also uses to generate "walk-ins" and to increase daily membership sales, primarily consists of print, direct mail, radio and television advertising, including infomercials. The Company also uses image advertising to increase brand name recognition and the Company's overall identification.

Advertising on buses and billboard campaigns in its existing markets are the two forms of image advertising most frequently used by the Company. Image advertising includes billboards in major league sports stadiums, such as 3Com (Candlestick) Park, the baseball park for the San Francisco Giants and the football stadium for the San Francisco 49ers, the LA Forum, the basketball arena for to the Los Angeles Lakers, Qualcomm (Jack Murphy) Stadium, the baseball park for the San Diego Padres and the football stadium for the San Diego Chargers, and Mile High Stadium, the football stadium for the Denver Broncos, as well as the Sears Point Raceway and the California Speedway.

    The Company frequently sponsors promotions targeted to current and prospective members. Since as many as 50% of the Company's new members cite a referral from an existing member as among their reasons for joining one of the Company's fitness centers, the Company believes that it is important to continually add to the value of an existing member's membership. The Company increases its name recognition and member appreciation by occasionally distributing free water-bottles and T-shirts bearing the Company logo. The Company has also sponsored promotions for trips to Hawaii, Jamaica or Las Vegas and gives current members an entry ticket for every work-out or referral of a potential member. The Company has encouraged prospective members to join in the past by allowing them to attend a fitness center for a certain number of days free of charge and to enter contests to win a trip for two to Hawaii, Europe or Las Vegas, or to receive free home exercise equipment with the purchase of a specified membership. To further increase its visibility, the Company also frequently participates in promotional events with local and national businesses, including sponsorship of the Escape from Alcatraz, an internationally televised event staged in San Francisco, and Bumps & Jumps, a series of ski events staged in Lake Tahoe, Colorado and Idaho. The Company also sponsors various community and charitable events, such as local high school sports and programs such as P.A.S.S. (a high-school learning program for student athletes) and Macy's Passport (benefiting AIDS treatment). In addition, the Company frequently donates used exercise equipment to local high school sports programs.

    The Company's advertising and promotional efforts are reinforced by the Company's sales personnel who emphasize the benefits of fitness and regular exercise and that those benefits can best be realized through membership at the Company's fitness centers. Each fitness center has its own team of Company-certified sales counselors. Each prospective sales counselor must complete a sales training program at an individual fitness center and is then required to attend a week-long training seminar at the corporate offices led by Company executives. The Company further incentivizes its sales counselors during their tenure through a variety of cash incentives and sales contests.

    In addition to sales counselors employed at individual fitness centers, at the corporate level the Company employs a full-time in-house advertising staff.

COMPETITION

    The health and fitness center industry is competitive and fragmented. There are generally four types of facilities in the industry: (i) "fitness-only" facilities, (ii) multi-sport centers, (iii) "mega-clubs," which are multi-purpose sports clubs averaging over 60,000 square feet which typically have large initiation fees and substantial membership dues and (iv) niche clubs, which are less than 10,000 square feet and usually focus on niche activities, such as personal training or weight loss. The Company, which offers primarily fitness-only centers and multi-sports centers, is the second largest commercial owner-operator of fitness centers in the United States in terms of both sales and number of facilities, and is also the largest commercial owner-operator of fitness centers in California. The Company estimates there are fewer than 20 companies that own and operate more than 20 commercial health and fitness centers in the United States. The Company believes that the principal competitive factors influencing its business are convenience, cleanliness, price and customer service. Within each market, the Company competes with other fitness centers, "mega-clubs," physical fitness and recreational facilities established by local governments, non-profit organizations and businesses for their employees, racquet and tennis clubs, country clubs and weight reducing salons. The Company also competes with other entertainment and retail businesses for the discretionary income of its target market. In addition, the Company competes with the manufacturers of home health equipment. As the Company pursues new business initiatives, particularly the sale of nutritional products and apparel, the Company will face additional competitors within such retail markets. See "Risk Factors--Competition."

GOVERNMENT REGULATION

    The operations and business practices of the Company are subject to regulation at the federal, state and local levels. State and local consumer protection laws and regulations, as well as state and local health regulations, govern the Company's operations, advertising, sales and other trade practices.

    Statutes and regulations affecting the fitness industry have been enacted in California, and many other states into which the Company has or may expand have adopted, or likely will adopt, similar legislation. Typically, these statutes and regulations prescribe certain forms and provisions of membership contracts, afford members the right to cancel the contract within a specified time period after signing, require an escrow of funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and may establish maximum prices for membership contracts and limitations on the term of contracts. In addition, the Company is subject to numerous other federal and state regulations governing the sale of memberships. These laws and regulations are subject to varying interpretations by a number of state and federal enforcement agencies and the courts. In this regard, the California Civil Code imposes a maximum limit on the amounts that may be charged pursuant to a contract for health studio services. The Company maintains internal review procedures in order to comply with these requirements, and believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

    Under various state "cooling-off" statutes, a member has the right for a period of three to ten days (depending on the applicable state law) to cancel his or her membership and, in such event, is entitled to a refund of any down payment made. In addition, the Company's membership contracts provide that a member may cancel his or her membership at any time for medical reasons or relocation a certain distance from the nearest fitness center. The specific procedures for cancellation in these circumstances vary due to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refunds owed.

    As the Company pursues new business initiatives by selling nutritional supplements, juices and sports drinks, the Company may become increasingly subject to the extensive federal and state regulations governing the manufacture and sale of nutritional and food products in the United States. The U.S. Food and Drug Administration and the Federal Trade Commission in particular have, in recent years, made it a high priority to scrutinize the products and the claims regarding those products made by the manufacturers of nutritional supplements. The Company currently relies on the manufacturers of its food and nutritional products to test these products and obtain the appropriate regulatory approvals and consents. There can be no assurance that the failure of these manufacturers to obtain such consents or approvals or that some other misconduct by these manufacturers will not have a material adverse effect on the Company's financial condition or results of operations. See "Risk Factors--Government Regulation."

PROPERTIES

    The Company operates 173 fitness centers in the following locations: Los Angeles/Orange County (62), San Francisco Bay area (36), San Diego (15), Sacramento (9), Boise (3), Omaha (2), Portland, Oregon area (8), Dallas (7), Houston (12), Las Vegas (4), Hawaii (7), Denver (5) and Reno (3). The Company leases all of its facilities. Most of these leases are operating leases generally with renewal options of 5 to 10 years, exercisable at the option of the Company. Certain of these leases include escalation clauses requiring periodic payment of additional rent in stipulated amounts or increases in rent based upon changes in the Consumer Price Index.

    In addition to its fitness centers, the Company leases its executive offices in Pleasanton, California, a regional processing center in Carlsbad, California, and two small distribution and storage facilities for fitness equipment located in San Diego and Pleasanton, California.

INSURANCE

    The Company maintains policies of insurance with coverages deemed sufficient by management to protect the Company from losses, damages or claims suffered or made in the operation of its business. No assurance can be given, however, that one or more claims will not fall outside the limits of coverage of such insurance policies or exhaust the coverage afforded by such policies, in which case such a claim could have a material adverse effect on the business, assets and results of operations of the Company.

EMPLOYEES

    The Company has over 11,500 employees, of which approximately 3,500 are full-time. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. Although the Company experiences high turnover of non-management personnel, the Company has never experienced any labor shortages nor had any difficulty in obtaining adequate replacements for departing employees. The Company considers its relations with its employees to be good.

INTELLECTUAL PROPERTY

    The Company is the owner in the United States of the trademarks and servicemarks used to identify the Company including "24 Hour Fitness." This trademark is material to the ongoing operations of the Company.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local environmental laws and regulations relating to the use, storage, emission, discharge, generation, handling, treatment and disposal of certain hazardous materials, substances and wastes. The Company believes that it currently conducts its operations in substantial compliance with applicable environmental laws and regulations. Based on the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations, and liability for known environmental claims, will not have a material adverse effect on the Company's financial condition or results of operations.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in litigation that it considers to be in the normal course of business. However, the Company is not presently involved in any legal proceedings which the Company expects individually or in the aggregate to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Holdings and 24 Hour Fitness are:

NAME                         AGE                               POSITION
-----------------------      ---      -----------------------------------------------------------
Mark S. Mastrov                  40   President, Chief Executive Officer and Director
Gilbert K. Freeman               56   Executive Vice President and Chief Financial Officer
Ronald Thompson                  42   Chief Operating Officer
Karen S. Behnke                  41   Director
Donald F. Dorward                66   Director
David E. King                    39   Director and Chairman
George E. McCown                 63   Director
Peter Roy                        42   Director
Gary Schoenfeld                  35   Director
William Walsh                    66   Director
Ray A. Wilson                    70   Director

    MARK S. MASTROV.   President, Chief Executive Officer and Director of the
Company since 1986. Mr. Mastrov co-founded 24 Hour Nautilus Fitness Centers in 1983. He is responsible for all club operations, acquisitions, administrative functions, and all real estate and construction activities.

    GILBERT K. FREEMAN. Executive Vice President and Chief Financial Officer of the Company since 1994. Prior to joining the Company, Mr. Freeman served as Executive Vice President and Chief Financial Officer of Chevys, Inc. for four years, where he directed new restaurant real estate development, as well as managed Chevys, Inc. corporate finance, information services and legal affairs.

    RONALD THOMPSON. Chief Operating Officer of the Company since March 1998. Mr. Thompson joined the Company following the Family Fitness Acquisition in 1995 and was named Southwest division president of 24 Hour Fitness in 1997. Prior to joining the Company, Mr. Thompson served as regional manager for Family Fitness Centers since 1979.

    KAREN S. BEHNKE. Director of the Company since November 1996. Ms. Behnke is currently a consultant to healthcare clients such as Blue Cross/Blue Shield of Minnesota and the Company. Ms. Behnke founded Execu-Fit Health Programs, Inc. in 1983 and served as its President until its sale to PacifiCare Health Systems in 1991 and, thereafter, served as a Vice-President at PacifiCare Health Systems until 1996.

    DONALD F. DORWARD. Director of the Company since November 1995. Mr. Dorward most recently assumed responsibility as managing director of Grey Advertising in San Francisco. He previously operated Dorward & Associates, Inc., a consulting organization specializing in communications and marketing. In 1971, Mr. Dorward co-founded Allen & Dorward, a San Francisco based advertising agency, which was sold to Mojo-MDA, a publicly held Australian based advertising agency, in 1986. Mr. Dorward served as the Chairman and Chief Executive Officer of Mojo's U.S. operations until 1989, when Mojo was merged into Chiat-Day. Since the end of 1990, Mr. Dorward has also served on the board of directors of Schwab Funds, the mutual fund division of Charles Schwab & Co.

    DAVID E. KING. Director of the Company since 1994, and Chairman since 1997. Mr. King is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. III, (Europe) L.P., a general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. King has been associated with McCown De Leeuw & Co., Inc. since 1990, and serves as a director of several privately-held companies.

    GEORGE E. MCCOWN. Director of the Company since 1994. Mr. McCown is a managing general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. III (Europe) , L.P., a managing general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. McCown was the co-founder in 1984 of McCown De Leeuw & Co., Inc., an affiliate of McCown De Leeuw & Co. III, L.P. He also serves as Chairman of Building Materials Holding Corporation, Vice-Chairman of Vans, Inc. and a director of FiberMark, Inc., and Nimbus CD International, Inc. He also serves as a director of several privately-held companies.

    PETER ROY. Director of the Company since November 1995. Mr. Roy has been President of Whole Foods Market, the nations largest retailer of natural and organic foods, since 1993. Prior to joining Whole Foods Market, Mr. Roy was founder and President of the Natural Foods Network, an industry trade association.

    GARY SCHOENFELD. Director of the Company since 1994. Mr. Schoenfeld has been President and Chief Executive Officer of Vans, Inc. since 1995. Mr. Schoenfeld was associated with McCown
De Leeuw & Co., Inc. from 1988 to 1995.

    WILLIAM WALSH. Director of the Company since 1996. Mr. Walsh is currently a consultant with the San Francisco 49ers. Previously, Mr. Walsh was head football coach at Stanford University from 1992 until 1994. Prior to that, Mr. Walsh was a football analyst for NBC Sports from 1989 until 1992. Mr. Walsh was inducted into the Professional Football Hall of Fame in 1993.

    RAY A. WILSON. Director of the Company since 1995. Mr. Wilson began in the fitness industry in his early twenties, and today has over 47 years of experience in the health club industry. Mr. Wilson founded Family Fitness Centers in 1977. Mr. Wilson's accomplishments include being the original designer of the Lifecycle Exercise Bicycle.

    The Board of Directors presently consists of nine members, each of whom holds office until the next annual meeting of the stockholders, until his successor has been elected or until his withdrawal or resignation. The Board of Directors has established a compensation committee comprised of three non-employee directors. The Board of Directors has also established an audit committee currently comprised of three directors, two of whom are independent directors.

DIRECTORS' COMPENSATION

    The Company pays each of its directors who are not compensated as officers of the Company and are not employees of McCown De Leeuw & Co., Inc. or its affiliates a fee of $2,500 per meeting of the Board of Directors attended and $1,500 per committee meeting attended. The Company also reimburses each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

    The Company has adopted the Fitness Holdings, Inc. 1995 Stock Option Plan for Non-Employee Directors (as amended, restated, modified or supplemented from time to time, the "Directors' Plan"). The Directors' Plan is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest of such directors in the Company's continued success. Under the Directors' Plan, grants of stock options will be made to each member of the Board of Directors who is (a) not an employee of the Company or its affiliates and (b) otherwise not eligible for selection to participate in any plan of the Company or its affiliates that entitles participants to acquire securities or derivative
securities of the Company (an "Eligible Director"). An aggregate of     shares
of common stock of Holdings are subject to the Directors' Plan. Notwithstanding the foregoing, adjustments will be made by the Board of Directors of Holdings in the number and class of shares of common stock available under the Directors' Plan and the number, class and price of shares of common stock subject to outstanding option grants, in each such case to reflect changes in the Company's corporate structure or capitalization, such as through a merger or stock split.

    On November 14, 1995, each Eligible Director was granted an option that permits such director, for a period of up to ten years from the date of grant (unless the period is shortened by the director's retirement, death, disability (as defined in the Directors' Plan) or a change in control of Holdings (as
defined in the Directors' Plan)), to purchase from Holdings     shares of common
stock at an exercise price equal to $         per share. Each person who
subsequent to November 14, 1995, becomes an Eligible Director will, subject to availability of shares for grants under the Directors' Plan, receive an option under the Directors' Plan when he or she is first elected or appointed to the Holdings' Board of Directors and otherwise satisfies the requirements for participation in the Directors' Plan. Any such option granted under the Directors' Plan subsequent to November 14, 1995, will permit the Eligible Director, for a period of up to ten years from the date of grant (unless the period is shortened by the Eligible Director's retirement, death, disability (as defined in the Directors' Plan) or a change in control of Holdings (as defined
in the Directors' Plan)), to purchase from Holdings     shares of common stock
at the fair market value (as defined in the Directors' Plan) of such shares on the date such option is granted. Generally, each option granted is immediately exercisable on such grant date with respect to 28% of the total number of shares of common stock covered by such option and becomes cumulatively exercisable with respect to an additional 24% of the total number of shares covered by the option on each of the three succeeding anniversary dates of such grant date; provided, however, each option shall be fully exercisable upon (i) the attainment of age 70 by the optionee or (ii) the death or disability (as defined in the Directors'
Plan) of the optionee. Notwithstanding the foregoing, in no event may an option under the Directors' Plan be exercised after ten years from the date it was granted. Except in certain limited circumstances, an option terminates upon termination of the optionee's directorship with Holdings. Unless an option provides otherwise, its exercise price may be paid in U.S. dollars by check or bank draft, by tendering shares of common stock already owned by the optionee for at least six months having a fair market value (as defined in the Directors'
Plan) on the date of exercise equal to the cash exercise price, any combination of such U.S. dollars and common stock or in accordance with a "cashless exercise" program.

    Notwithstanding the foregoing, in general, in the event of a change in control of Holdings (as defined in the Directors' Plan), all of an optionee's then outstanding options immediately become exercisable (unless a resolution of the Board of Directors of Holdings specifically directs otherwise).

    The Directors' Plan will terminate upon the earlier to occur of (i) the adoption of a resolution of the Holdings Board of Directors terminating the Directors' Plan, (ii) the date all shares of common stock subject to the Directors' Plan are purchased according to the Directors' Plan's provisions or
(iii) ten years from the date of adoption of the Directors' Plan by the Holdings Board of Directors.

    Pursuant to the Director's Plan, (i) on November 14, 1995, the Company granted each of Peter Roy and Donald Dorward the option to purchase from the
Company     shares at a per share purchase price equal to $    , (ii) on May 16,
1996, the Company granted William Walsh the option to purchase from the Company
    shares at a per share purchase price equal to $    and (iii) on November 14,
1996, the Company granted Karen S. Behnke the option to purchase from the
Company     shares at a per share purchase price equal to $    .

EXECUTIVE COMPENSATION

    The following table sets forth, for fiscal 1997, the annual and long-term compensation for services in all capacities to the Company of the Company's Chief Executive Officer and each of the Company's other executive officers whose annual compensation exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                       ------------------------------------
                           NAME                              FISCAL                              OTHER
                           AND                                YEAR                               ANNUAL         ALL OTHER
                                  POSITION                    ENDED     SALARY      BONUS     COMPENSATION    COMPENSATION
----------------------------------------------------------  ---------  ---------  ---------  --------------  ---------------
Mark S. Mastrov...........................................   12/31/97  $ 586,000  $ 613,000        --           $  24,000(1)
  President, Chief Executive Officer
Gilbert K. Freeman........................................   12/31/97    208,000     41,000        --              20,000(1)
  Executive Vice President, Chief Financial Officer
Ronald Thompson...........................................   12/31/97     23,000    552,000        --              --
  Chief Operating Officer

------------------------------

(1) Represents car allowance.

    The following table sets forth all grants of stock options to the Named Executives in the Summary Compensation Table during fiscal 1997:

                          OPTION GRANTS IN FISCAL 1997

                                                                                                POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS
                                  ------------------------------------------------------------    VALUE AT ASSUMED
                                    NUMBER                                                          ANNUAL RATES
                                      OF       PERCENT OF TOTAL                                       OF STOCK
                                    SHARES          OPTIONS                                            PRICE
                                  UNDERLYING      GRANTED TO                                      APPRECIATION(2)
                                    OPTIONS      EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   --------------------
NAME                                GRANTED       FISCAL YEAR      PER SHARE(1)       DATE         5%         10%
--------------------------------  -----------  -----------------  ---------------  -----------  ---------  ---------
Ronald Thompson.................                         1.3%        $                2/14/07   $          $

------------------------------

(1) The per share exercise price is equal to the fair market value of the shares on the date of grant.

(2) The dollar amounts under the 5% and 10% columns in the table are the result of calculations prescribed by the rules of the Commission.

    No options were exercised by the Named Executives during fiscal 1997. The following table provides information relating to the number and value of shares of the Company subject to options held by the Named Executives as of December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                        OPTION VALUES AT FISCAL YEAR-END

                                                                       NUMBER OF                VALUE OF UNEXERCISED
                                                                 SECURITIES UNDERLYING              IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS                OPTIONS AT
                                                                  AT FISCAL YEAR-END             FISCAL YEAR-END(1)
                                                             -----------------------------  -----------------------------
NAME                                                         EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------  ------------  ---------------  ------------  ---------------
Mark S. Mastrov............................................
Gilbert K. Freeman.........................................
Ronald Thompson............................................

------------------------

(1) For purposes of this table, fair value is the most recent value of a share of Common Stock as determined by the Compensation Committee of the Holdings Board of Directors for the purpose of granting options.

    STOCK OPTION PLAN. The Company has adopted the Fitness Holdings, Inc. 1994 Stock Option Plan and Stock Award Plan (as amended, restated, modified or supplemented from time to time, the "Fitness Plan"). The Fitness Plan is designed to maintain the Company's ability to attract and retain highly qualified and experienced employees and consultants and to give such employees as well as certain consultants a continued proprietary interest in the success of the Company. Subject to adjustment as noted below, the Fitness Plan provides for the grant of
options or awards covering up to       shares of common stock of Holdings.

    The Fitness Plan is administered by a compensation committee (the "Committee"), which has been appointed by the Board of Directors of Holdings. The Committee is authorized to set the terms of the grants under the Fitness Plan. The Committee has the authority to grant incentive stock options, stock options other than incentive stock options ("non-qualified stock options"), stock appreciation rights in tandem with such options, awards of restricted stock, bonuses payable in stock or any combination thereof. Options and other awards under the Fitness Plan may be granted by the Committee to key salaried employees, including officers (but excluding non-employee directors), and consultants of the Company and its subsidiaries.

    The Board of Directors of Holdings is able to amend, alter or discontinue the Fitness Plan, but no amendment, alteration or discontinuation will be permitted to be made which would (i) impair the rights of any holder of restricted stock, stock bonus or option (and related stock appreciation rights, if any) already granted without his or her written consent, or (ii) without the approval of the Stockholders (except as a result of adjustments in response to certain capital changes), (A) increase the maximum number of shares reserved for the Fitness Plan, (B) decrease the option price of an option (and related stock appreciation rights, if any) to less than 100% of the fair market value of the common stock of Holdings on the date the option (and related stock appreciation rights, if any) was granted, (C) change the class of persons eligible to receive an award of restricted stock or options (and related stock appreciation rights, if any) under the Fitness Plan or (D) extend the duration of the Fitness Plan. The Committee may also amend outstanding awards under the Fitness Plan, but no such amendment may impair the rights of any holder of an award without his or her written consent. No award or option may be granted under the Fitness Plan after December 29, 2004.

    Incentive stock options and non-qualified stock options may be granted either singly or in combination with the other awards under the Fitness Plan. Each option under the Fitness Plan will be permitted to provide for stock appreciation rights. A stock option granted under the Fitness Plan will be exercisable and subject to such other terms and conditions as the Committee determines. The exercise price for all options shall not be less than 100% of the fair market value of the common stock on the date of the grant. A stock option granted under the Fitness Plan shall not be exercisable more than ten years after the date it was granted. Unless an option provides otherwise, its exercise price may be paid in U.S. dollars by check or bank draft, by tendering shares of common stock already owned by the optionee for at least six months having a fair market value (as defined in the Fitness Plan) on the date of exercise equal to the cash exercise price or by any combination of these two methods.

    Participants may be awarded shares of common stock in accordance with the Fitness Plan ("Restricted Stock"). Restricted Stock awards may be made in addition to or in lieu of option grants. During a period set by the Committee, and/or until the attainment of performance goals set by the Committee, in each case set at the time of each award of Restricted Stock, a Restricted Stock award recipient is prohibited from selling, transferring, pledging or assigning shares of Restricted Stock, unless the recipient dies, terminates employment by reason of permanent disability (as determined by the Committee), retires after attaining both 59 1/2 years of age and five years of continuous service with the Company or, if provided in the recipient's award agreement, there is a change in control of the Company, as defined therein, in which case, shares of Restricted Stock become free of all restrictions. Unless and to the extent the recipient's award agreement provides otherwise or the Committee determines, in its sole discretion, that forfeiture of a particular award of Restricted Stock might not be in the best interest of the Company, Restricted Stock shall be forfeited if the recipient terminates employment other than under circumstances described in the preceding sentence.

    In lieu of cash bonuses otherwise payable to eligible employees under the Company's or applicable subsidiaries' compensation practices, the Committee may determine that such bonuses shall be payable in whole or in part in common stock. Any such shares of common stock shall be subject to such terms as the Committee may determine in its sole discretion.

    Adjustments will be made in the number and class of shares of common stock available under the Fitness Plan, the number and class of shares of common stock under each option and Restricted Stock award and the price of shares subject to outstanding option grants, in each such case to reflect changes in common stock as a result of changes in the Company's corporate structure or capitalization, such as through a merger or stock split.

    No Restricted Stock awards have been made under the Fitness Plan.
Non-qualified stock options to purchase      shares of common stock were granted
under the Fitness Plan in exchange for options granted under previous Company
option plans. In addition, new non-qualified options to purchase       shares of
common stock have been granted under the Fitness Plan to employees of the Company including the Named Executives. Of such amount, options to purchase shares of common stock were granted as of December 29, 1994 under stock option award agreements that provide that 20% of the options granted thereunder shall vest at the end of each year, so that all such options will have fully vested after 5 years. Of these options, Messrs. Mastrov and Freeman received
options to purchase       shares and       shares of common stock, of Holdings
respectively. Non-qualified stock options to purchase       shares of Common
Stock were also granted as of May 16, 1996 under stock option award agreements that provide that the options granted thereunder shall vest, with respect to one-half of the optioned shares, over 5 years if the Company meets certain performance targets and, with respect to the other half of the optioned shares, upon the occurrence of a liquidation event (including an initial public offering), but, in any event, 8 years from the date of grant, if the option is not previously terminated. Of these options, Messrs. Mastrov and Freeman
received options to purchase       shares and       shares of common stock,
respectively. After giving effect to the above grants, there are       shares of
common stock available to be optioned or awarded under the Fitness Plan.
Non-qualified stock options to purchase       shares of Common Stock were also
granted as of January 1 and April 1, 1998, under stock option award agreements that provide that the options granted thereunder shall vest, with respect to one-half of the optioned shares, over five years if the Company meets certain performance targets and, with respect to the other half of the optioned shares, upon the occurrence of a liquidation event (including an initial public offering), but, in any event, eight years from the date of grant, if the option is not previously terminated. Of these options, Messrs. Mastrov and Freeman
received options to purchase       shares and       shares of common stock,
respectively.

    In addition, non-qualified stock options to purchase an aggregate of shares were granted as of June 23, 1995, February 14, 1997 and April 1, 1998 to Mr. Thompson under stock option award agreements all of which provide that the options granted thereunder shall vest, with respect to one-half of the optioned shares, over 5 years if the Company meets certain performance targets and, with respect to the other half of the optioned shares, upon the occurrence of a liquidation event (including an initial public offering) but, in any event, will vest at various dates through 2006, if the option is not previously terminated.

    Upon consummation of the Offerings, 50% of the performance-vested options outstanding shall vest, including 50% of the performance-vested options of Messrs. Mastrov, Freeman and Thompson.

    EMPLOYMENT AGREEMENT. The Company and Mr. Mastrov entered into an employment agreement effective as of January 1, 1997, as amended pursuant to a letter agreement dated December 22, 1997. The agreement sets forth certain terms of employment of Mr. Mastrov as President and Chief Executive Officer of the Company including a base salary of $550,000 and provisions for performance based bonuses, stock options and expenses. The agreement has an initial term of one year and, if not otherwise terminated, is automatically extended for three additional one-year terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In December 1994, the Board of Directors established the Committee to administer the Company's executive compensation program. During fiscal 1997, David E. King, George E. McCown and Peter Roy served as members of the Committee, each of whom are non-employee directors of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership as of April 30, 1998, and as adjusted to reflect the sale by the Company of the Common Stock offered hereby by (i) each person known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                       SHARES BENEFICIALLY OWNED         SHARES BENEFICIALLY OWNED
                                                         PRIOR TO THE OFFERINGS             AFTER THE OFFERINGS
                                                     ------------------------------  ----------------------------------
                                                      NUMBER OF   PERCENT OF TOTAL     NUMBER OF     PERCENT OF TOTAL
NAME OF BENEFICIAL OWNER                               SHARES      VOTING POWER(1)      SHARES         VOTING POWER
---------------------------------------------------  -----------  -----------------  -------------  -------------------
McCown De Leeuw & Co. III, L.P. (2)(7).............                        55.2%
McCown De Leeuw & Co. III (Europe), L.P. (2)(7)....                        55.2
McCown De Leeuw & Co. III (Asia), L.P. (2)(7)......                        55.2
Gamma Fund, LLC (2)(7).............................                        55.2
Charles Ayres (2)(7)...............................                        55.2
Mark S. Mastrov (3)................................                        16.4
Gilbert K. Freeman (4).............................                         4.6
Ronald Thompson....................................                         2.2
Karen S. Behnke (5)................................                       *
David E. De Leeuw (2)(7)...........................                        55.2
Donald Dorward (6).................................                       *
Robert B. Hellman, Jr. (2)(7)......................                        55.2
David E. King (2)(7)...............................                        55.2
George E. McCown (2)(7)............................                        55.2
Peter Roy (6)......................................                       *
Leonard B.C. Schlemm (8)...........................                        14.5
Gary Schoenfeld....................................                      --
William Walsh (6)..................................                       *
Ray A. Wilson......................................                         1.0
Steven Zuckerman (2)(7)............................                        55.2
All directors and executive officers as a group (10
  persons).........................................                        89.6

------------------------

*   Less than 1%

(1) The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or direct the disposition of). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes          shares owned by McCown De Leeuw & Co. III, L.P., an
    investment partnership whose general partner is MDC Management Company III,
    L.P. ("MDC III"),        shares held by McCown De Leeuw & Co. III (Europe),
    L.P., an investment partnership whose general partner is MDC Management
    Company IIIE, L.P. ("MDC IIIE"),      shares held by McCown De Leeuw & Co.
    III (Asia), L.P., an investment partnership whose general partner is MDC Management Company IIIA, L.P. organized under the laws of California ("MDC
    IIIA"), and       shares owned by Gamma Fund, LLC, a California limited
    liability company ("Gamma Fund"). The members of Gamma Fund are George E. McCown, David De Leeuw, David E. King, Robert B. Hellman, Jr., Charles Ayres and Steven Zuckerman, who are also the only general partners of MDC III and MDC IIIE and MDC IIIA. Voting and dispositive decisions regarding the Common Stock owned by MDC III and MDC IIIE and MDC IIIA are made by Mr. McCown and Mr. De Leeuw, as Managing General Partners of each of such partnerships, who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of any such entity. Voting and dispositive decisions regarding the Common Stock owned by Gamma Fund are made by a vote or consent of a majority in number of the members of Gamma Fund. No general partner is able to individually direct the voting or disposition of Common Stock beneficially owned by MDC III and MDC Offshore. Messrs. McCown, De Leeuw, King, Hellman, Ayres and Zuckerman have no direct ownership of any shares of Common Stock and disclaim beneficial ownership of any shares of Common Stock except to the extent of their proportionate partnership interests or membership interests (in the case of Gamma Fund). The address of all MDC Entities is c/o McCown De Leeuw & Co., Inc., 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025.

(3) Includes       shares subject to stock options exercisable within 60 days.

(4) Includes       shares subject to stock options exercisable within 60 days.

(5) Includes      shares subject to stock options exercisable within 60 days.

(6) Includes     shares subject to stock options exercisable within 60 days.

(7) The foregoing information assumes no exercise of the Underwriters over-allotment options. If the over-allotment options are exercised in full, the number of shares and the percentage of shares beneficially owned by the
    MDC Entities will be     shares and     % and     shares and     %,
    respectively.

(8) The address of Leonard B.C. Schlemm is c/o The Forza Group Limited, Devon House, 58-60 St. Katharine's Way, London E19 9LR, England.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In December 1994, the Company was recapitalized (the "Recapitalization") through a series of transactions. 24 Hour Fitness entered into a Stock Subscription Agreement with the MDC Entities pursuant to which the MDC Entities
purchased          shares of 24 Hour Fitness for an aggregate consideration of
$11.7 million in cash. Simultaneously with this sale, 24 Hour Fitness entered into a Purchase Agreement with each of Mark S. Mastrov, Leonard B.C. Schlemm and Gilbert K. Freeman (the "Management Stockholders"), pursuant to which 24 Hour
Fitness agreed to repurchase          shares from such stockholders. Prior to
the Recapitalization, each of the Management Stockholders was indebted to 24 Hour Fitness pursuant to certain promissory notes in the following amounts: Mr. Mastrov, approximately $156,000, Mr. Schlemm, approximately $156,000 and Mr. Freeman approximately $706,000. Such indebtedness to the Company was cancelled on behalf of each Management Stockholder in exchange for an equivalent reduction in the consideration owed to such Management Stockholder by 24 Hour Fitness for the repurchase of their shares.

    In connection with the financing of the Recapitalization, certain persons associated with W.E. Myers & Co. were granted warrants (the "Warrants")
exercisable into       shares of Common Stock for an aggregate price of $
      . The Warrants are fully exercisable and expire on December 29, 2004.

    24 Hour Fitness entered into a Management Services Agreement (the "Services Agreement") with MDC Management Company III, L.P., a California limited partnership and affiliate of the MDC Entities ("MDC Management") dated December 29, 1994, and amended as of December 18, 1997. Pursuant to the Services Agreement, 24 Hour Fitness has agreed to pay MDC Management a fee in the amount of $350,000 each year, adjusted upward by $100,000 each year until such fee equals $1.0 million per year, subject to certain limitations plus reimbursement for out of pocket expenses, in exchange for services in obtaining equity, debt, lease and acquisition financing, as well as providing other financial and consulting services for the operation and growth of 24 Hour Fitness. The Services Agreement is scheduled to terminate on December 28, 2004, unless otherwise terminated in accordance with its provisions. The Company paid $1.5 million $500,000 and $1.2 million to MDC Management in fiscal 1995, 1996 and 1997, respectively. Of these amounts $350,000, $450,000 and $550,000 represented annual fees paid to MDC Management under the Services Agreement during fiscal 1995, 1996 and 1997, respectively. Remaining amounts include payment of expenses and certain advisory and transactional fees paid to MDC Management in connection with the Recapitalization and the Company's acquisitions. MDC Management will be entitled to a fee in the amount of $650,000 for services rendered pursuant to the Services Agreement during the year ended December 31, 1998.

    Pursuant to a Stock Purchase Agreement, dated as of June 23, 1995, between the Company, as purchasers, and Family Fitness Holdings Limited Partnership (the "Partnership") and the other sellers named therein, the Company acquired all of the outstanding common stock of Family Fitness which owned 68 fitness centers in three states. Immediately following the Family Fitness Acquisition, Family Fitness merged with and into 24 Hour Fitness.

    The total purchase price was approximately $80.6 million, including acquisition costs, and consisted of cash of approximately $43.0 million, a seller note of $10.1 million, assumed liabilities of $10.1 million, and shares of common stock then valued at $3.5 million. In addition, the Company was originally required to make "earnout" payments of up to $15.0 million payable in four annual installments, based on achieving certain cumulative earnings levels, of which $3.8 million was paid in 1996. In December 1996, the Company fixed the amount due under the earnout by removing all contingencies and issuing a note payable in the amount of $10.1 million, bearing interest at 9.0% per annum, the last installment of which, in the amount of $3.8 million, is due April 15, 1999.

    24 Hour Fitness issued a promissory note dated December 31, 1995 (the "24 Hour II Note") in the principal amount of $4.4 million to the Partnership, which note bears interest at the rate of 9.0% per annum. The 24 Hour II Note matures on November 20, 1998. The indebtedness evidenced by this 24

Hour II Note is also subordinated to the prior payment in full in cash of certain debt obligations of 24 Hour Fitness.

    In June 1998, the Company participated in the re-capitalization of the Forza Group Limited ("FGL"), a company incorporated in England, which, until such recapitalization, had been predominately a distributor of health and fitness equipment within Europe, the Russian Federation and the Middle East. Pursuant to a subscription agreement between, amongst others, the Company and FGL, the Company subscribed for 2,284 convertible preferred shares, par value L1 each, in FGL for total consideration of L1.0 million (or approximately $1.6 million). This represents ownership of approximately 5% in the entire issued share capital of FGL as of June 1, 1998. It is anticipated that the Company will enter into an advisory services agreement under which, for an annual fee, it will provide advisory and management services to FGL.

    Mr. Mastrov and Mr. Schlemm are shareholders in FGL and have been invited to participate in the FGL share option plan. McCown De Leeuw & Co., Inc. (through certain of its affiliates) holds a majority of the outstanding shares of FGL. Mr. Mastrov is a director and chairman of the board of directors of FGL. McCown De Leeuw Co., Inc. has also agreed (through one of its affiliates) to provide advisory services to FGL for an agreed fee.

    The Company entered into a consulting agreement with Leonard B.C. Schlemm, a former director of the Company, in December 1994, which was replaced by an agreement on similar terms with Barclay & Page Fitness Consulting Services, Inc., a company of which Mr. Schlemm was a controlling shareholder. The consulting agreements provided for a base consulting fee of up to $200,000 annually, plus an additional fee at the Board of Director's discretion. The consulting agreement was renewed for 1996 and terminated in July 1997 pursuant to its terms. Fees of $970,000, $367,000 and $75,000 were paid for services rendered in fiscal 1995, 1996 and 1997, respectively.

    In 1992, the Company entered into an arrangement with three companies known as Sportech Health Systems (Sunnyvale), Inc., Sportech Health Systems (Fremont), Inc. and Sportech Health Systems (Larkspur), Inc. (collectively, the "Sportech Entities") pursuant to which such entities provide physical therapy programs in certain of the Company's fitness centers. Mark S. Mastrov and Sandra Schlemm, the wife of Leonard B.C. Schlemm, together owned more than 50% of each Sportech Entity. In September 1994, the Company loaned the Sportech Entities an amount equal to $276,573, which indebtedness was guaranteed by Mr. Mastrov and Ms. Schlemm. In October 1996, the Company acquired all of the outstanding common stock of the Sportech Entities for $530,000, including forgiveness of the outstanding loan and interest payable thereon. The Sportech Entities have since been dissolved.

    In December 1994, Holdings, the MDC Entities and certain management stockholders (collectively, the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement contains, among other things, restrictions on the transfer of shares of the Common Stock of Holdings, certain registration rights with respect to such Common Stock and matters related to the election of the Board of Directors of Holdings. In July 1998, the MDC Entities and the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the MDC Entities may require the Company to file registration statements with respect to shares of Common Stock held by the MDC Entities and the Holders. The registration rights provisions of the Stockholders Agreement and the Registration Rights Agreement provide that the Stockholders and/or the MDC Entities may require Holdings to use its best efforts to include shares owned by them in one or more registered offerings, other than in connection with an initial public offering, of equity securities of Holdings, subject to marketing restrictions determined by the managing underwriter.

    Prior to February 1996, the Company leased its corporate headquarters at 6668 Owens Drive, Pleasanton, California, from Mr. Mastrov and Ms. Schlemm pursuant to an Operating Lease Agreement dated as of December 20, 1991. The annual rent paid by the Company in fiscal 1994 and 1995 was

$246,600 and $285,000, respectively and the rent paid by the Company in the first two months of fiscal 1996 was $49,960. In February 1996, the building was sold by Mr. Mastrov and Ms. Schlemm to an independent third party, which has continued to lease such premises to the Company.

    The Company currently leases its administrative office for its Southern California division, which is located in Carlsbad, California, from T.I.F.F. Investors, Ltd. ("TIFF"), a California limited partnership. Lease payments of $290,000, $727,000 and $760,000 were made to TIFF in fiscal 1995, 1996 and 1997, respectively. The limited partners of TIFF include Ray A. Wilson, a director of the Company. This lease is scheduled to expire in September 2001.

    The Company paid $132,000, $264,000 and $272,000 in fiscal 1995, 1996 and
1997, respectively, for the lease of club facilities owned by shareholders of the Company, including Mr. Wilson.

    In fiscal 1997, the Company paid $195,000 in interest and $920,000 in principal to Ronald Thompson, the Company's Chief Operating Officer, related to notes payable issued in conjunction with the Family Fitness Acquisition.

    In March 1997, Holdings paid $1.7 million to repurchase       shares of
Common Stock from Mr. Wilson and simultaneously acquired an option to purchase Mr. Wilson's remaining shares. In June 1998, the Company agreed to buy an
additional       shares of Common Stock from Mr. Wilson at a price of $     per
share.

    In fiscal 1997, the Company declared and paid three cash distributions under a single plan of recapitalization to stockholders totaling $57.5 million. At the time of these distributions, notes receivable from Mr. Freeman in the amount of $200,000 plus interest thereon were repaid.

    In fiscal 1997, the Company incurred $867,000 of construction costs to build a fitness club on land owned by Mr. Wilson. Of this amount, $336,000 related to architectural and engineering costs which have no future benefit to Mr. Wilson. The Company ultimately decided to abandon the construction project and recorded a write-off of the costs incurred as general and administrative expenses in fiscal 1997.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The market price of the Common Stock could be adversely affected by the availability for sale of shares held by the MDC Entities, certain executive officers and other existing stockholders of the Company. Collectively, these
stockholders will own approximately       % of the outstanding Common Stock
(approximately       % if the Underwriters' over-allotment option is exercised
in full), after the Offerings. The MDC Entities, such executive officers and certain other existing stockholders of the Company have agreed not to sell such shares for a period of 180 days following the date of the Offerings without the prior written consent of Goldman Sachs, on behalf of the Representatives of the Underwriters. After expiration of such 180-day period such shares may be sold in accordance with Rule 144 (subject to the holding period and volume limitations of such Rule) promulgated under the Securities Act, or upon registration under the Securities Act without regard to the holding period and volume limitations of Rule 144.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate," who has paid for shares is entitled, beginning two years from the later of the date of acquisition of the shares from the Company or from an affiliate of the Company, to sell within any three-month period up to that number of shares that does not exceed the greater of (i) one percent of the shares outstanding, as shown by the most recent report or statement published by the Company, and (ii) the average weekly reported volume of trading in the shares during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company and who has paid for his shares is entitled, beginning three years from the later of the date of the acquisition from the Company or from an affiliate of the Company, to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates continue to be subject to such volume limitations after the three-year holding period. The MDC Entities acquired their shares of Common Stock on December 29, 1994.

    Pursuant to (i) the Stockholders Agreement between the Company and the Holders, and (ii) the Registration Rights Agreement between the Company and the MDC Entities, the Holders and the MDC Entities are entitled to certain rights with respect to registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in the registration. In addition, the Registration Rights Agreement provides that, under certain circumstances, the MDC Entities may require the Company to file a registration statement with respect to the shares of Common Stock held by the MDC Entities and the Holders.

    Following the Offerings, the Company intends to file registration statements
under the Securities Act to register       shares of Common Stock issuable upon
the exercise of stock options granted under the Fitness Plan. Shares issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market. Immediately following the completion of the Offerings, the Company estimates that there will
be       shares issuable upon the exercise of options outstanding under the
Fitness Plan and       shares of Common Stock reserved for future grants of
options.

    The Company is unable to estimate the number of shares that may be sold under Rule 144 or otherwise because this will depend on the market price for the Common Stock of the Company, the individual circumstances of the sellers and other factors. Prior to the Offerings, there has been no public market for the Common Stock. Future sales of shares of Common Stock or the availability for sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                          DESCRIPTION OF CAPITAL STOCK

    The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The authorized capital stock of the Company consists of          shares of
Voting Common Stock (the "Common Stock"), par value $.001 per share, and
      shares of Preferred Stock, par value $         per share (the "Preferred
Stock"). Immediately following the completion of the Offerings, there will be
outstanding       shares of Common Stock and       shares of Common Stock
reserved for issuance upon exercise of outstanding options and warrants.

COMMON STOCK

    Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the agreements governing the Company's long-term debt. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

    The Common Stock has no preemptive, conversion or redemption rights and is not subject to further calls or assessments by the Company. Immediately upon consummation of the Offerings, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

    The Transfer Agent and Registrar for the Common Stock is          .

PREFERRED STOCK

    The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. There are no shares of Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares thereunder.

WARRANTS

    In connection with the financing of the Recapitalization, certain persons associated with W.E. Myers & Co. were granted the Warrants exercisable into
      shares of Common Stock for an aggregate purchase price of $       . The
Warrants are fully exercisable and expire on December 29, 2004.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    In the Certificate of Incorporation, Holdings has expressly elected not to be governed by Section 203 of Delaware Law, which imposes certain restrictions with respect to business combinations with interested stockholders. The Certificate of Incorporation and the By-laws contain provisions which may have the effect of delaying, deferring or preventing a change in control of Holdings. Such provisions (i) authorize the Board of Directors to issue preferred stock in series, with the terms of each series to be fixed by the Board of Directors and
(ii) permit directors to be removed only for cause. Accordingly, these provisions related to a classified board could also delay, defer or prevent a change in control of Holdings.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

    The Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director of Holdings shall not be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate of Incorporation is to eliminate the rights of Holdings and its stockholders (through stockholders' derivative suits on behalf of Holdings) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Holdings or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the By-laws provide that Holdings shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law.

    In addition, prior to the consummation of the Offerings, Holdings will enter into agreements (the "Indemnification Agreements") with each of the directors and officers of Holdings pursuant to which Holdings agrees to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. Furthermore, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate Holdings to purchase and maintain insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/ or agent of Holdings.

    To the extent that the Board of Directors or the stockholders of Holdings may in the future wish to limit or repeal the ability of Holdings to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of Holdings. Holdings maintains a standard policy of officers' and directors' liability insurance.

                                 LEGAL MATTERS

    The validity of the Common Stock will be passed upon for the Company, by White & Case LLP, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of fiscal 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the financial statements for Northwest Fitness, Inc. as of and for the year ended December 31, 1996 and as of and for the five months ended May 31, 1997 and the consolidated financial statements for Family Fitness Holding Company, Inc. as of and for the nine months ended June 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a registration statement on Form S-1 (the "Registration Statement," which term encompasses all amendments, exhibits and schedules thereto) with respect to the shares of Common Stock offered hereby with the United States Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, SW West Madison Street, Chicago, Illinois 60606. Copies of such material can be obtained from the Public Reference Section of the Commission at its Washington address at prescribed rates. Upon completion of the Offerings, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission. The Company intends to furnish to its stockholders annual reports containing consolidated financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS
                             FITNESS HOLDINGS, INC.

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets at December 31, 1996 and 1997 and March 31, 1998 (unaudited)...................        F-3

Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 and for the
  Unaudited Three Months Ended March 31, 1997 and 1998.....................................................        F-4

Consolidated Statements of Changes in Stockholders' Deficit for the Years Ended December 31, 1995, 1996 and
  1997 and for the Unaudited Three Months Ended March 31, 1997 and 1998....................................        F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and for the
  Unaudited Three Months Ended March 31, 1997 and 1998.....................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                                               NORTHWEST FITNESS, INC.

Independent Auditors' Report...............................................................................       F-21

Balance Sheets at December 31, 1996 and May 31, 1997.......................................................       F-22

Statements of Operations for the Year Ended December 31, 1996 and the Five Months Ended May 31, 1997.......       F-23

Statements of Changes in Stockholders' Equity (Deficit) for the Year Ended December 31, 1996 and the Five
  Months Ended May 31, 1997................................................................................       F-24

Statements of Cash Flows for the Year Ended December 31, 1996 and the Five Months Ended May 31, 1997.......       F-25

Notes to Financial Statements..............................................................................       F-26

                                         FAMILY FITNESS HOLDING COMPANY, INC.

Independent Auditors' Report...............................................................................       F-31

Consolidated Balance Sheet at June 30, 1995................................................................       F-32

Consolidated Statement of Operations for the Nine Months Ended June 30, 1995...............................       F-33

Consolidated Statement of Changes in Stockholders' Deficit for the Nine Months Ended June 30, 1995.........       F-34

Consolidated Statement of Cash Flows for the Nine Months Ended June 30, 1995...............................       F-35

Notes to Consolidated Financial Statements.................................................................       F-36

    The accompanying consolidated financial statements will give effect to an increase in the number of authorized shares into a to be determined amount and the related exchange of each share of common stock of the Company into a to be determined amount of shares of common stock in August 1998. Accordingly, certain share and per share amounts in the accompanying financial statements have been left blank pending determination of such amounts. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon completion of such exchange of the Company's outstanding common stock described in Note 14 to the consolidated financial statements and assuming that from July 7, 1998 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

Deloitte & Touche LLP

San Francisco, California
July 7, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Fitness Holdings, Inc.
Pleasanton, California:

    We have audited the accompanying consolidated balance sheets of Fitness Holdings, Inc. and its subsidiary (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Fitness Holdings, Inc. and its subsidiary as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

San Francisco, California
June 4, 1998 (August    , 1998 as to Note 14)

                             FITNESS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                       ----------------------------    MARCH 31,
                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash...............................................................  $   1,369,000  $   4,584,000  $   7,119,000
  Accounts receivable................................................      3,102,000      2,892,000      3,321,000
  Prepaid expenses and other.........................................      3,371,000      5,220,000      4,786,000
  Deferred income taxes..............................................     11,812,000     14,532,000     15,977,000
  Deferred membership origination costs..............................     10,947,000     17,042,000     18,644,000
                                                                       -------------  -------------  -------------
    Total current assets.............................................     30,601,000     44,270,000     49,847,000
                                                                       -------------  -------------  -------------

PROPERTY AND EQUIPMENT--Net..........................................     69,316,000     86,574,000     94,856,000

GOODWILL AND OTHER INTANGIBLE ASSETS--Net............................     62,014,000     65,051,000     68,665,000

DEFERRED INCOME TAXES................................................     16,581,000     24,092,000     24,801,000

DEFERRED MEMBERSHIP ORIGINATION COSTS................................      9,383,000     13,131,000     14,366,000

OTHER ASSETS.........................................................      4,793,000     13,953,000     14,377,000
                                                                       -------------  -------------  -------------

TOTAL ASSETS.........................................................  $ 192,688,000  $ 247,071,000  $ 266,912,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable...................................................  $  11,642,000  $  10,948,000  $   9,783,000
  Accrued expenses...................................................     18,468,000     23,093,000     29,854,000
  Deferred revenues..................................................     47,895,000     70,583,000     78,969,000
  Current portion of long-term debt (including notes to related parties of $4,987,000, $4,691,000 and $4,310,000 (unaudited) in
    1996, 1997 and 1998).............................................      5,090,000      4,894,000      6,981,000
  Other..............................................................        305,000        125,000        147,000
                                                                       -------------  -------------  -------------
    Total current liabilities........................................     83,400,000    109,643,000    125,734,000
                                                                       -------------  -------------  -------------

DEFERRED REVENUES....................................................     25,044,000     34,215,000     38,298,000

DEFERRED RENT........................................................      4,335,000      7,827,000      8,709,000

LONG-TERM DEBT (Including notes to related parties of $22,939,000,
  $18,129,000 and $18,129,000 (unaudited) in 1996, 1997 and 1998)....    110,002,000    200,395,000    202,877,000

OTHER (Including obligations to related parties of $1,838,000,
  $621,000 and $579,000 (unaudited) in 1996, 1997 and 1998)..........      2,553,000        827,000        711,000

COMMITMENTS AND CONTINGENCIES (Note 12)
                                                                       -------------  -------------  -------------

TOTAL LIABILITIES....................................................    225,334,000    352,907,000    376,329,000
                                                                       -------------  -------------  -------------

STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value, 10,000,000 shares authorized,
    2,262,000, 2,292,000 and 2,292,000 (unaudited) shares issued and
    2,262,000, 2,248,000 and 2,248,000 shares outstanding............          2,000          2,000          2,000
  Capital deficit....................................................     (7,403,000)    (7,145,000)    (7,145,000)
  Treasury stock.....................................................       --           (1,713,000)    (1,713,000)
  Unearned compensation..............................................       --           (3,752,000)    (3,602,000)
  Accumulated deficit................................................    (25,245,000)   (93,228,000)   (96,959,000)
                                                                       -------------  -------------  -------------
    Total stockholders' deficit......................................    (32,646,000)  (105,836,000)  (109,417,000)
                                                                       -------------  -------------  -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT..........................  $ 192,688,000  $ 247,071,000  $ 266,912,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See notes to consolidated financial statements.

                             FITNESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                         -------------------------------------------  --------------------------
                                             1995           1996           1997           1997          1998
                                         -------------  -------------  -------------  ------------  ------------
                                                                                             (UNAUDITED)
NET REVENUES:
  Membership revenues..................  $ 108,668,000  $ 196,573,000  $ 258,776,000  $ 61,696,000  $ 78,674,000
  Change in deferred revenues (Note
    6).................................    (18,683,000)   (32,403,000)   (31,069,000)  (10,131,000)  (10,909,000)
                                         -------------  -------------  -------------  ------------  ------------
    Net membership revenues............     89,985,000    164,170,000    227,707,000    51,565,000    67,765,000
  Ancillary revenues...................      8,009,000     15,839,000     34,197,000     6,425,000    12,889,000
                                         -------------  -------------  -------------  ------------  ------------
    Total net revenues.................     97,994,000    180,009,000    261,904,000    57,990,000    80,654,000
                                         -------------  -------------  -------------  ------------  ------------

OPERATING EXPENSES:
  Fitness center operating expenses....     83,947,000    162,054,000    226,809,000    50,981,000    70,598,000
  General and administrative
    expenses...........................     17,441,000     24,830,000     30,866,000     6,386,000     7,585,000
  Depreciation and amortization........      7,447,000     13,653,000     20,244,000     4,133,000     5,391,000
  Provision for severance..............                     3,600,000        635,000
  Change in deferred membership
    origination costs (Note 6).........     (5,838,000)   (10,244,000)    (9,843,000)   (2,598,000)   (2,838,000)
                                         -------------  -------------  -------------  ------------  ------------
    Total operating expenses...........    102,997,000    193,893,000    268,711,000    58,902,000    80,736,000
                                         -------------  -------------  -------------  ------------  ------------

LOSS FROM OPERATIONS...................     (5,003,000)   (13,884,000)    (6,807,000)     (912,000)      (82,000)

INTEREST EXPENSE.......................      5,600,000      9,280,000     18,372,000     2,917,000     5,280,000

DEBT OFFERING COSTS (Note 8)...........       --             --              999,000       --            --
                                         -------------  -------------  -------------  ------------  ------------

LOSS BEFORE INCOME TAXES...............    (10,603,000)   (23,164,000)   (26,178,000)   (3,829,000)   (5,362,000)

INCOME TAX BENEFIT.....................      3,853,000      8,394,000      9,171,000     1,371,000     1,631,000
                                         -------------  -------------  -------------  ------------  ------------

NET LOSS...............................  $  (6,750,000) $ (14,770,000) $ (17,007,000) $ (2,458,000) $ (3,731,000)
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------

NET LOSS PER SHARE:
  Basic:
  Diluted:

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic................................
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------
  Diluted..............................
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------

                See notes to consolidated financial statements.

                             FITNESS HOLDINGS, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                COMMON STOCK                                                                      TOTAL
                          ------------------------    CAPITAL      TREASURY       UNEARNED      ACCUMULATED   STOCKHOLDERS'
                            SHARES       AMOUNT       DEFICIT        STOCK      COMPENSATION      DEFICIT        DEFICIT
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------
BALANCE, January 1,
  1995..................    3,049,000   $   3,000   $     76,000  $   --        $    --        $  (3,725,000)  $ (3,646,000)

EXERCISE OF STOCK
  OPTIONS...............        2,000                     20,000      --             --             --               20,000

ISSUANCE OF COMMON
  STOCK.................      368,000                  3,499,000      --             --             --            3,499,000

REPURCHASE OF COMMON
  STOCK (Note 9)........   (1,157,000)     (1,000)   (10,999,000)     --             --             --          (11,000,000)

NET LOSS................      --           --            --           --             --           (6,750,000)    (6,750,000)
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------

BALANCE, December 31,
  1995..................    2,262,000       2,000     (7,404,000)     --             --          (10,475,000)   (17,877,000)

EXERCISE OF STOCK
  OPTIONS...............      --           --              1,000      --             --             --                1,000

NET LOSS................      --           --            --           --             --          (14,770,000)   (14,770,000)
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------

BALANCE, December 31,
  1996..................    2,262,000       2,000     (7,403,000)     --             --          (25,245,000)   (32,646,000)

EXERCISE OF STOCK
  OPTIONS...............       30,000      --            258,000      --             --             --              258,000

TAX BENEFIT ON EXERCISE
  OF STOCK OPTIONS......      --           --            --           --             --              838,000        838,000

REPURCHASE OF COMMON
  STOCK (Note 9)........      (44,000)     --            --       $(1,713,000)       --             --           (1,713,000)

DISTRIBUTIONS TO
  STOCKHOLDERS (Note
  9)....................      --           --            --           --             --          (57,486,000)   (57,486,000)

STOCK OPTIONS GRANTED AT
  LESS THAN FAIR VALUE
  (Note 10).............      --           --            --           --        $ (3,752,000)      5,672,000      1,920,000

NET LOSS................      --           --            --           --                         (17,007,000)   (17,007,000)
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------

BALANCE, December 31,
  1997..................    2,248,000       2,000     (7,145,000)  (1,713,000)    (3,752,000)    (93,228,000)  (105,836,000)

AMORTIZATION OF UNEARNED
  COMPENSATION
  (Unaudited)...........      --           --            --           --             150,000        --              150,000

NET LOSS (Unaudited)....      --           --            --           --                          (3,731,000)    (3,731,000)
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------

BALANCE, March 31, 1998
  (Unaudited)...........    2,248,000   $   2,000   $ (7,145,000) $(1,713,000)  $ (3,602,000)  $ (96,959,000)  $(109,417,000)
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------
                          -----------  -----------  ------------  -----------  --------------  -------------  --------------

                See notes to consolidated financial statements.

                             FITNESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             THREE MONTHS
                                                                                                              ENDED MARCH
                                                                         YEAR ENDED DECEMBER 31,                  31,
                                                               --------------------------------------------  -------------
                                                                   1995           1996            1997           1997
                                                               -------------  -------------  --------------  -------------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................................  $  (6,750,000) $ (14,770,000) $  (17,007,000) $  (2,458,000)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization............................      7,447,000     13,653,000      20,244,000      4,133,000
    Amortization of debt issuance costs......................        832,000      1,172,000       2,092,000        355,000
    Provision for deferred income taxes......................     (3,303,000)    (9,177,000)     (9,367,000)       537,000
    Amortization of unearned compensation....................       --             --             1,920,000       --
    Write-off of debt offering costs.........................       --             --               999,000
    Provision for severance..................................       --            3,600,000         635,000       --
    Write-off of intangible assets...........................       --             --             1,645,000       --
    Changes in assets and liabilities, net of effects of
      acquisitions:
      Accounts receivable....................................       (136,000)      (860,000)        210,000       (392,000)
      Prepaid expenses and other.............................       (153,000)     1,245,000      (4,395,000)       115,000
      Accounts payable and accrued expenses..................     (1,228,000)     1,325,000       1,211,000     (6,785,000)
      Deferred rent and other liabilities....................        688,000      2,008,000       3,492,000        589,000
      Deferred membership origination costs..................     (5,838,000)   (10,244,000)     (9,843,000)    (2,598,000)
      Deferred revenue.......................................     18,683,000     32,403,000      31,069,000     10,131,000
      Other..................................................       (767,000)    (1,214,000)     (1,262,000)      (277,000)
                                                               -------------  -------------  --------------  -------------

        Net cash provided by operating activities............      9,475,000     19,141,000      21,643,000      3,350,000
                                                               -------------  -------------  --------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........................    (11,077,000)   (19,689,000)    (27,681,000)   (10,098,000)
  Acquisition of businesses, net of cash acquired............    (41,385,000)   (21,885,000)    (11,760,000)      (157,000)
  Proceeds from investment maturities........................      4,000,000       --              --             --
                                                               -------------  -------------  --------------  -------------

        Net cash used in investing activities................    (48,462,000)   (41,574,000)    (39,441,000)   (10,255,000)
                                                               -------------  -------------  --------------  -------------
                                                               -------------  -------------  --------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under revolving credit
    agreement................................................      1,977,000     28,359,000     (24,900,000)    14,052,000
  Proceeds from long-term borrowings.........................     63,350,000       --           275,000,000    100,000,000
  Debt issuance costs........................................     (3,368,000)      (236,000)     (9,525,000)    (3,816,000)
  Repayments of long-term borrowings.........................    (19,350,000)    (6,364,000)   (160,106,000)   (87,985,000)
  Principal payments on (proceeds from) equipment notes
    payable and capital leases...............................     (1,677,000)      (769,000)       (515,000)       120,000
  Distributions to stockholders..............................       --             --           (57,486,000)   (12,500,000)
  Repurchase of common stock.................................    (11,000,000)      --            (1,713,000)    (1,713,000)
  Proceeds from exercise of stock options....................         20,000          1,000         258,000       --
                                                               -------------  -------------  --------------  -------------

        Net cash provided by financing activities............     29,952,000     20,991,000      21,013,000      8,158,000
                                                               -------------  -------------  --------------  -------------

NET INCREASE (DECREASE) IN CASH..............................     (9,035,000)    (1,442,000)      3,215,000      1,253,000

CASH, BEGINNING OF YEAR......................................     11,846,000      2,811,000       1,369,000      1,369,000
                                                               -------------  -------------  --------------  -------------

CASH, END OF YEAR............................................  $   2,811,000  $   1,369,000  $    4,584,000  $   2,622,000
                                                               -------------  -------------  --------------  -------------
                                                               -------------  -------------  --------------  -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest.................................  $   3,489,000  $   8,563,000  $   14,447,000  $   1,905,000
  Cash payments for (refunds of) taxes.......................        955,000      1,134,000        (250,000)      --
  Property and equipment acquired in exchange for equipment
    notes payable............................................        947,000        413,000         228,000        228,000
  Acquisitions of businesses (see Note 2)
    Liabilities assumed and incurred.........................     31,484,000      1,684,000         790,000       --
    Stockholder note issued..................................     10,100,000     10,063,000        --             --
    Debt issued and assumed..................................      1,980,000      4,835,000         392,000       --
    Stock issued.............................................      3,499,000       --              --             --


                                                                   1998
                                                               -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................................  $  (3,731,000)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization............................      5,391,000
    Amortization of debt issuance costs......................        442,000
    Provision for deferred income taxes......................     (2,154,000)
    Amortization of unearned compensation....................        150,000
    Write-off of debt offering costs.........................       --
    Provision for severance..................................       --
    Write-off of intangible assets...........................       --
    Changes in assets and liabilities, net of effects of
      acquisitions:
      Accounts receivable....................................       (429,000)
      Prepaid expenses and other.............................       (423,000)
      Accounts payable and accrued expenses..................      5,746,000
      Deferred rent and other liabilities....................        633,000
      Deferred membership origination costs..................     (2,837,000)
      Deferred revenue.......................................     10,909,000
      Other..................................................          8,000
                                                               -------------
        Net cash provided by operating activities............     13,705,000
                                                               -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........................     (7,316,000)
  Acquisition of businesses, net of cash acquired............     (8,425,000)
  Proceeds from investment maturities........................       --
                                                               -------------
        Net cash used in investing activities................    (15,741,000)
                                                               -------------
                                                               -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under revolving credit
    agreement................................................      5,000,000
  Proceeds from long-term borrowings.........................       --
  Debt issuance costs........................................       --
  Repayments of long-term borrowings.........................       --
  Principal payments on (proceeds from) equipment notes
    payable and capital leases...............................       (429,000)
  Distributions to stockholders..............................       --
  Repurchase of common stock.................................       --
  Proceeds from exercise of stock options....................       --
                                                               -------------
        Net cash provided by financing activities............      4,571,000
                                                               -------------
NET INCREASE (DECREASE) IN CASH..............................      2,535,000
CASH, BEGINNING OF YEAR......................................      4,584,000
                                                               -------------
CASH, END OF YEAR............................................  $   7,119,000
                                                               -------------
                                                               -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest.................................  $   1,626,000
  Cash payments for (refunds of) taxes.......................       --
  Property and equipment acquired in exchange for equipment
    notes payable............................................       --
  Acquisitions of businesses (see Note 2)
    Liabilities assumed and incurred.........................      1,560,000
    Stockholder note issued..................................       --
    Debt issued and assumed..................................       --
    Stock issued.............................................       --

                See notes to consolidated financial statements.

                             FITNESS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND ACCOUNTING POLICIES

    Fitness Holdings, Inc., ( the "Company"), a Delaware corporation, was formed in November 1994 as a holding company for its wholly owned subsidiary, 24 Hour Fitness, Inc. At March 31, 1998, the Company owned and operated 172 fitness centers in California, Colorado, Hawaii, Nevada, Oregon, Texas and Washington. The Company operates its fitness centers under the name "24 Hour Fitness."

    BASIS OF PRESENTATION--The Company maintains its accounting records on the accrual basis of accounting. The consolidated financial statements include the accounts of Fitness Holdings, Inc. and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

    INTERIM FINANCIAL INFORMATION--The unaudited condensed consolidated financial statements included herein as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998 have been prepared from the records of the Company without audit, and in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary to present fairly the consolidated financial position at March 31, 1998, and the consolidated results of operations and cash flows for the three-month periods ended March 31, 1997 and 1998. The results for the three-month periods are not indicative of the results to be expected for the full year or for any other interim period.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT are stated at cost (estimated fair value at the date of acquisition for acquired assets) and depreciated using the straight-line method over estimated useful lives of 5 to 8 years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life of the improvements. Whenever events or changes in circumstances indicate that the carrying amount of its assets may not be recoverable, the Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment the carrying value of its long-lived identifiable assets and related intangibles to be held and used in the future.

    DEBT ISSUANCE COSTS are amortized over the terms of the related credit agreements (see Note 8). Interest expense for the years ended December 31, 1995, 1996 and 1997 includes $832,000, $1,172,000 and $2,092,000 of such amortization, respectively.

    INTANGIBLE ASSETS--Goodwill related to acquisitions is amortized on a straight-line basis over 20-40 years. Membership lists are amortized on a straight-line basis over the estimated membership periods, ranging from 2 to 4 years. Favorable lease rights are amortized over the related lease terms. Whenever events or changes in circumstances indicate that the carrying amount of its assets may not be recoverable, the Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment the carrying value of its long-lived identifiable assets and related intangibles to be held and used in the future. Additionally, the Company periodically assesses the recoverability of the carrying value of its goodwill, based on a review of projected, undiscounted cash flows of the related operations.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION--The Company charges members non-refundable one-time initiation fees and monthly membership dues. New member initiation fees are deferred and recognized in operations on a straight line basis over the average expected life of the memberships, currently estimated at 32 months. Membership dues are recognized as revenue in the period in which services are provided. Membership dues received in advance are recorded as deferred revenue and recognized on a straight-line basis over the term during which services are provided. Ancillary revenues include retail sales and fees for personal training, nutritional counseling and other services, and are recognized as revenues in the period in which services are provided.

    DEFERRED RENT--The Company leases premises for all of its fitness centers. A number of the leases include scheduled base rent increases over their term. The total amount of base rent payments, including scheduled increases, is expensed straight-line over the term of the leases. Deferred rent represents the excess of such amounts over actual cash payments.

    FITNESS CENTER OPERATING EXPENSES--Included in fitness center operating expenses is the cost of sales of merchandise inventories of $809,000, $2,320,000 and $5,248,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Deferred membership origination costs, substantially all of which are sales commissions, are deferred and amortized on a straight-line basis over the average expected life of the memberships.

    ADVERTISING--The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $9,432,000, $17,691,000 and $19,007,000 for the years ended December 31, 1995, 1996 and
1997.

    INCOME TAXES--The Company accounts for income taxes under the asset and liability method (see Note 11).

    STOCK-BASED COMPENSATION--The Company measures compensation expense for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") (see Note 10).

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying value of cash, accounts receivable, accounts payable and long-term debt approximate their estimated fair values. To estimate the fair value of long-term debt, the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities.

    RECLASSIFICATIONS--Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

    NET LOSS PER SHARE--In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), which superseded APB Opinion No. 15. Net loss per share for all periods presented reflects the adoption of SFAS 128. SFAS 128 requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options to issue common stock or other dilutive securities were exercised into common stock. Basic earnings per share and diluted earnings per share are

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND ACCOUNTING POLICIES (CONTINUED) equivalent in 1995, 1996 and 1997 and for the unaudited three month periods ended March 31, 1997 and 1998 because of net losses in each period.

    NEW ACCOUNTING PRONOUNCEMENTS--In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME, which prescribes standards for reporting comprehensive income and its components. Comprehensive income consists of net income or loss for the current period and other comprehensive income (income, expenses, gains and losses that currently bypass the income statement and are reported directly as a separate component of equity). SFAS 130 requires that components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS 130 during the first quarter of 1998. Comprehensive loss equals net loss for all periods presented.

    In 1997, the FASB issued SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for a company's operating segments. Adoption of this Statement will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. SFAS 131 is effective for the Company's fiscal 1998.

    In June 1998, the FASB issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on the Company's financial statements.

2. ACQUISITIONS

    During the three-month period ended March 31, 1998, the Company acquired 10 fitness centers. The total purchase price was $9,949,000 (unaudited), including acquisition costs, and consisted of cash of $8,389,000 and assumed liabilities of $1,560,000. The total combined excess of the purchase price over the fair value of net identifiable assets acquired (consisting primarily of fixed assets, merchandise inventories and customer lists) of $3,186,000 (unaudited) was recorded as goodwill. Results of operations after the acquisition date are included in the consolidated statement of operations.

    In May 1997, the Company acquired a fitness center chain consisting of 7 fitness centers. The combined total purchase price was $11,820,000, including acquisition costs, and consisted of $11,673,000 in cash and a $147,000 promissory note due to a seller. The total combined excess of the purchase price over the fair value of net identifiable assets acquired (consisting primarily of fixed assets, merchandise inventories, and customer lists) of $7,153,000 was recorded as goodwill. Results of operations after the acquisition date are included in the consolidated statements of operations.

    During 1996, the Company completed three acquisitions of fitness center chains, acquiring a total of 20 fitness centers. The combined total purchase price was $25,049,000, including acquisition costs, and consisted of $20,449,000 in cash and a $4,600,000 promissory note due to a seller. The total combined excess of the purchase price over the fair value of net identifiable assets acquired of $15,275,000 was

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

2. ACQUISITIONS (CONTINUED)
recorded as goodwill. Results of operations after the acquisition date are included in the consolidated statements of operations.

    The following pro forma information gives effect to the Northwest Fitness, Inc. and Landhigh Investments, Inc. acquisitions, completed in May 1997 and October 1996, respectively, as if the two acquisitions had taken place at January 1, 1996. The Company considers the remainder of the 1996 and 1997 acquisitions to be insignificant for pro forma purposes. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchases, amortization of intangibles arising from the transactions and the related income tax impacts. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                                                  YEAR ENDED DECEMBER 31
                                                            ----------------------------------
                                                                  1996              1997
                                                            ----------------  ----------------

                                                                       (UNAUDITED)
Net revenues..............................................  $    201,291,000  $    266,577,000
Net loss..................................................       (14,017,000)      (17,132,000)
Net loss per share:
Basic.....................................................  $                 $
Diluted...................................................  $                 $

    During 1996 and 1997, the Company also acquired certain operating assets of single fitness centers. The consideration paid in 1996 consisted of $1,436,000 in cash and the issuance of notes payable of $235,000. The consideration paid in 1997 consisted of $1,983,000 in cash and the issuance of notes payable of $245,000. The acquired net assets consisted of equipment, customer lists and leases of club premises.

    On June 30, 1995, the Company acquired all of the outstanding common stock of FFHC, from Family Fitness Holdings Limited Partnership which owned 68 fitness centers in three states. The total purchase price was approximately $80,600,000, including acquisition costs, and consisted of cash of approximately $43,000,000, a seller note of $10,100,000, assumed liabilities of $10,100,000 and 367,894 shares of common stock then valued at $3,499,000. In addition, the Company was originally required to make "earnout" payments of up to $15,000,000 payable in four annual installments, based on achieving certain cumulative earnings levels, of which $3,750,000 was paid in 1996. In December 1996, the Company fixed the amount due under the earnout by removing all contingencies and issuing a note payable in the amount of $10,063,000, bearing interest at 9%. The acquisition was accounted for using the purchase method of accounting, and the operating results subsequent to the acquisition date are included in the Company's consolidated statements of operations. The excess of the purchase price (including earnout payments) over the fair value of the net identifiable assets acquired of $42,298,000 was recorded as goodwill.

    Effective January 1, 1995, the Company acquired the remaining 50% interest in the 24 Hour Workout Partnership for $3,000,000. The excess of the purchase price over the fair value of the net identifiable assets acquired of $2,200,000 was recorded as goodwill.

    All of the acquisitions noted above were accounted for using the purchase method of accounting.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

3. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1996            1997
                                                               --------------  --------------
Leasehold improvements.......................................  $   37,153,000  $   53,396,000
Exercise equipment...........................................      37,287,000      45,981,000
Office furniture.............................................      10,045,000      12,836,000
Computer equipment...........................................       4,740,000       6,507,000
Construction in progress.....................................       2,303,000       4,986,000
                                                               --------------  --------------
      Total..................................................      91,528,000     123,706,000
Less accumulated depreciation................................     (22,212,000)    (37,132,000)
                                                               --------------  --------------
Total property and equipment--net............................  $   69,316,000  $   86,574,000
                                                               --------------  --------------
                                                               --------------  --------------

    For the years ended December 31, 1995, 1996 and 1997, depreciation expense for property and equipment was $6,280,000, $11,062,000 and $15,675,000, respectively.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

    Intangible assets consisted of the following:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1996            1997
                                                               --------------  --------------
Goodwill.....................................................  $   57,072,000  $   62,977,000
Membership lists.............................................       7,699,000       9,039,000
Favorable lease rights.......................................         829,000         829,000
                                                               --------------  --------------
      Total..................................................      65,600,000      72,845,000
Less accumulated amortization................................      (3,586,000)     (7,794,000)
                                                               --------------  --------------
Total goodwill and other intangible assets--net..............  $   62,014,000  $   65,051,000
                                                               --------------  --------------
                                                               --------------  --------------

    For the years ended December 31, 1995, 1996 and 1997, amortization expense for intangible assets was $1,167,000, $2,591,000 and $4,569,000, respectively.

    During 1997, general and administrative expenses include a charge of $1,645,000 related to the impairment of intangibles.

5. EMPLOYEE BENEFIT PLAN

    The Company maintained a voluntary defined contribution 401(k) plan covering certain employees who had met specified service and eligibility requirements. Company contributions were discretionary, and employee contributions had a maximum limit set by law. Company contributions totaled $40,000, $101,000 and $162,000 in 1995, 1996 and 1997, respectively. Subsequent to December 31, 1997, the Company initiated the process to terminate the plan.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

6. DEFERRED REVENUES AND COSTS

    Components of deferred revenues were as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                   1995             1996              1997
                                                              ---------------  ---------------  ----------------
Beginning deferred revenues.................................  $   (18,398,000) $   (39,753,000) $    (72,939,000)
Originating from new members................................      (38,654,000)     (74,254,000)      (97,689,000)
Originating from acquisitions...............................       (2,672,000)        (783,000)         (790,000)
Revenues recognized.........................................       19,971,000       41,851,000        66,620,000
                                                              ---------------  ---------------  ----------------
Ending deferred revenues....................................  $   (39,753,000) $   (72,939,000) $   (104,798,000)
                                                              ---------------  ---------------  ----------------
                                                              ---------------  ---------------  ----------------

    Changes in deferred revenues as shown in the consolidated statements of operations represent the difference between deferred revenues originating from new members and recognized.

    Components of deferred membership origination costs were as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------
                                                                      1995            1996            1997
                                                                 --------------  --------------  ---------------
Beginning deferred membership origination costs................  $    4,248,000  $   10,086,000  $    20,330,000
Costs incurred.................................................       9,858,000      19,043,000       25,856,000
Costs amortized................................................      (4,020,000)     (8,799,000)     (16,013,000)
                                                                 --------------  --------------  ---------------
Ending deferred membership origination costs...................  $   10,086,000  $   20,330,000  $    30,173,000
                                                                 --------------  --------------  ---------------
                                                                 --------------  --------------  ---------------

    Changes in deferred membership origination costs as shown in the consolidated statements of operations represent the difference between costs incurred and costs amortized.

7. PROVISION FOR SEVERANCE

    In connection with the termination of employment of certain employees, the Company recorded a provision for severance of $0, $3,600,000 and $635,000 in 1995, 1996 and 1997, respectively.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

8. LONG-TERM DEBT

    Long-term debt was as follows:

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                    1996              1997
                                                              ----------------  ----------------     MARCH 31,
                                                                                                        1998
                                                                                                  ----------------
                                                                                                    (UNAUDITED)
Bank notes payable:
  Term loan, variable interest (10.25% at December 31, 1997;
    9.06% at March 31, 1998), interest only through December
    31, 1999, principal payable in quarterly installments of
    $312,500, plus interest, through September 30, 2004,
    with final paydown of $119,062,500 on December 31,
    2004....................................................  $     24,000,000  $    125,000,000  $    125,000,000
  Term loan, variable interest (9.75% at December 31, 1997;
    8.56% at March 31, 1998), due in quarterly installments
    commencing March 31, 1999, of varying amounts from
    $2,500,000 to $4,000,000, plus interest, through
    December 31, 2002.......................................        31,000,000        50,000,000        50,000,000
  Working capital line of credit, variable interest (9.75%
    at December 31, 1997; rates ranging from 8.38% to 8.56%
    at March 31, 1998), due in December 2002................        31,859,000         6,959,000        11,959,000
Note payable to related parties, 9.0% interest only through
  January 2002, principal due in full in January 2002.......        10,100,000        10,100,000        10,100,000
Note payable to related parties, interest at 9.0%, payable
  in three annual installments of $3,750,000, principal and
  interest, beginning April 1, 1997.........................        10,063,000         6,540,000         6,540,000
Note payable to related party, interest only at 9.0% payable semi-annually, principal due in full on September 30,
  2001......................................................         4,600,000         4,600,000         4,600,000
Note payable to related parties, interest at 9.0%, payable
  in quarterly installments of principal and interest
  through November 1998.....................................         3,163,000         1,580,000         1,198,000
Notes payable, interest between 9.0% and 12.0% payable in
  varying monthly installments through December 2000........           307,000           510,000           461,000
                                                              ----------------  ----------------  ----------------
      Total.................................................       115,092,000       205,289,000       209,858,000
Less current portion........................................         5,090,000         4,894,000         6,981,000
                                                              ----------------  ----------------  ----------------
Long-term portion...........................................  $    110,002,000  $    200,395,000  $    202,877,000
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

    In March 1997 and in December 1997, the Company refinanced its existing bank debt. Under a restated long-term credit agreement in December 1997 ("Senior Credit Facility"), the Company increased its total credit line to $225,000,000. The Senior Credit Facility consists of a $125,000,000 term loan expiring December 2004 and a $50,000,000 term loan and a $50,000,000 working capital line of credit which expire December 2002. At December 31, 1997, available borrowings included approximately $43,041,000 under the working capital line of credit.

    The Senior Credit Facility contains certain restrictive financial covenants including debt to adjusted earnings ratios and interest and fixed charges to adjusted earnings ratios and prohibits the declaration

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

8. LONG-TERM DEBT (CONTINUED)
or payment of dividends, except to make a dividend payment to its shareholders through proceeds received as of the refinancing date. The borrowings are secured by all of the assets of the Company. The Senior Credit Facility provides for the issuance of letters of credit. The Company had irrevocable letters of credit outstanding in the amount of $151,000 as of December 31, 1997. In February 1998, the Company issued an additional letter of credit for $1,000,000 which expires in 1999 related to a software purchase.

    The Senior Credit Facility also requires the Company to maintain interest rate hedges on notional principal amounts of not less than $70.0 million, prior to March 1998, and $100.0 million thereafter. Accordingly, in March 1997, the Company entered into an interest rate swap transaction with BNP. Under this interest rate swap agreement, the Company is a fixed rate payor, effectively converting the variable interest rate on $70.0 million of debt under its Senior Credit Facility into a fixed rate based on 6.3% plus a bank margin based on the Company's leverage ratio. This interest rate swap agreement expires in March 1999; however, BNP has the option to extend the term to March 2000. At December 31, 1997, the fair value of this contract was a loss of $812,000. Additionally, in March 1998, the Company entered into an interest rate transaction with a second international financial institution. Under this interest rate swap agreement, the Company will be a fixed rate payor, effectively converting the variable interest rate on a principal amount $50.0 million of debt under the term loan portion of its Senior Credit Facility into a fixed rate based on 5.7% plus a bank margin percentage based on the Company's leverage ratio. This second interest rate swap agreement expires in March 2003; however, the financial institution has the option to accelerate the expiration date to March 2001. Under the term loan portions of the Senior Credit Facility, the Company pays variable interest rates based, at its election, on the bank's prime rate or LIBOR plus a marginal rate, which changes depending on the Company's leverage ratio. Including the interest rate swap agreements, the Company's weighted average interest rate as of March 31, 1998 was 9.1%. The Company pays an annual commitment fee based on the unused portion of the working capital line of credit under the Senior Credit Facility.

    Scheduled principal payments on long-term debt for years ended December 31 are as follows:

1998.........................................................  $   4,894,000
1999.........................................................     13,582,000
2000.........................................................     13,347,000
2001.........................................................     17,877,000
2002.........................................................     34,339,000
Thereafter...................................................    121,250,000
                                                               -------------
Total........................................................  $ 205,289,000
                                                               -------------
                                                               -------------

    In 1997, the Company expensed $999,000 in costs associated with a cancelled private placement of long-term debt. These costs were included on the consolidated statements of operations as debt offering costs.

9. STOCKHOLDERS' DEFICIT

    In 1997, the Company declared and paid three cash distributions under a single plan of recapitalization to stockholders totaling $57,486,000.

    In March 1997, the Company paid $1,713,000 to repurchase approximately 44,000 shares of common stock from a stockholder and for an option to repurchase the same stockholder's remaining

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

9. STOCKHOLDERS' DEFICIT (CONTINUED)
44,000 shares of common stock. Subsequent to December 31, 1997, the Company notified the stockholder of its intent to exercise half of the option at a total purchase price of $1,200,000.

    The Company has outstanding warrants with a third party allowing the purchase of up to 87,584 shares of the Company's common stock for an aggregate purchase price of $602,000. The warrants are fully exercisable and expire on December 29, 2004.

    On January 3, 1995, the Company completed its 1994 recapitalization by repurchasing 1,156,635 shares of its outstanding common stock for $11,000,000 in cash.

10. STOCK OPTION PLANS

    Under the 1994 Stock Option and Award Plan, options to purchase shares of common stock are generally granted to key employees at option prices not less than the fair market value of the Company's shares on the date of grant. The Company has reserved 313,501 shares of common stock for issuance under this plan. The options are exercisable for a period of up to ten years from the date of grant and vest at various dates from 2002 to 2005. Fifty percent of the option grants vest immediately upon the occurrence of a liquidity event, including an initial public offering. The remaining fifty percent can vest up to 10% per year for each of the five years succeeding the grant date if the Company achieves certain annual performance measures based on earnings before interest, taxes, depreciation and amortization.

    In 1997, the Company granted 73,031 options at an exercise price that was below fair market value. Compensation expense related to this grant totaled $4,169,000 of which $417,000 was recognized in 1997 and $3,752,000 was deferred. Unearned compensation expense, which is recorded in stockholders' deficit, is recognized over the related vesting period described in the foregoing paragraph.

    Also in 1997, 18,000 options were transferred from one stockholder to another. Upon transfer, the vesting of these options was accelerated. For accounting purposes, this transfer was treated as a cancellation and issuance of options with an exercise price below fair market value, accordingly, compensation expense of $1,503,000 was recorded in general and administrative expenses.

    As a result of the impact on equity of the sum of the cash distributions described in Note 9, in December 1997, the Company repriced its outstanding fixed stock options. Such repricing included a reduction of the exercise price per share and an increase in the number of options held by each individual option holder such that the aggregate intrinsic value of each individual's option holdings was the same both before and after the total of the cash distributions. Because the repricing was performed in accordance with EITF Consensus No. 90-9, CHANGES TO FIXED EMPLOYEE STOCK OPTION PLANS AS A RESULT OF EQUITY RESTRUCTURING, no compensation expense was recorded.

    Under the 1995 Non-Employee Director's Stock Option Plan, non-qualified options are granted to non-employee directors at prices equal to the fair market value at the date of grant. The Company has reserved 11,500 shares for issuance under the Plan. The options generally vest over a period of three to five years and expire ten years from the date of grant.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

10. STOCK OPTION PLANS (CONTINUED)
    Stock option activity for both plans for the three years in the period ended December 31, 1997 was:

                                                                                    NUMBER OF    WEIGHTED AVERAGE
                                                                                     SHARES       EXERCISE PRICE
                                                                                   -----------  ------------------
Balance, January 1, 1995.........................................................     169,605       $     9.51
Granted..........................................................................      78,197            11.36
Exercised........................................................................      (2,116)            9.51
Canceled.........................................................................      (3,891)            9.51
                                                                                   -----------         -------
Balance, December 31, 1995.......................................................     241,795            10.10
Granted..........................................................................      85,384            31.85
Exercised........................................................................        (144)            9.51
Canceled.........................................................................      (7,523)           18.36
                                                                                   -----------         -------
Balance, December 31, 1996.......................................................     319,512            15.31
Granted..........................................................................      86,884            40.51
Exercised........................................................................     (29,872)            9.51
Canceled.........................................................................      (7,970)           15.23
Exchanged as a result of the option repricing discussed above....................    (368,554)           22.25
Issued as a result of the option repricing discussed above.......................     504,602            16.25
                                                                                   -----------         -------
Balance, December 31, 1997.......................................................     504,602       $    16.25
                                                                                   -----------         -------
                                                                                   -----------         -------
Options exercisable at December 31, 1995.........................................      47,139       $     9.51
                                                                                   -----------         -------
                                                                                   -----------         -------
Options exercisable at December 31, 1996.........................................     102,931       $    12.23
                                                                                   -----------         -------
                                                                                   -----------         -------
Options exercisable at December 31, 1997.........................................     185,688       $    11.30
                                                                                   -----------         -------
                                                                                   -----------         -------

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), requires the disclosure of pro forma net income as though the Company adopted the fair value method of measuring stock based compensation as of the beginning of 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: five year expected life from date of grant; no stock volatility in 1995, 1996 and 1997; risk free interest rates, 5.91% in 1995, 6.42% in 1996 and ranging from 5.75% to 6.25% in 1997; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1995, 1996 and 1997

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

10. STOCK OPTION PLANS (CONTINUED)
awards had been amortized to expense over the vesting period of the awards, pro forma net loss and net loss per share would have been:

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1995            1996            1997
                                                                    -------------  --------------  --------------
Pro forma net loss................................................  $   6,758,000  $   14,798,000  $   17,736,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
Pro forma net loss per share......................................  $              $               $
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

    However, the impact of outstanding non-vested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1995, 1996 and 1997 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all future applicable stock options. The weighted average fair value at grant date of stock options granted in 1995, 1996 and 1997 was $2.10, $8.16 and $60.47, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                        ----------------------------------------------------  --------------------------------
                                       WEIGHTED AVERAGE
       RANGE OF           OPTIONS       REMAINING LIFE     WEIGHTED AVERAGE     OPTIONS      WEIGHTED AVERAGE
   EXERCISE PRICES      OUTSTANDING       (IN YEARS)        EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
----------------------  ------------  ------------------  ------------------  ------------  ------------------
$6.87.................      263,754              7.2          $     6.87          140,750       $     6.87
$19.78 to $25.66......      226,995              8.7          $    24.05           43,553       $    23.86
$66.92................       13,853              9.9          $    66.92            1,385       $    66.92
                        ------------                                          ------------
$6.87 to $66.92.......      504,602                                               185,688
                        ------------                                          ------------
                        ------------                                          ------------

11. INCOME TAXES

    The benefit for income taxes consisted of the following:

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Current:
  Federal...........................................................  $     483,000  $    (580,000) $    (143,000)
  State and local...................................................         67,000       (203,000)       (53,000)
                                                                      -------------  -------------  -------------
      Total current tax benefit (expense)...........................        550,000       (783,000)      (196,000)
                                                                      -------------  -------------  -------------
Deferred:
  Federal...........................................................      2,474,000      7,213,000      7,356,000
  State.............................................................        829,000      1,964,000      2,011,000
                                                                      -------------  -------------  -------------
      Total deferred tax benefit....................................      3,303,000      9,177,000      9,367,000
                                                                      -------------  -------------  -------------
Total income tax benefit............................................  $   3,853,000  $   8,394,000  $   9,171,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The above 1997 income tax benefit excludes $838,000 related to the exercise of employee stock options, which was credited directly to accumulated deficit.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

11. INCOME TAXES (CONTINUED)
    The Company's effective tax rate and the statutory federal income tax rate are reconciled as follows:

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1995       1996       1997
                                                                                             ---------  ---------  ---------
Statutory federal income tax benefit rate..................................................       34.0%      34.0%      34.0%
State and local income taxes, net of federal tax benefit...................................        6.1        6.1        5.7
Nondeductible amortization of intangible assets............................................       (3.3)      (3.4)      (4.5)
Other nondeductible expenses...............................................................       (0.5)      (0.5)      (0.2)
                                                                                                   ---        ---        ---
Effective tax benefit rate.................................................................       36.3%      36.2%      35.0%
                                                                                                   ---        ---        ---
                                                                                                   ---        ---        ---

    The components of the deferred tax assets are as follows:

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1996            1997
                                                                                   --------------  --------------
Current:
  Deferred revenue and costs.....................................................  $    7,957,000  $   12,773,000
  Compensation and employee benefits.............................................       1,579,000         320,000
  Nondeductible reserves.........................................................       2,077,000       1,249,000
  Other..........................................................................         199,000         190,000
                                                                                   --------------  --------------
      Total current..............................................................      11,812,000      14,532,000
                                                                                   --------------  --------------
Noncurrent:
  Deferred revenue and costs.....................................................      10,346,000      12,306,000
  Deferred rent..................................................................       4,624,000       6,000,000
  Fixed and intangible assets....................................................       1,814,000       3,434,000
  Debt issuance costs............................................................        --            (2,113,000)
  Tax attribute carryover........................................................       1,806,000       3,861,000
  Nondeductible reserves.........................................................      (1,640,000)        503,000
  Other..........................................................................        (369,000)        101,000
                                                                                   --------------  --------------
      Total noncurrent...........................................................      16,581,000      24,092,000
                                                                                   --------------  --------------
Total deferred tax asset.........................................................  $   28,393,000  $   38,624,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    Deferred revenue and costs of $25.1 million at December 31, 1997 and $18.3 million at December 31, 1996 relates to net cash collected in prior and current periods to be recognized in future periods over the average member life. Since such amounts have previously been reported as income for income tax reporting purposes, the recognition of these deferred revenue will not result in future taxes payable. Additionally, deferred rent of $6.0 million at December 31, 1997 and $4.6 million at December 31, 1996 resulted from the recognition of lease expenses for financial reporting purposes prior to the actual payment and, thus, recognition for income tax reporting purposes. The ultimate recognition of these deferred tax assets is not contingent on the Company's ability to achieve future taxable income.

    Management believes it is more likely than not that sufficient taxable income will be generated in future periods to utilize the deferred tax assets that are dependent upon such taxable income. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

11. INCOME TAXES (CONTINUED)
    The Company has available federal and state net operating loss carryforwards for tax purposes of approximately $8,069,000 and $2,595,000, respectively, which expire in 2010 through 2011.

12. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases all of its fitness centers and administrative offices.

    Facility and administrative office leases contain various provisions for renewal options and provide for rent adjustments throughout the lease term. The aggregate future minimum annual rental payments under noncancellable leases in effect at December 31, 1997 are as follows:

                                                             CAPITAL LEASES
                                                              AND EQUIPMENT      OPERATING
                                                              NOTES PAYABLE        LEASES
                                                             ---------------  ----------------
1998.......................................................   $     161,000   $     43,477,000
1999.......................................................          86,000         43,792,000
2000.......................................................          29,000         43,634,000
2001.......................................................           2,000         41,910,000
2002.......................................................                         39,615,000
Thereafter.................................................                        275,640,000
                                                             ---------------  ----------------
      Total minimum commitments............................         278,000   $    488,068,000
                                                             ---------------  ----------------
                                                             ---------------  ----------------
Less amount representing interest..........................         (30,000)
                                                             ---------------
Present value of obligations under capital leases and
  equipment notes payable..................................         248,000
Less current portion.......................................        (125,000)
                                                             ---------------
Long-term obligations under capital leases and equipment
  notes payable............................................   $     123,000
                                                             ---------------
                                                             ---------------

    The cost and related accumulated amortization of assets under capital leases aggregated $2,430,000 and $2,013,000, respectively, at December 31, 1996 and $1,487,000 and $1,238,000, respectively, at December 31, 1997.

    Total rent expense for all operating leases for the years ended December 31, 1995, 1996 and 1997 was $18,742,000, $38,450,000 and $42,558,000, respectively.

OTHER

    The Company is involved in various lawsuits and claims arising in the ordinary course of business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

    The Company has entered into an agreement with one of its lenders whereby the Company is obligated to pay a Success Participation Fee ("Success Fee"), as defined. The Success Fee is contingent upon the occurrence of certain events (including an initial public offering, a sale of the Company or a qualifying dividend) and the amount of the fee varies based on which event occurs and the amount of proceeds associated with the event. In connection with the distributions discussed in Note 9, in 1997, the Company paid a total of $1,012,000 to its lender in accordance with this agreement, which was recorded

                             FITNESS HOLDINGS, INC.

                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
as interest expense. Additional fees could become due upon the future occurrence of any of the above mentioned events. For instance, in the event of an initial
public offering in the amount of $         , the success participation fee would
be approximately $         .

13. RELATED PARTY TRANSACTIONS

    The Company leases certain fitness center facilities and administrative office space from various entities owned by stockholders and related parties of the Company. Rent expense under these related party leases was $707,000 in 1995, $1,041,000 in 1996 and $1,032,000 in 1997, respectively.

    The Company paid $1,500,000, $500,000 and $1,200,000 in 1995, 1996 and 1997,
respectively, to a stockholder for management and advisory services. Such fees were recorded as debt issuance costs or general and administrative expenses based on services provided. Additionally, the Company paid $970,000, $367,000 and $75,000 in 1995, 1996 and 1997, respectively, for consulting services provided by another stockholder, which are included in general and administrative expenses.

    In 1997, the Company incurred $867,000 of construction costs to build a fitness center on land owned by a stockholder. Of this amount, $336,000 related to architectural and engineering costs which have no future benefit to the stockholder. The Company ultimately decided to abandon the construction project and wrote off costs incurred as general and administrative expenses in 1997.

    In October 1996, the Company acquired all of the outstanding common stock of Sportech, an entity owned in part by certain of the Company's stockholders, for $530,000, including forgiveness of a note receivable and interest receivable thereon of $332,000.

14. SUBSEQUENT EVENTS

    In       1998, the Board of Directors of the Company effected a
      -for-one stock split of the Company's common stock. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the split.

    In June 1998, the Company participated in the re-capitalization of the Forza Group Limited ("FGL"), a company incorporated in England, which, until such recapitalization, had been predominately a distributor of health and fitness equipment within Europe, the Russian Federation and the Middle East. Pursuant to a subscription agreement between, amongst others, the Company and FGL, the Company subscribed for 2,284 convertible preferred shares, par value L1 each, in FGL for total consideration of L1.0 million (or approximately $1.6 million). This represents ownership of approximately 5% in the entire issued share capital of FGL as of June 1, 1998. It is anticipated that the Company will enter into an advisory services agreement under which, for an annual fee, it will provide advisory and management services to FGL.

                                     ******

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Northwest Fitness, Inc.

    We have audited the accompanying balance sheets of Northwest Fitness, Inc. (the "Company") as of December 31, 1996 and May 31, 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 1996 and the five months ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Northwest Fitness, Inc. as of December 31, 1996 and May 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the five months ended May 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California

June 5, 1998

                            NORTHWEST FITNESS, INC.

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,      MAY 31,
                                                                                         1996            1997
                                                                                    --------------  --------------
ASSETS

CURRENT ASSETS:
  Cash............................................................................   $    439,000   $      299,000
  Accounts receivable.............................................................          3,000           11,000
  Prepaid expenses................................................................         57,000           34,000
  Inventories.....................................................................        220,000          136,000
                                                                                    --------------  --------------
    Total current assets..........................................................        719,000          480,000

PROPERTY AND EQUIPMENT--Net.......................................................      4,862,000        4,671,000

OTHER ASSETS......................................................................         87,000           86,000
                                                                                    --------------  --------------

TOTAL ASSETS......................................................................   $  5,668,000   $    5,237,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable................................................................   $    160,000   $      238,000
  Accrued expenses................................................................        270,000          397,000
  Deferred revenue................................................................      1,102,000        1,286,000
  Current portion of long-term debt...............................................        442,000        1,447,000
  Current portion of capital lease obligations....................................         63,000          174,000
  Dividend payable................................................................        100,000
                                                                                    --------------  --------------
    Total current liabilities.....................................................      2,137,000        3,542,000
                                                                                    --------------  --------------

LONG-TERM DEBT....................................................................      2,335,000        1,149,000
DEFERRED RENT AND LEASE INCENTIVES................................................      1,024,000        1,032,000
CAPITAL LEASE OBLIGATIONS.........................................................        109,000
OTHER.............................................................................         15,000           15,000
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value, 200,000 shares authorized, issued and outstanding...        100,000          100,000
  Cumulative distributions in excess of earnings..................................        (52,000)        (601,000)
                                                                                    --------------  --------------
    Total stockholders' equity (deficit)..........................................         48,000         (501,000)
                                                                                    --------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)..............................   $  5,668,000   $    5,237,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                       See notes to financial statements.

                            NORTHWEST FITNESS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                      FIVE MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      DECEMBER 31,      MAY 31,
                                                                                          1996           1997
                                                                                     --------------  -------------
NET REVENUES
  Membership revenues..............................................................   $  8,050,000   $   4,727,000
  Change in deferred revenues......................................................       (337,000)     (1,286,000)
                                                                                     --------------  -------------
    Net membership revenues........................................................      7,713,000       3,441,000
  Ancillary revenues...............................................................      2,255,000       1,232,000
                                                                                     --------------  -------------
    Total net revenues.............................................................      9,968,000       4,673,000

OPERATING EXPENSES:
  Fitness center operating expenses................................................      7,100,000       3,505,000
  General and administrative expenses..............................................        433,000         253,000
  Depreciation and amortization....................................................        645,000         283,000
                                                                                     --------------  -------------

    Total operating expenses.......................................................      8,178,000       4,041,000
                                                                                     --------------  -------------

INCOME FROM OPERATIONS.............................................................      1,790,000         632,000

INTEREST EXPENSE...................................................................       (288,000)       (106,000)
                                                                                     --------------  -------------

NET INCOME.........................................................................   $  1,502,000   $     526,000
                                                                                     --------------  -------------
                                                                                     --------------  -------------

                       See notes to financial statements.

                            NORTHWEST FITNESS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

                                                                                           CUMULATIVE
                                                                       COMMON STOCK       DISTRIBUTIONS
                                                                  ----------------------  IN EXCESS OF
                                                                   SHARES      AMOUNT       EARNINGS         TOTAL
                                                                  ---------  -----------  -------------  --------------
BALANCE, JANUARY 1, 1996........................................    200,000  $   100,000  $    (301,000) $     (201,000)

Dividend distributions..........................................                             (1,253,000)     (1,253,000)

Net income......................................................                              1,502,000       1,502,000
                                                                  ---------  -----------  -------------  --------------

BALANCE, DECEMBER 31, 1996......................................    200,000      100,000        (52,000)         48,000

Dividend distributions..........................................                             (1,075,000)     (1,075,000)

Net income......................................................                                526,000         526,000
                                                                  ---------  -----------  -------------  --------------

BALANCE, MAY 31, 1997...........................................    200,000  $   100,000  $    (601,000) $     (501,000)
                                                                  ---------  -----------  -------------  --------------
                                                                  ---------  -----------  -------------  --------------

                       See notes to financial statements.

                            NORTHWEST FITNESS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED     FIVE MONTHS
                                                                                     DECEMBER 31,       ENDED
                                                                                         1996        MAY 31, 1997
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................   $  1,502,000   $      526,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization.................................................        645,000          283,000
    Change in assets and liabilities:
      Accounts receivable.........................................................        165,000           (8,000)
      Prepaid expenses............................................................        (29,000)          23,000
      Inventories.................................................................        (89,000)          84,000
      Other assets................................................................          3,000            1,000
      Accounts payable............................................................       (125,000)          78,000
      Accrued expenses............................................................          8,000          126,000
      Deferred revenue............................................................        (43,000)         185,000
      Deferred rent and lease incentives..........................................         71,000            8,000
      Other.......................................................................        (10,000)
                                                                                    --------------  --------------
        Net cash provided by operating activities.................................      2,098,000        1,306,000
                                                                                    --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................       (236,000)         (67,000)
                                                                                    --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt....................................................       (407,000)        (181,000)
  Principal payments on capital lease obligations.................................        (57,000)         (23,000)
  Dividends paid..................................................................     (1,253,000)      (1,175,000)
  Other...........................................................................         21,000
                                                                                    --------------  --------------
        Net cash used in financing activities.....................................     (1,696,000)      (1,379,000)
                                                                                    --------------  --------------

NET INCREASE (DECREASE) IN CASH...................................................        166,000         (140,000)

CASH, BEGINNING OF YEAR...........................................................        273,000          439,000
                                                                                    --------------  --------------

CASH, END OF YEAR.................................................................   $    439,000   $      299,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest..........................................................   $    288,000   $      106,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Acquisitions of equipment under capital lease...................................   $    --        $       25,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                       See notes to financial statements.

                            NORTHWEST FITNESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

1. DESCRIPTION OF COMPANY AND ACCOUNTING POLICIES

    THE COMPANY--Northwest Fitness, Inc. (the "Company") was incorporated in the State of Oregon in August 1989. The Company owns and operates six fitness centers in Northwest Oregon and one in Washington. Effective June 1, 1997, the Company sold substantially all of its assets (excluding cash and one gym location, which the Company leased to 24 Hour Fitness, Inc.) for $10,385,000 and 24 Hour Fitness, Inc. assumed all of the Company's operating leases.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT are stated at cost and depreciated using accelerated methods over the estimated useful lives of the assets which approximate 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lease term or estimated useful life, whichever is shorter. Whenever events or changes in circumstances have indicated that the carrying amount of its assets might not be recoverable, the Company, using its best estimates based on reasonable and supportable assumptions and projections, has reviewed for impairment the carrying value of long-lived assets.

    DEFERRED RENT AND LEASE INCENTIVES--The Company leases premises for all of its fitness clubs. A number of the leases include scheduled base rent increases over their term. The total amount of base rent payments, including scheduled increases, is expensed on the straight-line method over the terms of the leases. Deferred rent represents the excess of such amounts over actual cash payments. Sublease revenue is also recognized on a straight-line basis. Deferred rent obligation is net of accrued sublease rental income, which represents the excess of revenues over actual cash payments received. In addition, for certain leases, the Company received cash payments from landlords for the construction of leasehold improvements. These cash payments have been deferred and are being amortized over the term of the related lease.

    REVENUE RECOGNITION--The Company charges members either monthly membership dues, or an annual fee, paid in advance. Membership dues are recognized as revenue in the period in which services are provided. Membership dues received in advance are recorded as deferred revenue and recognized on a straight-line basis over the term during which services are provided.

    INCOME TAXES--The Company is an S Corporation for federal and state tax purposes. As such, the Company's income flows through and is taxed at the shareholder level. No provision for income taxes has been made.

                            NORTHWEST FITNESS, INC.

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

2. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                 DECEMBER 31,      MAY 31,
                                                                     1996            1997
                                                                --------------  --------------
Land and building.............................................   $  1,475,000   $    1,475,000
Leasehold improvements........................................      2,976,000        2,980,000
Equipment.....................................................      2,356,000        2,420,000
Office furniture..............................................        240,000          240,000
Computer equipment............................................        171,000          184,000
                                                                --------------  --------------

Subtotal......................................................      7,218,000        7,299,000
Less accumulated depreciation.................................     (2,356,000)      (2,628,000)
                                                                --------------  --------------

  Total property and equipment--net...........................   $  4,862,000   $    4,671,000
                                                                --------------  --------------
                                                                --------------  --------------

    For the year ended December 31, 1996 and the five months ended May 31, 1997, depreciation and amortization expense for property and equipment was $645,000 and $283,000, respectively.

3. BORROWING ARRANGEMENTS

    The Company had two line of credit agreements with a financial institution. Maximum borrowings available under the two lines were $750,000 and $200,000, of which none was outstanding at December 31, 1996. Both line of credit agreements expired on April 30, 1997, and were not renewed.

    The credit agreements contained covenants that required the Company to meet certain cash flow coverage and debt to net worth ratios. The Company was not in compliance with the debt to net worth ratio at December 31, 1996; however, the Company received a waiver of compliance from the bank through April 30, 1998.

                            NORTHWEST FITNESS, INC.

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

4. LONG-TERM DEBT

    Long-term debt was as follows:

                                                                 DECEMBER 31,      MAY 31,
                                                                     1996            1997
                                                                --------------  --------------
Contract payable to U.S. National Bank due in monthly
  installments of $26,067 including interest at the rate of
  8.8% and maturing in November 1999..........................   $    801,000   $      699,000
Note payable to U.S. Bank due in monthly installments of
  $11,938 including interest at 8.6% and maturing in December
  2000........................................................        483,000          440,000
Contract payable to U.S. Bancorp due in monthly installments of $5,172 including interest at 9% and maturing in May
  2009........................................................        463,000          454,000
Small business loan payable to Colson Services Corporation due in monthly installments of $3,635 including interest at the
  rate of 6.6% and maturing in January 2014...................        418,000          413,000
Contract payable to Portland Lodge #142, Benevolent and
  Protective Order of Elks due in monthly installments of
  $3,822 including interest at the rate of 8.3% and maturing
  in August 2008..............................................        346,000          337,000
Contract payable to Schnitzer Investment due in monthly
  installments of $4,821 including interest at 11% and
  maturing in June 2003.......................................        266,000          253,000
                                                                --------------  --------------

Subtotal......................................................      2,777,000        2,596,000
Less current portion..........................................       (442,000)      (1,447,000)
                                                                --------------  --------------

  Total.......................................................   $  2,335,000   $    1,149,000
                                                                --------------  --------------
                                                                --------------  --------------

    The note payable to U.S. Bank is secured by property and equipment.

    Scheduled principal payments on long-term debt for years ending December 31 are as follows:

1997...........................................................  $1,424,000
1998...........................................................      56,000
1999...........................................................      61,000
2000...........................................................      66,000
2001...........................................................      72,000
Thereafter.....................................................     917,000
                                                                 ----------

  Total........................................................  $2,596,000
                                                                 ----------
                                                                 ----------

                            NORTHWEST FITNESS, INC.

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

4. LONG-TERM DEBT (CONTINUED)
    On June 3, 1997, the proceeds from the sale of the Company were used to repay the contract payable to U.S. National Bank, the note payable to U.S. Bank, and the contract payable to Schnitzer Investment.

5. LEASES

    The Company leases certain equipment, club facilities, and its corporate headquarters. Facility leases contain various provisions for renewal options and provide for rent adjustments throughout the lease term. Future aggregate minimum annual rental payments under noncancelable leases in effect at December 31, 1996 were as follows:

                                                                    CAPITAL      OPERATING
                                                                    LEASES         LEASES
                                                                  -----------  --------------
1997............................................................  $    80,000  $      934,000
1998............................................................       65,000         966,000
1999............................................................       63,000       1,007,000
2000............................................................       16,000         996,000
2001............................................................                      930,000
Thereafter......................................................                    6,001,000
                                                                  -----------  --------------
Total minimum commitments.......................................      224,000  $   10,834,000
                                                                  -----------  --------------
                                                                  -----------  --------------
Less amount representing interest...............................       52,000
                                                                  -----------

Present value of obligations under capital leases and equipment
  notes payable.................................................      172,000
Less current portion............................................       63,000
                                                                  -----------
Long-term obligations under capital leases and equipment notes
  payable.......................................................  $   109,000
                                                                  -----------
                                                                  -----------

    Total rent expense for all operating leases for the year ended December 31, 1996 and the five months ended May 31, 1997 was $990,000 and $447,000, respectively, of which $264,000 and $115,000, respectively, was paid to a corporation in which the President and a stockholder of the Company are also stockholders, for the lease of one fitness center. Total equipment leased under capital leases and related accumulated depreciation as of December 31, 1996 and May 31, 1997 was $246,000, and $57,000, and $271,000, and $64,000, respectively.

    SUBLEASES--The Company entered into three subleases for a portion of its leased club facilities. The terms range from four to ten years. One sublease includes a renewal option of two successive five-year periods. Total sublease rental income for the year ended December 31, 1996 and the five-month

                            NORTHWEST FITNESS, INC.

        YEAR ENDED DECEMBER 31, 1996 AND FIVE MONTHS ENDED MAY 31, 1997

5. LEASES (CONTINUED)
period ended May 31, 1997 was $141,000 and $66,000, respectively. Future minimum lease receipts under the leases as of December 31, 1996 were as follows:

1997.............................................................  $ 159,000
1998.............................................................    162,000
1999.............................................................    171,000
2000.............................................................    122,000
2001.............................................................     57,000
Thereafter.......................................................    233,000
                                                                   ---------
  Total..........................................................  $ 904,000
                                                                   ---------
                                                                   ---------

    All lease and sublease agreements were assigned to 24 Hour Fitness, Inc. on May 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  Family Fitness Holding Company, Inc.:

    We have audited the accompanying consolidated balance sheet of Family Fitness Holding Company, Inc. and subsidiaries as of June 30, 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Family Fitness Holding Company, Inc. and subsidiaries as of June 30, 1995, and the results of their operations and their cash flows for the nine month period then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California

June 16, 1998

                      FAMILY FITNESS HOLDING COMPANY, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                                    JUNE 30, 1995
                                                                                                   ---------------
ASSETS
CURRENT ASSETS:
  Cash...........................................................................................  $     1,460,000
  Short-term investments available for sale......................................................        4,000,000
  Accounts receivable, net of allowance of $82,000...............................................          470,000
  Prepaid rent...................................................................................        2,706,000
  Receivable from related parties................................................................          892,000
  Other..........................................................................................          917,000
                                                                                                   ---------------
    Total current assets.........................................................................       10,445,000
PROPERTY AND EQUIPMENT, net......................................................................       27,956,000
DEFERRED TAXES...................................................................................        5,302,000
DEPOSITS.........................................................................................          868,000
                                                                                                   ---------------
TOTAL ASSETS.....................................................................................  $    44,571,000
                                                                                                   ---------------
                                                                                                   ---------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Cash overdraft.................................................................................  $     2,889,000
  Accounts payable and accrued expenses..........................................................        4,209,000
  Income taxes payable...........................................................................        4,431,000
  Accrued compensation...........................................................................        2,267,000
  Deferred revenues..............................................................................       13,168,000
  Consulting fees payable to related parties.....................................................        1,829,000
  Notes payable and current portion of capital lease obligations to related parties..............       10,901,000
  Current portion of notes payable and capital lease obligations.................................          680,000
  Other..........................................................................................          358,000
                                                                                                   ---------------
    Total current liabilities....................................................................       40,732,000

CAPITAL LEASE OBLIGATIONS TO RELATED PARTIES.....................................................        3,359,000
LONG-TERM NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS............................................          734,000
OTHER LONG-TERM LIABILITIES......................................................................        2,141,000
DEFERRED REVENUE.................................................................................        8,866,000
DEFERRED RENT....................................................................................        6,883,000
                                                                                                   ---------------
MINORITY INTEREST IN SUBSIDIARIES................................................................        1,266,000
COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICIT:
  Common stock--no par value, 100,000 shares authorized, 50,989 shares issued and outstanding....        2,770,000
  Accumulated deficit............................................................................      (22,180,000)
                                                                                                   ---------------
    Total stockholders' deficit..................................................................      (19,410,000)
                                                                                                   ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT......................................................  $    44,571,000
                                                                                                   ---------------
                                                                                                   ---------------

                See notes to consolidated financial statements.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                NINE MONTHS ENDED
                                                                                                  JUNE 30, 1995
                                                                                               -------------------
REVENUES:
  Membership dues............................................................................    $    54,640,000
  Other membership fees......................................................................         26,040,000
  Other......................................................................................          1,916,000
                                                                                               -------------------
    Total revenues...........................................................................         82,596,000
                                                                                               -------------------

OPERATING EXPENSES:
  Occupancy..................................................................................         29,434,000
  Salaries and commissions...................................................................         27,967,000
  Selling, general and administrative........................................................         17,785,000
  Consulting fees to related parties.........................................................          6,203,000
                                                                                               -------------------
    Total operating expenses.................................................................         81,389,000
                                                                                               -------------------
OPERATING INCOME.............................................................................          1,207,000
INTEREST EXPENSE.............................................................................         (1,690,000)
INTEREST INCOME..............................................................................            671,000
                                                                                               -------------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARIES.............................            188,000
PROVISION FOR INCOME TAXES...................................................................            (71,000)
                                                                                               -------------------
INCOME BEFORE MINORITY INTEREST IN SUBSIDIARIES..............................................            117,000
MINORITY INTEREST IN SUBSIDIARIES............................................................            (18,000)
                                                                                               -------------------
NET INCOME...................................................................................    $        99,000
                                                                                               -------------------
                                                                                               -------------------

                See notes to consolidated financial statements.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                                                                   NINE MONTHS ENDED JUNE 30, 1995
                                                      ----------------------------------------------------------
                                                            COMMON STOCK
                                                      ------------------------    ACCUMULATED
                                                       SHARES       AMOUNT          DEFICIT           TOTAL
                                                      ---------  -------------  ---------------  ---------------
BALANCE, OCTOBER 1, 1994............................  $  50,989  $   2,356,000  $   (22,279,000) $   (19,923,000)

NET INCOME..........................................     --           --                 99,000           99,000

DEBT FORGIVEN BY SHAREHOLDERS (Note 3)..............     --            414,000        --                 414,000
                                                      ---------  -------------  ---------------  ---------------

BALANCE, JUNE 30, 1995..............................     50,989  $   2,770,000  $   (22,180,000) $   (19,410,000)
                                                      ---------  -------------  ---------------  ---------------
                                                      ---------  -------------  ---------------  ---------------

                See notes to consolidated financial statements.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                NINE MONTHS ENDED
                                                                                                  JUNE 30, 1995
                                                                                               -------------------
OPERATING ACTIVITIES:
  Net income.................................................................................    $        99,000
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................................................          7,490,000
    Changes in deferred taxes................................................................         (4,379,000)
    Changes in assets and liabilities:
      Accounts receivable and receivable from related parties................................           (208,000)
      Prepaid rent...........................................................................            165,000
      Other assets...........................................................................            211,000
      Accounts payable and accrued expenses..................................................         (2,167,000)
      Income taxes payable...................................................................          4,431,000
      Accrued compensation...................................................................         (1,734,000)
      Other liabilities......................................................................            981,000
      Deferred revenue.......................................................................           (161,000)
      Deferred rent..........................................................................            611,000
      Other..................................................................................            (38,000)
                                                                                               -------------------
        Net cash provided by operating activities............................................          5,301,000
                                                                                               -------------------

INVESTING ACTIVITIES:
  Purchase of investment securities..........................................................        (12,000,000)
  Proceeds from investment maturities........................................................         12,000,000
  Additions of property and equipment........................................................         (4,463,000)
  Proceeds on notes receivable...............................................................            387,000
  Proceeds from sale of shares of subsidiaries...............................................            117,000
                                                                                               -------------------
        Net cash used in investing activities................................................         (3,959,000)
                                                                                               -------------------

FINANCING ACTIVITIES:
  Repayments of notes payable and capital lease obligations..................................         (4,575,000)
                                                                                               -------------------
        Net cash used in financing activities................................................         (4,575,000)
                                                                                               -------------------

DECREASE IN CASH.............................................................................         (3,233,000)
CASH AT BEGINNING OF PERIOD..................................................................          1,804,000
                                                                                               -------------------
NET CASH OVERDRAFT AT END OF PERIOD..........................................................    $    (1,429,000)
                                                                                               -------------------
                                                                                               -------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest.....................................................................    $     1,690,000
                                                                                               -------------------
                                                                                               -------------------
  Cash paid for taxes........................................................................    $       620,000
                                                                                               -------------------
                                                                                               -------------------
  Property and equipment acquired under capital leases.......................................    $     3,030,000
                                                                                               -------------------
                                                                                               -------------------
  Debt forgiven by stockholders (Note 3).....................................................    $       414,000
                                                                                               -------------------
                                                                                               -------------------

                See notes to consolidated financial statements.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NINE MONTHS ENDED JUNE 30, 1995

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Family Fitness Holding Company, Inc. ("FFHC"), through its wholly owned and majority owned subsidiaries, operates 69 fitness centers in California, Colorado and Nevada.

    FFHC was formed on September 30, 1994 for the purpose of reorganizing the ownership structure of the fitness centers and related entities. As of that date, certain ownership interests in the fitness centers and related entities were transferred to FFHC in exchange for ownership in FFHC. As a result, FFHC obtained a majority interest in all entities comprising the Family Fitness Center operations.

    On June 30, 1995, the Company was sold to Fitness Holdings, Inc. ("FHI"). The accompanying consolidated financial statements reflect an accounting cut-off immediately prior to the transaction.

    Concurrent with the sale of the Company, 19,102 common shares of the Company were issued and assigned to its shareholders as a means of allocating the proceeds of the sale of the Company to such shareholders.

    As a result of the transaction, the Company was merged into a subsidiary of FHI (ceasing to exist as a stand-alone legal entity) and became a distinct division of the purchaser ("Southern California Division").

    Future financial statements of the Southern California Division, if such financial statements were to be prepared, would differ significantly from the accompanying consolidated financial statements of the Company due to, among other factors, the application of the purchase method of accounting, significant additional and refinanced debt, a revised compensation methodology for management, and conformance of accounting policies with those of the purchaser.

    BASIS OF PRESENTATION--The accompanying consolidated financial statements reflect the Company's historical financial position, results of operations and cash flows as of and for the nine months ended June 30, 1995 without any consideration of the acquisition of the Company which occurred on June 30, 1995.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of FFHC and its wholly owned and majority-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--The Company considers highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

    SHORT-TERM INVESTMENTS AVAILABLE FOR SALE--Short-term interest bearing investments consist of U.S. government obligations with maturities of less than one year but greater than three months when purchased. These investments are readily convertible to cash and are stated at cost which approximates fair value.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED JUNE 30, 1995 (CONTINUED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT--Furniture and fixtures and equipment subject to capital leases with bargain purchase options are stated at cost and depreciated using the accelerated and straight-line methods over the estimated useful lives of the assets (generally five to seven years). Leasehold improvements are amortized using the straight line method over the shorter of their estimated useful lives or the term of the related leases.

    DEFERRED RENT--The Company leases premises for all of its fitness centers. A number of the leases include scheduled base rent increases and/or temporary free rent periods over their term. The total amount of base rent payments, including scheduled increases, is being charged to expense on the straight-line method over the term of the leases.

    REVENUE RECOGNITION--The Company's principal source of revenue is from the collection of dues on fitness memberships. Memberships sold by the Company generally consist of either a dues contract or a prepaid contract. Under a dues contract, the member pays an initial membership fee and may utilize the Company's facilities and services for as long as monthly dues payments are made by the member. Prepaid memberships have terms of three months to three years and require one payment at the inception of the contract.

    The initial membership fee on dues contracts that provide for a membership term of one year, is deferred and recognized as income over a 12-month period. Monthly dues are recognized as income as earned. Prepaid fees on membership contracts are deferred and recognized over the term of the contract.

    INCOME TAXES--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, (see Note 6).

    MINORITY INTEREST IN SUBSIDIARIES--Minority interest in subsidiaries, represents other stockholders' interests in certain majority owned subsidiaries. All minority shareholders are employees or consultants to the Company.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In 1995 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value-based accounting method or continue the intrinsic value-based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore, such adoption will have no effect on the Company's consolidated net earnings or cash flows.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The standard generally requires recognition of impairment in the carrying value of goodwill and other long-lived assets if the undiscounted expected future net cash flows is less than the carrying amount of the assets. If SFAS No. 121 had been adopted in 1995, management believes it would not have had a material effect on the Company's financial condition or results of operations.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED JUNE 30, 1995 (CONTINUED)

2. PROPERTY AND EQUIPMENT

    Property and equipment at June 30, 1995 was comprised of the following:

Leasehold improvements..................................................................  $   21,026,000
Equipment...............................................................................      34,109,000
Furniture and fixtures..................................................................      11,101,000
                                                                                          --------------
    Total...............................................................................      66,236,000
Less accumulated depreciation and amortization..........................................     (38,280,000)
                                                                                          --------------
Net.....................................................................................  $   27,956,000
                                                                                          --------------
                                                                                          --------------

3. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS TO RELATED PARTIES

    The Company finances expansion principally through borrowings from related parties, including shareholders and officers of the Company.

    Improvements to new and existing club facilities are financed through unsecured demand notes payable to related parties, including the founder of the Company. Interest on these notes is generally payable at prime (9% at June 30, 1995) plus 2% to 4%. In connection with certain of these notes, the lenders will also typically enter into consulting agreements with the Company (see Note 8).

    Acquisition of exercise equipment is financed through capital leases with related parties (see Note 5).

    The following summarizes the notes payable and capital lease obligations to related parties as of June 30, 1995 (see Note 5).

                                                             NOTES       CAPITAL LEASES      TOTAL
                                                         --------------  --------------  --------------
Total..................................................  $    6,310,000  $    7,950,000  $   14,260,000
Less current portion...................................      (6,310,000)     (4,591,000)    (10,901,000)
                                                         --------------  --------------  --------------
Long-term portion......................................  $     --        $    3,359,000  $    3,359,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

    Interest expense on notes payable and capital lease obligations to related parties for the nine months ended June 30, 1995 was $1,452,000.

    During 1995 certain stockholders forgave $729,000 of notes payable. Because this was a transaction with stockholders, the gain was recorded as a credit to equity, and is net of the related tax expense of $315,000.

4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

    At June 30, 1995, the Company had a $231,000 note payable to an unrelated entity which bears interest at 10% and is due in February 2008. The note is guaranteed by the founder of the Company. In addition, the Company had various unsecured notes payable to unrelated entities totaling $332,000 which bear interest at rates ranging from 9.7% to 10.0% and mature from May 1996 to December 1997.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED JUNE 30, 1995 (CONTINUED)

4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The following summarizes notes payable and capital lease obligations to third parties as of June 30, 1995 (see Note 5):

                                                                               CAPITAL
                                                                  NOTES         LEASES         TOTAL
                                                               ------------  ------------  -------------
Total........................................................  $    563,000  $    851,000  $   1,414,000
Less current portion.........................................      (157,000)     (523,000)      (680,000)
                                                               ------------  ------------  -------------
Long-term portion............................................  $    406,000  $    328,000  $     734,000
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------

5. LEASES

    The Company leases fitness centers and other facilities under operating leases having terms expiring at various dates through 2015. The leases generally have renewal options of 5 to 10 years, exercisable at the option of the Company. Certain of these leases include step rents and escalation clauses based upon changes in the consumer price index. Total rent expense for all operating leases was $13,408,000 for the nine months ended June 30, 1995. Certain of these facility leases are guaranteed by shareholders and officers of the Company, including the founder. Lease guarantee fees of approximately $68,000 were paid by the Company to these related parties during the nine months ended June 30, 1995.

    The Company leases its administrative offices from a related party under an operating lease expiring in February 2005. Rent expense for this lease was $284,000 for the nine months ended June 30, 1995. Future minimum lease payments for these administrative offices, which are included in the table below, are approximately $352,000 per year in fiscal 1996 through 2000, and total approximately $264,000 thereafter.

    The Company also leases certain fitness equipment under capital leases, generally from related parties (see Note 3). Equipment recorded under capital leases was $9,472,000, net of accumulated depreciation of $7,441,000 as of June 30, 1995.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED JUNE 30, 1995 (CONTINUED)

5. LEASES (CONTINUED)
    Future minimum lease payments under capital and operating leases and required future payments for operating lease guarantees are as follows:

                                                                                              OPERATING
                                                                                                LEASE
                                                                                              GUARANTEE
                                                           CAPITAL LEASES  OPERATING LEASES   PAYMENTS
                                                           --------------  ----------------  -----------
June 30:
  1996...................................................  $    5,903,000  $     15,064,000  $    80,000
  1997...................................................       2,918,000        15,205,000       61,000
  1998...................................................       1,097,000        15,129,000       53,000
  1999...................................................                        15,002,000       48,000
  2000...................................................                        14,975,000       48,000
Thereafter...............................................                       126,774,000      639,000
                                                           --------------  ----------------  -----------
    Total minimum payments...............................       9,918,000  $    202,149,000  $   929,000
                                                                           ----------------  -----------
                                                                           ----------------  -----------
Less amount representing interest........................      (1,117,000)
                                                           --------------
Present value of obligations under capital leases........       8,801,000
Less current portion.....................................      (5,114,000)
                                                           --------------
Long-term capital lease obligations......................  $    3,687,000
                                                           --------------
                                                           --------------

6. INCOME TAXES

    Deferred tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by applicable tax laws. Deferred tax assets as of June 30, 1995 consist primarily of:

Depreciation and capital leases.......................................  $ 1,012,000
Deferred rent.........................................................    2,896,000
Deferred revenue......................................................    8,978,000
Compensation payable..................................................      519,000
Prepaid expenses......................................................      142,000
Other, net............................................................      832,000
                                                                        -----------
    Total.............................................................   14,379,000
  Less valuation allowance............................................   (9,077,000)
                                                                        -----------
  Net deferred tax asset..............................................  $ 5,302,000
                                                                        -----------
                                                                        -----------

    A valuation allowance has been recorded due to the uncertainty of the future realizability of certain of the deferred tax assets.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                        NINE MONTHS ENDED JUNE 30, 1995

6. INCOME TAXES (CONTINUED)

    The provision for income taxes consists of the following:

Current:
  Federal..............................................................  $ 3,783,000
  State................................................................      667,000
                                                                         -----------
    Total current......................................................    4,450,000
                                                                         -----------
Deferred:
  Federal..............................................................   (3,722,000)
  State................................................................     (657,000)
                                                                         -----------
    Total deferred.....................................................   (4,379,000)
                                                                         -----------
Total..................................................................  $    71,000
                                                                         -----------
                                                                         -----------

    Income tax expense excludes $315,000 related to the forgiveness of a stockholder note which was credited to equity (See Note 3).

    The Company's effective income tax expense differs from expected income taxes using the federal statutory rate of 34% as follows:

Expected federal tax expense..............................................  $  64,000
State and local taxes, net of federal benefit.............................     11,000
Other.....................................................................     (4,000)
                                                                            ---------
Total.....................................................................  $  71,000
                                                                            ---------
                                                                            ---------

7. CONTINGENT LIABILITIES

    Various claims and legal proceedings arising in the ordinary course of business are pending against the Company which seek monetary damages and other relief. The amount of liability from all claims and actions cannot be determined with certainty, but in the opinion of management, the ultimate liability from all pending legal proceedings, asserted legal claims, and known potential legal claims which are probable of assertion will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

    The Company has entered into option agreements (both written and oral) with certain employees of the Company. Under the terms of the agreements, the individuals have the option to purchase stock in certain subsidiary companies for a price equal to the original issue cost of the subsidiary's stock, plus interest from the date of the agreement to the exercise date. The percentage of stock of the subsidiaries that can be acquired under these agreements range from five to forty percent. The options only become exercisable immediately prior to any sale of the Company or as determined by the founder of the Company at his sole discretion.

                      FAMILY FITNESS HOLDING COMPANY, INC.

                        NINE MONTHS ENDED JUNE 30, 1995

7. CONTINGENT LIABILITIES (CONTINUED)
    The Company has entered into stock purchase agreements with certain of the minority stockholders of the Company. Under the terms of these agreements, upon termination of employment, the stockholder must sell, and the Company shall have the option to purchase the stockholder's interest at an amount calculated in accordance with the agreement.

8. RELATED PARTY TRANSACTIONS

    The Company enters into significant transactions with related parties. The following significant transactions are in addition to those described elsewhere in these consolidated financial statements and related notes.

    The Company has an agreement with Travellers Acceptance Corporation ("TAC") to provide accounts receivable collection services for a collection fee of 30% of amounts received. The founder and other members of management have an ownership interest in TAC. Collection fees received by TAC during the nine months ended June 30, 1995 were $69,000.

    From time to time, the Company enters into consulting agreements with related parties who are also lenders (see Note 3) to provide consulting services related to new club operations. These agreements are independent of the note agreements and provide for consulting fees based on future revenues in excess of a agreed upon thresholds. Amounts paid under such agreements during the nine months ended June 30, 1995 were $404,000.

    An entity controlled by an officer of the Company provides administrative, accounting and other corporate services to the Company. The amounts paid to this entity for the nine months ended June 30, 1995 were $221,000.

    In the event the founder, at his sole discretion, decides to sell the Company or raise additional capital that may dilute current stockholders' interests, the other stockholders agree to cooperate with the transaction, providing the terms and conditions are substantially the same as the terms and conditions of the founder and all other stockholders.

                                  * * * * * *

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated and NationsBanc Montgomery Securities LLC are acting as representatives (the "Representatives of the Underwriters"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                                                                    COMMON
                                 UNDERWRITER                                        STOCK
------------------------------------------------------------------------------  --------------
Goldman, Sachs & Co...........................................................
BT Alex. Brown Incorporated...................................................
NationsBanc Montgomery Securities LLC.........................................

                                                                                --------------
    Total.....................................................................
                                                                                --------------
                                                                                --------------

    Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $      per share. The U.S. Underwriters may allow,
and such dealers may reallow, a concession not in excess of $      per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and the other selling terms may from time to time be varied by the Representatives of the Underwriters.

    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale
of       shares of Common Stock in an International Offering outside the United
States. The initial public offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, BT Alex. Brown International and NationsBanc Montgomery Securities LLC.

    Pursuant to the agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered as a part of the U.S. Offering and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed or will agree pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common

Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an
aggregate of       additional shares of Common Stock solely to cover
over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the       shares of Common Stock offered hereby.

    In connection with the Offerings, the Underwriters may purchase and sell the shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares of Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market in the over-the-counter market or otherwise.

    The Company and other stockholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of, except as provided in the Underwriting Agreement and the International Underwriting Agreement, any securities of the Company that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities (other than any issuances or sales of any of the foregoing securities (i) in connection with the acquisition of or merger with any other corporation or other entity or the acquisition of any assets or properties thereof provided that, prior to the issuance of such securities, the Company shall obtain and deliver to the Underwriters executed copies of an agreement from any such corporation or entity substantially to the effect set forth in the Underwriting Agreement in form satisfactory to the Representatives of the Underwriters or (ii) pursuant to employee stock option, or other employee benefit plans existing on the date of the Underwriting Agreement) without the prior written consent of the Representatives of the Underwriters.

    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    The Underwriters have reserved for sale, at the initial public offering
price,       shares of Common Stock for associates and directors of the Company
and       who have expressed an interest in purchasing such shares of Common
Stock in the Offerings. The number of shares available for sale to the general public in the Offerings will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    Prior to the Offerings, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................         10
Use of Proceeds.................................         15
Dividend Policy.................................         15
Capitalization..................................         16
Dilution........................................         17
Selected Consolidated Financial Information.....         18
Pro Forma Combined Financial Information........         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         21
Business........................................         29
Management......................................         39
Principal and Selling Stockholders..............         46
Certain Relationships and Related
  Transactions..................................         48
Shares Eligible for Future Sale.................         51
Description of Capital Stock....................         52
Legal Matters...................................         54
Experts.........................................         54
Additional Information..........................         54
Index to Financial Statements...................        F-1
Underwriting....................................        U-1

                            ------------------------

    UNTIL           , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS.

                                          SHARES

                             FITNESS HOLDINGS, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                            ------------------------

                                     [LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.
                                 BT ALEX( BROWN
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses payable in connection with the issuance and distribution of the Common Shares being registered (other than underwriting discount) are estimated as follows:

SEC Registration Fee.........................  $  22,125
NASD Filing Fee..............................      8,000
Printing and Engraving Expenses..............      *
Accounting Fees and Expenses.................      *
Legal Fees and Expenses......................      *
Blue Sky Fees and Expenses...................      *
Transfer Agent's Fees and Expenses...........      *
Miscellaneous Expenses.......................      *
                                               ---------
Total........................................  $   *
                                               ---------
                                               ---------

------------------------

*   To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    THE COMPANY

    Article    of the Certificate of Incorporation and Article VI of the By-Laws
provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware Law, as the same exists or may hereafter be amended. Section 145 of the Delaware Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware Law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Article    of the Certificate further provides that a Director of the
Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a Director. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things; breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

    The directors and officers of the Company are insured, under policies of insurance maintained by the Company, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      1.1  Form of Underwriting Agreement.*

      3.1  Amended and Restated Certificate of Incorporation of Fitness Holdings, Inc.*

      3.2  Bylaws of Fitness Holdings, Inc.

      4.1  Form of Certificate representing Common Stock.*

        5  Opinion of White & Case LLP as to the validity of the offered shares.*

     10.1  Stockholders Agreement dated as of December 29, 1994 by and among 24 Hour Fitness,
           Inc., McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. (Europe) III, L.P.,
           McCown De Leeuw & Co. (Asia) III, L.P., Gamma Fund LLC and certain management stockholders.

     10.2  Employment Agreement dated as of December 22, 1997, between Fitness Holdings, Inc.
           and Mark S. Mastrov.

     10.3  Form of Indemnification Agreement.*

     10.4  Third Amended and Restated Credit Agreement dated as of December 19, 1997 among 24
           Hour Fitness, Inc. as borrower and Fitness Holdings, Inc. as parent guarantor and the restatement lenders, the existing issuing bank and the swing line bank renamed herein as Restatement Lenders, Existing Issuing Bank and Swing Line Bank and Banque
           Nationale de Paris as administrative agent and syndication agent, and Bankers Trust
           Company as documentation agent and LaSalle National Bank and Wells Fargo Bank, N.A.
           as co-agents.

     10.5  Fitness Holdings, Inc. 1994 Stock Option and Stock Award Plan.

     10.6  Form of Registration Rights Agreement among McCown De Leeuw & Co. III, L.P., McCown
           De Leeuw & Co. (Europe) III, L.P., McCown De Leeuw & Co. (Asia) III, L.P., Gamma
           Fund LLC and Fitness Holdings, Inc.*

     10.7  Fitness Holdings, Inc. 1995 Stock Option Plan for non-employee directors (as amended and Restated effective May 16, 1996).

     10.8  Management Services Agreement dated December 29, 1994 between 24 Hour Fitness, Inc.
           and MDC Management Company III, L.P.

     10.9  Third Amended and Restated Holdings Pledge Agreement dated December 19, 1997 from
           Fitness Holdings, Inc., as pledgor, to Banque Nationale de Paris, as administrative agent.

    10.10  Third Amended and Restated Holdings Guaranty dated December 19, 1997 from Fitness
           Holdings, Inc. in favor of the Lenders Party to the Credit Agreement referred to herein, the Hedge Banks referred to in the Credit Agreement and Banque Nationale de
           Paris, as existing issuing bank, swing line bank and as administrative agent.

    10.11  Third Amended and Restated Security Agreement dated December 19, 1997 from the
           Grantors named herein, as grantors, to Banque Nationale de Paris, as administrative agent.

    10.12  Subsidiary Guaranty dated December 19, 1997 from the parties listed on the signature pages hereof as subsidiary guarantor, in favor of the secured parties referred to in the Third Amended and Restated Credit Agreement referred to therein.

    10.13  First Amendment to Management Services Agreement dated December 19, 1997 between 24
           Hour Fitness, Inc. and MDC Management Company III, L.P.

       11  Computation of earnings per share.*

       21  Subsidiaries of the Registrant.*

     23.1  Consent of Deloitte & Touche LLP.

     23.2  Consent of White & Case LLP (included in their opinion filed as Exhibit 5).*

       24  Powers of attorney from officers and directors of the Company (see page II-4).

       27  Financial Data Schedule.

------------------------

* To be filed by amendment

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that (a) insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

    (b)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on it respective behalf of the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 8th day of July, 1998.

                                FITNESS HOLDINGS, INC.

                                By:             /s/ MARK S. MASTROV
                                     ------------------------------------------
                                                  Mark S. Mastrov
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Mastrov and Gilbert K. Freeman, and each of them severally, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, including any subsequent registration statement filed pursuant to Rule 462(b), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do an perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents of either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

          SIGNATURES                      TITLE
------------------------------  --------------------------

     /s/ MARK S. MASTROV
------------------------------  President, Chief Executive  July 8, 1998
       Mark S. Mastrov            Officer and Director

    /s/ GILBERT K. FREEMAN
------------------------------  Chief Financial Officer     July 8, 1998
      Gilbert K. Freeman

       /s/ KAREN BEHNKE
------------------------------  Director                    July 8, 1998
         Karen Behnke

    /s/ DONALD F. DORWARD
------------------------------  Director                    July 8, 1998
      Donald F. Dorward

      /s/ DAVID E. KING
------------------------------  Chairman of the Board of    July 8, 1998
        David E. King             Directors

     /s/ GEORGE E. MCCOWN
------------------------------  Director                    July 8, 1998
       George E. McCown

        /s/ PETER ROY
------------------------------  Director                    July 8, 1998
          Peter Roy

------------------------------  Director                    July  , 1998
       Gary Schoenfeld

      /s/ WILLIAM WALSH
------------------------------  Director                    July 8, 1998
        William Walsh

      /s/ RAY A. WILSON
------------------------------  Director                    July 8, 1998
        Ray A. Wilson

                                 EXHIBIT INDEX

EXHIBIT NO.                                                  DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------
        1.1    Form of Underwriting Agreement.*
        3.1    Amended and Restated Certificate of Incorporation of Fitness Holdings, Inc.*
        3.2    Bylaws of Fitness Holdings, Inc.
        4.1    Form of Certificate representing Common Stock.*
          5    Opinion of White & Case LLP as to the validity of the offered shares.*
       10.1    Stockholders Agreement dated as of December 29, 1994 by and among 24 Hour Fitness, Inc., McCown De
               Leeuw & Co. III, L.P., McCown De Leeuw & Co. (Europe) III, L.P., McCown De Leeuw & Co. (Asia) III,
               L.P., Gamma Fund LLC and certain management stockholders.
       10.2    Employment Agreement dated as of December 22, 1997, between Fitness Holdings, Inc. and Mark S. Mastrov.
       10.3    Form of Indemnification Agreement.*
       10.4    Third Amended and Restated Credit Agreement dated as of December 19, 1997 among 24 Hour Fitness, Inc.
               as borrower and Fitness Holdings, Inc. as parent guarantor and the restatement lenders, the existing issuing bank and the swing line bank renamed herein as Restatement Lenders, Existing Issuing Bank and
               Swing Line Bank and Banque Nationale de Paris as administrative agent and syndication agent, and
               Bankers Trust Company as documentation agent and LaSalle National Bank and Wells Fargo Bank, N.A. as
               co-agents.
       10.5    Fitness Holdings, Inc. 1994 Stock Option and Stock Award Plan.
       10.6    Form of Registration Rights Agreement among McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co.
               (Europe) III, L.P., McCown De Leeuw & Co. (Asia) III, L.P., Gamma Fund LLC and Fitness Holdings, Inc.*
       10.7    Fitness Holdings, Inc. 1995 Stock Option Plan for non-employee directors (as amended and Restated
               effective May 16, 1996).
       10.8    Management Services Agreement dated December 29, 1994 between 24 Hour Fitness, Inc. and MDC Management
               Company III, L.P.
       10.9    Third Amended and Restated Holdings Pledge Agreement dated December 19, 1997 from Fitness Holdings,
               Inc., as pledgor, to Banque Nationale de Paris, as administrative agent.
      10.10    Third Amended and Restated Holdings Guaranty dated December 19, 1997 from Fitness Holdings, Inc. in favor of the Lenders Party to the Credit Agreement referred to herein, the Hedge Banks referred to in the Credit Agreement and Banque Nationale de Paris, as existing issuing bank, swing line bank and as administrative agent.
      10.11    Third Amended and Restated Security Agreement dated December 19, 1997 from the Grantors named herein, as grantors, to Banque Nationale de Paris, as administrative agent.
      10.12    Subsidiary Guaranty dated December 19, 1997 from the parties listed on the signature pages hereof as subsidiary guarantor, in favor of the secured parties referred to in the Third Amended and Restated
               Credit Agreement referred to therein.
      10.13    First Amendment to Management Services Agreement dated December 19, 1997 between 24 Hour Fitness, Inc.
               and MDC Management Company III, L.P.
         11    Computation of earnings per share.*
         21    Subsidiaries of the Registrant.*
       23.1    Consent of Deloitte & Touche LLP.
       23.2    Consent of White & Case LLP (included in their opinion filed as Exhibit 5).*
         24    Powers of attorney from officers and directors of the Company (see page II-4).
         27    Financial Data Schedule.

------------------------

* To be filed by amendment